Form 10-K, Exhibit 13
period 1996-12-31
PROVIDENT COMPANIES INC /DE/
filed 1997-03-26
CIK 5513

Exhibit (13)



      Portions of the Annual Report to Stockholders for year ended December 31, 1996


                                   (attached)

PROVIDENT COMPANIES,  INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(in millions of dollars, except share  data)                  1996          1995          1994          1993          1992
--------------------------------------------              ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA
Premium Income                                             $   1,175.7   $   1,251.9   $   1,382.6   $   1,400.2   $   1,490.7
Net Investment Income                                          1,090.1       1,221.3       1,238.6       1,318.7       1,241.8
Net Realized Investment Gains (Losses)                            (8.6)        (31.7)        (30.1)         43.6         (30.8)
Other Income                                                      34.7         113.8         171.1         175.5         165.0
                                                           -----------   -----------   -----------   -----------   -----------
     Total Revenue                                             2,291.9       2,555.3       2,762.2       2,938.0       2,866.7
Benefits and Changes in Reserves                               1,661.2       1,904.6       1,981.2       2,502.8       2,102.6
Operating Expenses                                               404.5         474.7         580.1         575.3         584.3
                                                           -----------   -----------   -----------   -----------   -----------
Income (Loss) Before Federal Income Taxes                        226.2         176.0         200.9        (140.1)        179.8
Federal Income Taxes (Credit)                                     80.6          60.4          65.6         (58.9)         67.2
                                                           -----------   -----------   -----------   -----------   -----------
Net Income (Loss)                                          $     145.6   $     115.6   $     135.3   $     (81.2)  $     112.6
                                                           ===========   ===========   ===========   ===========   ===========

Net Income (Loss) Per Common Share                         $      2.92   $      2.27   $      2.71   $     (2.03)  $      2.49
                                                           ===========   ===========   ===========   ===========   ===========

Weighted Average Common Shares Outstanding                  45,522,417    45,381,373    45,311,053    45,200,914    45,175,980
                                                           ===========   ===========   ===========   ===========   ===========

Assets                                                     $  14,992.5   $  16,301.3   $  17,149.9   $  16,891.9   $  15,925.1
Long-term Debt Including Capital Lease Obligations         $     200.0   $     200.0   $     202.5   $     247.6   $     206.2
Stockholders' Equity                                       $   1,738.6   $   1,652.3   $   1,169.1   $   1,401.6   $   1,387.5
Stockholders' Equity Per Common Share                      $     34.68   $     32.95   $     22.33   $     27.51   $     30.74
Stockholders' Equity Per Common Share Excluding SFAS
 115 Adjustment(1)                                         $     32.69   $     30.65   $     28.91   $     27.51   $     30.74
Dividends Per Common Share                                 $       .72   $       .72   $      1.04   $      1.04   $      1.00
Life Insurance Sales (Amount of Insurance)                 $  14,777.4   $  10,204.7   $   8,332.5   $   7,819.3   $   5,964.0
Life Insurance in Force (Amount of Insurance)              $ 102,664.5   $  98,952.6   $  86,785.6   $  83,293.9   $  80,893.3


     (1) Adoption of Statement of Financial Accounting Standards No. 115 effective January 1, 1994.

  CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT

  Year Ended December 31                                   1996       1995        1994
                                                        ---------   --------   --------
                                                            (in millions of dollars)
  Premium Income
  Individual Life and Disability                           $646.3     $647.4     $644.9
  Employee Benefits                                         501.4      485.9      465.6
  Other Operations                                           28.0      118.6      272.1
                                                          -------    -------    -------
                                                          1,175.7    1,251.9    1,382.6

  Net Investment Income and Other Income
  Individual Life and Disability                            401.3      371.9      311.7
  Employee Benefits                                         104.7       96.8       89.7
  Other Operations                                          618.8      866.4    1,008.3
                                                          -------    -------    -------
                                                          1,124.8    1,335.1    1,409.7

  Total Revenue (Excluding Net Realized
   Investment Gains and Losses)
  Individual Life and Disability                          1,047.6    1,019.3      956.6
  Employee Benefits                                         606.1      582.7      555.3
  Other Operations                                          646.8      985.0    1,280.4
                                                          -------    -------    -------
                                                          2,300.5    2,587.0    2,792.3

  Benefits and Expenses
  Individual Life and Disability                            930.3      982.8      903.4
  Employee Benefits                                         549.8      534.1      483.5
  Other Operations                                          585.6      862.4    1,174.4
                                                          -------    -------    -------
                                                          2,065.7    2,379.3    2,561.3

  Income Before Net Realized Investment
   Gains and Losses and Federal Income Taxes
  Individual Life and Disability                            117.3       36.5       53.2
  Employee Benefits                                          56.3       48.6       71.8
  Other Operations                                           61.2      122.6      106.0
                                                          -------    -------    -------
                                                            234.8      207.7      231.0

  Net Realized Investment Losses                             (8.6)     (31.7)     (30.1)
                                                          -------    -------    -------

  Income Before Federal Income Taxes                        226.2      176.0      200.9

  Federal Income Taxes                                       80.6       60.4       65.6
                                                          -------    -------    -------

  Net Income                                               $145.6     $115.6     $135.3
                                                          =======    =======    =======



OPERATING RESULTS

     Revenue excluding net realized investment gains and losses (hereinafter "revenue") declined $286.5 million in 1996, or 11.1 percent, to $2.30 billion in 1996 from $2.59 billion in 1995. Revenue includes premium income, net investment income, and other income. This decline resulted from decreased revenue in the Other Operations segment ($338.2 million). This decline was partly offset by increased revenue in the Individual Life and Disability segment ($28.3 million) and Employee Benefits segment ($23.4 million).

     In 1995, revenue declined $205.3 million, or 7.4 percent, to $2.59 billion from $2.79 billion in 1994. This decline resulted from decreased revenue in the Other Operations segment ($295.4 million). This decline was partly offset by increased revenue in the Individual Life and Disability segment ($62.7 million) and Employee Benefits segment ($27.4 million).

     Income before net realized investment gains and losses and federal income taxes (hereinafter "income") increased $27.1 million, or 13.0 percent, to $234.8 million in 1996 from $207.7 million in 1995. The increase resulted from higher income in the Individual Life and Disability segment ($80.8 million) and Employee Benefits segment ($7.7 million). These increases were partly offset by decreased income in the Other Operations segment ($61.4 million).

     In 1995, income was $207.7 million, compared to $231.0 million in 1994. The decline resulted from decreased income in the Employee Benefits segment ($23.2 million) and Individual Life and Disability segment ($16.7 million). These declines were only partly offset by increased income in the Other Operations segment ($16.6 million).

     Net income totaled $145.6 million in 1996, compared to $115.6 million in 1995 and $135.3 million in 1994. Net realized investment losses after federal income taxes were $5.4 million in 1996, $20.7 million in 1995, and $22.5 million in 1994.


INDIVIDUAL LIFE AND DISABILITY OPERATING RESULTS

     Revenue in the Individual Life and Disability segment increased $28.3 million, or 2.8 percent, to $1,047.6 million in 1996 from $1,019.3 million in 1995. Net investment income increased $32.3 million, or 8.9 percent, to $393.6 million in 1996 from $361.3 million in 1995. This increase was primarily the

INDIVIDUAL LIFE AND DISABILITY OPERATING RESULTS


Year Ended December 31                                            1996          1995           1994
                                                               ----------    -----------     ---------
                                                                       (in millions of dollars)
REVENUE EXCLUDING NET REALIZED INVESTMENT GAINS
Premium Income
  Individual Disability Income                                     $582.8         $584.5        $578.7
  Individual Life and Annuities                                      63.5           62.9          66.2
                                                                  -------       --------        ------
Total Premium Income                                                646.3          647.4         644.9
Net Investment Income                                               393.6          361.3         302.4
Other Income                                                          7.7           10.6           9.3
                                                                  -------       --------        ------
TOTAL                                                             1,047.6        1,019.3         956.6
                                                                  -------       --------        ------

BENEFITS AND EXPENSES
Policy and Contract Benefits                                        477.1          443.7         381.3
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds                         220.5          303.6         297.6
Amortization of Deferred Policy Acquisition Costs                    55.6           59.0          53.0
Other Expenses                                                      177.1          176.5         171.5
                                                                  -------       --------        ------
TOTAL                                                               930.3          982.8         903.4
                                                                  -------       --------        ------
INCOME BEFORE NET REALIZED INVESTMENT
 GAINS AND FIT                                                      117.3           36.5          53.2

NET REALIZED INVESTMENT GAINS                                         8.5            4.7           5.8
                                                                  -------       --------        ------

INCOME BEFORE FIT                                                  $125.8          $41.2         $59.0
                                                                  =======       ========        ======

SALES - ANNUALIZED NEW PREMIUMS
  Individual Disability Income                                      $45.1          $55.2         $65.0
  Individual Life                                                    $6.7           $7.1          $9.2

DEPOSITS - DEFERRED ANNUITIES                                       $21.2          $82.4        $141.8

LIFE INSURANCE IN FORCE                                         $12,585.2      $12,709.1     $12,683.6

result of an increased allocation of capital to the individual disability income line of business. Premium income in this segment declined $1.1 million or 0.2 percent, to $646.3 million in 1996 from $647.4 million in 1995. In the individual disability income line of business, premium income declined $1.7 million, or 0.3 percent, to $582.8 million in 1996 from $584.5 million in 1995. In the individual life line of business, premium income increased $0.4 million, or 0.6 percent, to $63.3 million in 1996 from $62.9 million in 1995.

     In 1995, revenue in the Individual Life and Disability segment increased $62.7 million, or 6.6 percent, to $1,019.3 million from $956.6 million in 1994. This increase was primarily the result of higher net investment income. Net investment income in this segment increased $58.9 million, or 19.5 percent, due to an increased allocation of capital to the individual disability income line of business and higher investment income from the individual annuity line of business. Premium income in this segment increased $2.5 million to $647.4 million in 1995 from $644.9 million in 1994. In the individual disability income line, premium income was $584.5 million in 1995, compared to $578.7 million in 1994, while the individual life line of business experienced a decline in premium income from $66.2 million in 1994 to $62.9 million in 1995.

     In November 1994, the Company announced its intention to discontinue selling individual noncancelable disability contracts with long-term own-occupation provisions (other than conversion policies available under existing contractual arrangements). The Company is focusing on replacing the traditional noncancelable long-term own-occupation contracts with "loss of earnings" contracts which insure income rather than occupation. During the transition to the new products, revenue in this line was expected to decline as a result of a period of lower premiums associated with the new products. The magnitude and duration of the expected decline are dependent on the response of customers and competitors in the industry. In 1996, annualized new premiums for individual disability income declined $10.1 million, or 18.3 percent, to $45.1 million, from $55.2 million in 1995. In the second half of 1996, annualized new premiums totaled $24.6 million compared to $20.5 million in the first half of 1996 and $21.5 million in the second half of 1995, indicating improving market acceptance of the new products.

     Income in the Individual Life and Disability segment increased $80.8 million to $117.3 million in 1996 from $36.5 million in 1995. The improvement is primarily due to improved results in the individual disability income and the individual life lines of business. In the individual disability income line, income increased $78.2 million to $91.3 million in 1996, from $13.1 million in 1995. This significant improvement is primarily due to a lower level of new claims in the third and fourth quarters of 1996 along with higher levels of claim resolutions. Management believes substantial investments in the individual disability claims management process since the first quarter of 1995 helped produce the significant improvement in results in this line. The major elements of this investment include an emphasis on early intervention to better respond to the specific nature of the claims, increased specialization to properly adjudicate the increasingly specialized nature of disability claims, and an increased level of staffing with experienced claim adjusters. In addition, net investment income in this line increased due to a higher allocation of capital to this line of business. Income in the individual life line of business increased $3.2 million, or 15.3 percent, to $24.1 million in 1996 from $20.9 million in 1995, while the individual annuities line of business produced income of $1.9 million in 1996 compared to $2.5 million in 1995.

     In 1995, income in the Individual Life and Disability segment declined $16.7 million, or 31.4 percent, to $36.5 million, compared to $53.2 million in 1994. The decline was primarily due to the individual disability income line which produced income of $13.1 million in 1995, compared to $27.1 million in 1994. Poor results in the first quarter of 1995 from adverse claim experience on individual noncancelable disability income contracts with long-term own-occupation provisions which were issued between 1983 and 1989 were the primary reason for the decline. Specifically, the average size of new claims in the first quarter of 1995 was higher than the average level experienced for all of 1994, and the level of claim resolutions was lower relative to 1994. During the last three quarters of 1995, claim resolutions were higher relative to the first quarter of 1995 and all of 1994. Management believes that the improvement in the final three quarters of 1995 was primarily the result of the allocation of significant resources to the Company's disability claims management unit. Lower income from the individual life and individual annuities lines of business also contributed to the decreased income in this segment. Income in the individual life line declined to $20.9 million in 1995, compared to $22.9 million in 1994, while income from the individual annuities line declined to $2.5 million in 1995 from $3.2 million in 1994.

     Deposits on deferred annuities sold through financial institutions totaled $8.1 million in 1996, compared to $78.2 million in 1995 and $131.8 million in 1994. This decline was primarily the result of the termination of certain marketing relationships. Deposits on annuities sold through other distribution channels were $13.1 million in 1996, compared to $4.2 million in 1995 and $10.0 million in 1994.

     The Company performed a loss recognition study on its individual disability income business as of September 30, 1993. The study resulted in a $423.0 million pre-tax or $275.0 million after-tax charge to operating earnings. The charge was required under generally accepted accounting principles due to the significant decline in interest rates in 1993 and the increased level of morbidity experienced by the Company. Since 1993, the Company has performed annual loss recognition studies to determine the continued adequacy of the reserves that were established. Based upon the December 1996 loss recognition study, which incorporates management's best estimate for the assumptions used, reserves were adequate at December 31, 1996.

    The Company has engaged outside consultants to work with its personnel in refining its methodology for analyzing frequency and severity rates, as well as other factors that may affect reserve adequacy. Management intends to continue to work to provide the Company with a better methodology for anticipating changes in morbidity rates and a better methodology for reflecting those changes in the management of its business. Significant testing of any methodology must be undertaken. Early indicators suggest a sufficiency in the Company's reserves.

    It is not possible to predict with certainty whether morbidity, interest rates, and expenses will continue at a level consistent with the assumptions used in the loss recognition study, improve, or deteriorate; however, the current assumptions as to these factors represent management's best estimates in light of present circumstances. Additional increases to reserves would be required if there is material deterioration in morbidity, interest rates, and/or expenses. As part of its ongoing management of this line of business, the Company will conduct a loss recognition study annually to validate the continued adequacy of current reserves.


EMPLOYEE BENEFITS OPERATING RESULTS

    Revenue in the Employee Benefits segment increased $23.4 million, or 4.0 percent, to $606.1 million in 1996 from $582.7 million in 1995. The increase is primarily due to higher premium income which increased $15.5 million, or 3.2 percent, to $501.4 million in 1996 from $485.9 million in 1995. The increase was primarily the result of higher premium income in the voluntary benefits, group

EMPLOYEE BENEFITS OPERATING RESULTS

Year Ended December 31                                         1996         1995          1994
                                                            ---------     ---------    ----------
                                                                   (in millions of dollars)
REVENUE EXCLUDING NET REALIZED INVESTMENT GAINS
Premium Income
 Voluntary Benefits                                             $70.6         $66.3         $58.7
 Group Life                                                     177.8         167.0         167.6
 Medical Stop-Loss                                               49.4          62.2          66.9
 Group Disability                                                69.4          59.5          53.6
 Packaged Products                                              134.2         130.9         118.8
                                                             --------      --------     ---------
Total Premium Income                                            501.4         485.9         465.6
Net Investment Income                                            97.9          90.6          85.5
Other Income                                                      6.8           6.2           4.2
                                                             --------      --------     ---------
TOTAL                                                           606.1         582.7         555.3
                                                             --------      --------     ---------

BENEFITS AND EXPENSES
Policy and Contract Benefits                                    362.9         382.2         334.2
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds                      73.7          48.1          54.1
Amortization of Deferred Policy Acquisition                       8.4          12.0           6.4
Other Expenses                                                  104.8          91.8          88.8
                                                             --------      --------     ---------
TOTAL                                                           549.8         534.1         483.5
                                                             --------      --------     ---------

INCOME BEFORE NET REALIZED INVESTMENT
 GAINS AND FIT                                                   56.3          48.6          71.8

NET REALIZED INVESTMENT GAINS                                     0.1           3.9           1.6
                                                             --------      --------     ---------

INCOME BEFORE FIT                                               $56.4         $52.5         $73.4
                                                             ========      ========     =========

SALES - ANNUALIZED NEW PREMIUMS
  Voluntary Benefits                                            $23.0         $20.2         $20.6
  Group Life                                                    $37.8         $24.2         $16.7
  Group LTD                                                     $16.5         $10.7         $14.4

LIFE INSURANCE IN FORCE                                     $87,079.7     $83,276.3     $71,460.5

life, group disability, and packaged products lines of business, which more than offset lower premium income in the medical stop-loss line of business. Net investment income in this segment increased $7.3 million, or 8.1 percent, to $97.9 million in 1996 from $90.6 million in 1995.

    In 1995, revenue in the Employee Benefits segment increased $27.4 million, or 4.9 percent, to $582.7 million from $555.3 million in 1994. Premium income increased $20.3 million, or 4.4 percent, to $485.9 million in 1995 from $465.6 million in 1994. The increase in premium income in this segment was primarily the result of higher premium income in the voluntary benefits, group disability, and packaged products lines of business, which more than offset lower premium income in the group life and medical stop-loss lines of business. Net investment income in this segment increased $5.1 million, or 6.0 percent, to $90.6 million in 1995, compared to $85.5 million in 1994.

    Income in the Employee Benefits segment increased $7.7 million, or 15.8 percent, to $56.3 million in 1996 from $48.6 million in 1995. The increase is primarily due to improved results in the voluntary benefits and group disability lines of business. Income in the voluntary benefits line was $14.7 million in 1996 compared to $7.9 million in 1995. Income in the group disability line was $2.9 million in 1996 compared to a loss of $12.8 million in 1995. Both lines benefited from improved profitability following repricing actions in 1995. The improvement in income in these lines of business was partly offset by lower income in the group life, medical stop-loss, and packaged products lines of business.

    In 1995, income in the Employee Benefits segment declined to $48.6 million, compared to $71.8 million in 1994. This decline was primarily the result of lower income in the medical stop-loss and group disability lines of business. Income in the medical stop-loss line declined to $16.4 million in 1995, compared to $26.6 million in 1994, primarily as a result of lower premium income and higher loss ratios. Income in the group disability line declined to a loss of $12.8 million in 1995 from a loss of $4.5 million in 1994, primarily due to higher claim incidence and severity. These losses were primarily attributable to business associated with the medical and legal occupations. During the first quarter of 1995, the Company notified the existing group disability customers in the medical and legal occupational categories that coverages would be terminated under the terms of the existing contracts during 1995, and the Company would no longer accept proposals for group disability coverage of new medical or legal groups. This action impacted approximately 15 percent of the group disability block of business. The group life and voluntary benefits lines of business also produced lower income in 1995 compared to 1994, while the packaged products line reported an increase in income.

OTHER OPERATIONS OPERATING RESULTS

Year Ended December 31                                            1996        1995         1994
                                                                ---------   ---------    ---------
                                                                     (in millions of dollars)
REVENUE EXCLUDING NET REALIZED INVESTMENT LOSSES
Premium Income
  Corporate-Owned Life                                              $23.6       $24.8        $26.1
  Group Single Premium Annuities                                      1.9         0.5          4.7
  Other                                                               2.5        93.3        241.3
                                                                 --------    --------    ---------
Total Premium Income                                                 28.0       118.6        272.1
Net Investment Income                                               598.6       769.4        850.7
ASO Fees                                                             --          37.2        110.9
Gain on Sale of Group Medical Business                               --          21.8         --
Other Income                                                         20.2        38.0         46.7
                                                                 --------    --------    ---------
TOTAL                                                               646.8       985.0      1,280.4
                                                                 --------    --------    ---------

BENEFITS AND EXPENSES
Policy and Contract Benefits                                        376.5       593.8        791.3
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds                         150.5       133.2        122.7
Other Expenses                                                       58.6       135.4        260.4
                                                                 --------    --------    ---------
TOTAL                                                               585.6       862.4      1,174.4
                                                                 --------    --------    ---------

INCOME BEFORE NET REALIZED INVESTMENT
 LOSSES AND FIT                                                      61.2       122.6        106.0

NET REALIZED INVESTMENT LOSSES                                      (17.2)      (40.3)       (37.5)
                                                                 --------    --------    ---------

INCOME BEFORE FIT                                                   $44.0       $82.3        $68.5
                                                                 ========    ========    =========

FUNDS UNDER MANAGEMENT AND
 EQUIVALENTS AT END OF YEAR
  Group Single Premium Annuities                                 $1,188.1    $1,197.8     $1,209.5
  Traditional GICs                                                3,204.3     4,838.0      7,042.6
  Separate Account GICs                                              68.3       146.1        138.9
  Synthetic GICs                                                  2,176.6     2,571.9      1,626.8
  Other                                                             304.7       301.1        275.5
                                                                 --------    --------    ---------
   Total                                                         $6,942.0    $9,054.9    $10,293.3
                                                                 ========    ========    =========

LIFE INSURANCE IN FORCE - CORPORATE-OWNED LIFE                   $2,999.6    $2,967.2     $2,641.5


OTHER OPERATIONS OPERATING RESULTS

    The Other Operations segment includes the Company's group pension products, its corporate-owned life insurance ("COLI") products, corporate (unallocated) capital and assets, and the medical services business sold in 1995 (see Note 13 of the Notes to Consolidated Financial Statements). The group pension and COLI blocks of business are essentially closed blocks of business which have been segregated for reporting and monitoring purposes. The group pension products include the Company's traditional guaranteed investment contracts ("GICs"), group single premium annuities ("SPAs"), and synthetic GICs.

    Revenue in the Other Operations segment declined $338.2 million, or 34.3 percent, to $646.8 million in 1996 from $985.0 million in 1995. The decline was partially due to the sale of the medical services line of business, which, prior to its sale on April 30, 1995, contributed operating revenue of $146.1 million and a gain from the sale of the business of $21.8 million. In addition, revenue in the group pension line of business declined $177.2 million, or 30.3 percent, to $408.4 million in 1996 from $585.6 million in 1995 due to a decrease in funds under management resulting from the strategic decision to discontinue the sale of traditional GICs. Premium income in this segment declined $90.6 million, or
76.4 percent, to $28.0 million in 1996 from $118.6 million in 1995. This decline is due to the sale of the medical services line of business, which produced $90.9 million of premium income prior to its sale in the second quarter of 1995.

    In 1995, revenue in the Other Operations segment declined $295.4 million, or
23.1 percent, to $985.0 million, compared to $1,280.4 million in 1994. Premium income in this segment declined $153.5 million to $118.6 million in 1995 compared to $272.1 million in 1994. The primary reason for this decline was the sale of the medical services business which produced premium income of $241.3 million in 1994 and $90.9 million in 1995 prior to its sale effective April 30, 1995. Net investment income declined $81.3 million to $769.4 million in 1995 from $850.7 million in 1994. The primary reason for this decline was the decrease in funds under management in the group pension line of business. Net investment income in the group pension line declined $80.0 million to $574.2 million in 1995, compared to $654.2 million in 1994. In addition, net investment income from corporate (unallocated) capital and assets declined due to additional capital being allocated to the individual disability income line of business. Administrative services only fees associated with the medical services business declined due to the sale of the medical services business in 1995. These fees totaled $110.9 million in 1994 and $37.2 million in 1995.

    The Company announced in December 1994, that it would discontinue the sale of traditional GICs. Funds under management for the group pension line excluding deposits for synthetic GICs totaled $4.77 billion at December 31, 1996, compared to $6.48 billion at December 31, 1995, a decrease of 26.5 percent. In 1995, funds under management decreased 25.2 percent, from $8.67 billion at December 31, 1994.

    In 1995, the Company extended an offer to GIC contract holders to surrender their contracts on a more favorable basis than would otherwise be available to them. Contracts with a book value of $291.7 million were surrendered under the offer. The Company has no plans for another offer of this kind. Early surrenders of traditional GICs totaled $40.8 million in 1996 and $662.1 million in 1995. The Company does not anticipate significant early withdrawals on its remaining GICs as virtually all of the contracts are subject to a market value adjustment for early withdrawal.

    In keeping with management's strategic desire to focus its resources in the other two segments, the Company decided to discontinue the sale of synthetic GICs and in January 1997, signed a letter of understanding to sell the block of business through an assumptive reinsurance transaction. Accumulated funds from the sale of the Company's synthetic GICs totaled $2.18 billion at December 31, 1996, $2.57 billion at December 31, 1995, and $1.63 billion at December 31, 1994.

    Revenue in this segment is expected to continue to decline as a result of the discontinuance of the sales of traditional GICs and group SPAs and the run-off of the funds under management. As the traditional GICs mature, capital will be available for use by the Company as amounts allocated to this line are released.

    Income in 1996 declined $61.4 million to $61.2 million in 1996 from $122.6 million in 1995. This decline is partially due to the 1995 sale of the medical services line of business, which produced operating income of $3.2 million and a gain from the sale of $21.8 million during 1995. In addition, the decline in this segment was due to lower income in the group pension line of business, which declined $26.1 million, or 35.4 percent, to $47.6 million in 1996 from $73.7 million in 1995. The decline in this line was primarily the result of lower funds under management and lower income from a reduced amount of capital allocated to this line. Income from the corporate-owned life insurance line of business declined slightly to $19.7 million in 1996, compared to $20.5 million in 1995.

    Income in this segment increased $16.6 million to $122.6 million in 1995 from $106.0 million in 1994. Higher income in the group pension line of business and the gain from the sale of the medical services line were the primary reasons for the increase in income. The group pension line produced income of $73.7 million in 1995, compared to $48.8 million in 1994. This line of business benefited from an improvement in the spread between interest credited on contracts and the interest earned on the invested assets, as well as income from bond call premiums, early surrender penalties, and lower expenses. Income from the block of corporate-owned life insurance declined slightly to $20.5 million in 1995 from $21.1 million in 1994. This decline in income was primarily attributable to a decline in premium income in this line of business. Income from the medical services line of business declined to $3.2 million for the four months of 1995 from $16.9 million for the year 1994. In addition, the Other Operations segment in 1995 included an unusually high level of corporate expenses related to several initiatives underway within the Company.

    Management expects that income in 1997 from the group pension line will decline from the levels recorded in 1996 as the funds under management decline. Management also expects that the level of corporate expenses related to this segment will be lower in 1997 than in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    As a holding company, the Company is dependent upon payments from its wholly-owned insurance subsidiaries, Provident Life and Accident Insurance Company ("Accident"), Provident Life and Casualty Insurance Company ("Casualty"), and Provident National Assurance Company ("National") (collectively "Provident") and its recently acquired wholly-owned subsidiaries GENEX Services, Inc. and GENEX Services of Canada, Inc. (collectively "GENEX") to pay dividends to its shareholders and to pay its expenses. These payments by Provident and GENEX may take the form of either dividends or interest payments on amounts loaned to Provident or GENEX by the Company.

    State insurance laws generally restrict the ability of insurance companies to pay cash dividends or make other payments to their affiliates in excess of certain prescribed limitations. In Tennessee, Provident's state of domicile, regulatory approval is required if an insurance company seeks to make loans to affiliates in amounts equal to or in excess of three percent of the insurer's admitted assets, or to pay cash dividends in excess of the greater of such company's net gain from operations of the preceding year or ten percent of its surplus as regards policyholders, as determined at the end of the preceding year in accordance with prescribed or permitted accounting practices. In November 1996, National made an extraordinary cash distribution in the amount of $100.0 million to the Company. An aggregate of $107.0 million would be available in 1997 for the payment of dividends or other distributions by Accident, National, and Casualty without regulatory approval.

    The Company's requirements are met primarily by cash flow provided from operations, principally in Provident. Premium and investment income as well as maturities and sales of invested assets provide the primary sources of cash. Cash flow from operations was sufficient in 1996. Cash is applied to the payment of policy benefits, costs of acquiring new business (principally commissions) and operating expenses, as well as purchases of new investments. The Company has established an investment strategy that management believes will provide for adequate cash flow from operations.

    The Company expects no material adverse effect on its liquidity as a result of the discontinuance of sales of traditional GICs. While traditionally the investment strategy for this product line has been to match the effective asset durations with the related expected liability durations, the Company has moved to a cash flow matching strategy.

    In May 1995, the Company sold 26 restructured mortgage loans with a principal amount of $147.5 million and a book value of $122.6 million. The transaction resulted in a before-tax realized investment loss of $23.1 million. In October 1995, the Company completed the sale of commercial mortgage loans with a principal amount and a book value of $962.4 million through a securitization collateralized by 366 loans. The transaction resulted in a before-tax realized investment gain of $8.9 million. In February 1996, the Company sold 24 mortgage loans with a principal amount of $81.6 million and a book value of $75.9 million, realizing a before-tax investment loss of $5.7 million. These transactions increased the liquidity of the investment portfolio and facilitated the move to a cash flow matching strategy for the GIC portfolios. The proceeds from the mortgage sales were reinvested in fixed maturity securities and were also used to fund the limited-time GIC surrender offer in 1995 described in Other Operations.

    The sale of the mortgage loans is expected to result in lower investment income in the future, as well as lower net realized investment losses and lower investment expenses. Overall, the Company expects these transactions to have a positive effect on net income in future years. Management also expects the transactions to improve asset quality, liquidity, asset/liability management, and the capital adequacy ratios.

    On April 29, 1996, the Company announced that it had entered into an Agreement and Plan of Merger ("Agreement") with The Paul Revere Corporation ("Paul Revere") pursuant to which the Company would acquire Paul Revere at a price of approximately $1.2 billion.

    The Company and Paul Revere's 83 percent shareholder, Textron Inc. ("Textron"), announced on November 6, 1996, that Textron had agreed to provide additional capital to Paul Revere and that the parties would make certain other adjustments relating to the Company's acquisition of Paul Revere. This followed the announcement by Paul Revere of a $244.3 million after-tax reserve strengthening in its individual disability insurance segment in the third quarter of 1996. The strengthening reflected the results of a previously announced comprehensive reserve study prepared in accordance with generally accepted accounting principles which was completed in early November 1996.

    The financial terms of the acquisition are unchanged to Paul Revere's public shareholders from those of the original Agreement. Under the terms of the Amended and Restated Agreement and Plan of Merger (the "Amended Agreement"),

Textron was committed to make a capital contribution to Paul Revere of between $100 million and $180 million. The amount of the contribution, determined by the amount of statutory reserve strengthening required by the Commonwealth of Massachusetts Division of Insurance as a condition to consenting to the acquisition of Paul Revere by the Company, was $121.0 million on an after-tax basis, of which $83.5 million was contributed to Paul Revere as of December 31, 1996, and $37.5 million was contributed on February 18, 1997. Textron also agreed to the resetting of the Exchange Ratio to be used in computing the number of shares of Company stock that will constitute the stock portion of the merger consideration Textron will receive for its 37.5 million shares of Paul Revere stock. The Exchange Ratio for Textron as defined in the original Agreement was to be no lower than 0.0295, compared to a minimum Textron Exchange Ratio of
0.0263 under the Amended Agreement. This change may reduce the number of shares of the Company's stock that Textron will receive. Additional consideration totaling approximately $35 million will also be paid to the Company or contributed to Paul Revere by Textron. The Amended Agreement contains certain limited purpose hold harmless provisions pursuant to which Textron has agreed to indemnify the Company from specified damages. The transaction was approved by the required vote of the shareholders of the Company and Paul Revere on December 31, 1996. It remains subject to the approval of the Commonwealth of Massachusetts Division of Insurance. A hearing was held by the Division on March 6, 1997, to consider the Company's application to acquire Paul Revere, and a decision by the Commissioner is expected shortly.

    The foregoing discussion of the Amended Agreement is a summary of the terms of the Amended Agreement and is qualified in its entirety by reference to the Amended Agreement and the joint press release of the Company and Textron dated November 6, 1996, which have been previously filed with the Securities and Exchange Commission, together with a more complete description of the terms of the merger.

    The acquisition will be financed through common equity issuance to Zurich Insurance Company, a Swiss insurer, or one or more of its affiliates, common equity issuance to Paul Revere shareholders, debt, and internally generated funds. Contractual commitments are in place for the debt issuance. For additional information, see Note 6 of the Notes to Consolidated Financial Statements. The Company believes the cash flows from the combined operations will be sufficient to meet its operating and financing cash flow requirements.

    On February 28, 1997, the Company acquired GENEX Services, Inc. and GENEX Services of Canada, Inc., subsidiaries of First Data Corporation, at a price of approximately $70.0 million. GENEX is a leading provider of case management, vocational rehabilitation, and related services to corporations, third party administrators, and insurance companies. These services are utilized in the management of disability and worker's compensation claims.

    As a result of the release of capital generated by the run-off of the GIC portfolio, the sale of the commercial mortgage loans, the sale of the medical services line, and other corporate actions, the Company has increased its available capital to support the growth of its businesses, including assisting in the financing of the two acquisitions discussed above. Management continues to analyze potential opportunities to utilize the capital to further enhance shareholder value, including exploring options that would support the Company's growth initiatives.

INVESTMENTS

    Investment activities are an integral part of the Company's business, and profitability is significantly affected by investment results. Invested assets are segmented into portfolios which support the various product lines. Generally, the investment strategy for the portfolios is to match the effective asset durations with related expected liability durations and to maximize investment returns, subject to constraints of quality, liquidity, diversification, and regulatory considerations. This discussion should be read in connection with Note 3 of the Notes to Consolidated Financial Statements. The following table provides the distribution of invested assets for the years indicated.

-----------------------------------------------------------------------------------
December 31                                           1996        1995        1994
-----------------------------------------------------------------------------------
Investment-Grade Fixed Maturity Securites             77.0%       79.3%       72.6%
Below-Investment-Grade Fixed Maturity Securities       6.7         6.2         4.6
Equity Securities                                      0.1         ---         0.1
Mortgage Loans                                         ---         0.7        10.0
Real Estate                                            1.1         1.4         1.6
Policy Loans                                          13.1        10.7         9.1
Other                                                  2.0         1.7         2.0
-----------------------------------------------------------------------------------
 Total                                               100.0%      100.0%      100.0%
-----------------------------------------------------------------------------------

  The following table provides certain investment information and results for the years indicated.

-----------------------------------------------------------------------------------
Year Ended December 31                             1996        1995        1994
-----------------------------------------------------------------------------------
                                                     (in millions of dollars)
-----------------------------------------------------------------------------------
Average Cash and Invested Assets                 $14,056.3   $14,914.4   $15,047.3
Net Investment Income                            $ 1,090.1   $ 1,221.3   $ 1,238.6
Average Yield*                                         7.8%        8.2%        8.2%
Net Realized Investment Losses                   $    (8.6)  $   (31.7)  $   (30.1)
-----------------------------------------------------------------------------------

*Average yield is determined by dividing net investment income by the average cash and invested assets for the year. Excluding net unrealized gains and losses on securities, the yield is 8.1%, 8.3%, and 8.3% for 1996, 1995, and 1994, respectively. See Notes 1 and 3 of the Notes to Consolidated Financial Statements.

    For the past three years, the Company's exposure to non-current investments has improved significantly from prior years. These non-current investments are primarily foreclosed real estate and mortgage loans which became more than thirty days past due in their principal and interest payments. Non-current investments, comprised of foreclosed real estate, totaled $7.3 million at December 31, 1996, or 0.05 percent of invested assets. Non-current investments at year-end 1995 were $31.9 million, or 0.22 percent of invested assets, compared to $88.5 million, or 0.59 percent of invested assets at year-end 1994.

    As previously discussed under Liquidity and Capital Resources, the Company sold a substantial portion of its commercial mortgage loan portfolio in 1995. The remaining exposure of $104.8 million of mortgage loans was liquidated during 1996.

    During 1996, the Company sold four foreclosed properties with a book value of $11.8 million. During 1995, the Company sold twelve foreclosed properties with a book value of $39.6 million at the date of sale.

    The Company's investment in mortgage-backed securities totaled $2.4 billion on an amortized cost basis at December 31, 1996, and $2.9 billion at December 31, 1995. At December 31, 1996, the mortgage-backed securities had an average life of 8.3 years and effective duration of 6.0 years. The mortgage-backed securities are valued on a monthly basis using valuations supplied by the brokerage firms that are dealers in these securities. The primary risk involved in investing in mortgage-backed securities is the uncertainty of the timing of cash flows from the underlying loans due to prepayment of principal. The Company uses models which incorporate economic variables and possible future interest rate scenarios to predict future prepayment rates. The Company has not invested in mortgage-backed derivatives, such as interest-only, principal-only or residuals, where market values can be highly volatile relative to changes in interest rates.

    As with most other fixed income investments, below-investment-grade bonds are subject to the effects of changes in the overall level of interest rates, which can affect both capital and reinvestment return. Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. Management does not anticipate any liquidity problem being caused by the investments in below-investment-grade securities, nor does it expect these investments to adversely affect its ability to hold its other investments to maturity.

    The Company's exposure to below-investment-grade fixed maturity securities at December 31, 1996, was $891.1 million, representing 6.7 percent of invested assets, below the internal limit of 7.5 percent of invested assets for this type of investment. The Company's exposure to below-investment-grade fixed maturities at December 31, 1995, was $911.8 million, representing 6.2 percent of invested assets. Included in the below-investment-grade portfolio was the Company's holding of $100.0 million of Healthsource 6.25% preferred stock, received as part of the consideration for the sale of the group medical services business. The preferred stock was redeemed in cash at par by Healthsource during 1996.

    Changes in interest rates and individuals' behavior affect the amount and timing of asset and liability cash flows. Management has added resources in the investment area to address modeling and testing of all asset and liability portfolios to improve interest rate risk management and net yields. Testing the asset and liability portfolios under various interest rate and economic scenarios allows management to choose the most appropriate investment strategy as well as to prepare for the most disadvantageous outcomes. This analysis is the precursor to the Company's activities in derivative financial instruments (see Note 4 of the Notes to Consolidated Financial Statements).

                        REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Provident Companies, Inc.


We have audited the accompanying consolidated statements of financial condition of Provident Companies, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Provident Companies, Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, during 1994 the Company changed its method of accounting for certain debt and equity securities.



                                        ERNST & YOUNG LLP



Chattanooga, Tennessee
February 10, 1997, except for Note 16,
as to which the date is February 28, 1997

CONSOLIDATED STATEMENTS OF INCOME

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                                    Year Ended December 31
                                                                             1996            1995            1994
                                                                         (in millions of dollars, except share data)
                                                                      ----------------------------------------------
REVENUE
 Premium Income                                                          $   1,175.7     $   1,251.9     $   1,382.6
 Net Investment Income                                                       1,090.1         1,221.3         1,238.6
 Net Realized Investment Losses                                                 (8.6)          (31.7)          (30.1)
 Other Income                                                                   34.7           113.8           171.1
                                                                         -----------     -----------     -----------
TOTAL REVENUE                                                                2,291.9         2,555.3         2,762.2
                                                                         -----------     -----------     -----------

BENEFITS AND EXPENSES
 Policy and Contract Benefits                                                1,216.5         1,419.7         1,506.8
 Change in Reserves for Future Policy and Contract Benefits
  and Policyholders' Funds                                                     444.7           484.9           474.4
 Amortization of Deferred Policy Acquisition Costs                              64.0            71.0            59.4
 Salaries                                                                       77.3            99.8           160.2
 Commissions                                                                   124.0           131.9           121.8
 Other Operating Expenses                                                      139.2           172.0           238.7
                                                                         -----------     -----------     -----------
TOTAL BENEFITS AND EXPENSES                                                  2,065.7         2,379.3         2,561.3
                                                                         -----------     -----------     -----------

INCOME BEFORE FEDERAL INCOME TAXES                                             226.2           176.0           200.9

FEDERAL INCOME TAXES                                                            80.6            60.4            65.6
                                                                         -----------     -----------     -----------

NET INCOME                                                               $     145.6     $     115.6     $     135.3
                                                                         ===========     ===========     ===========

NET INCOME PER COMMON SHARE                                              $      2.92     $      2.27     $      2.71
                                                                         ===========     ===========     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                45,522,417      45,381,373      45,311,053
                                                                         ===========     ===========     ===========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                                         December 31
                                                                                      1996          1995
                                                                                  (in millions of dollars)
                                                                                ---------------------------
ASSETS

INVESTMENTS
 Fixed Maturity Securities
  Available-for-Sale - at fair value (amortized cost:  $10,384.3; $11,458.3)        $10,880.1     $12,318.6
  Held-to-Maturity - at amortized cost (fair value:  $263.1; $321.1)                    264.5         299.0
 Equity Securities - at fair value (cost:  $7.2; $9.2)                                    4.9           5.3
 Mortgage Loans                                                                             -         104.8
 Real Estate                                                                            151.1         203.7
 Policy Loans                                                                         1,749.0       1,574.6
 Other Long-term Investments                                                             15.5          14.0
 Short-term Investments                                                                 252.3         231.0
                                                                                    ---------     ---------
TOTAL INVESTMENTS                                                                    13,317.4      14,751.0

OTHER ASSETS
 Cash and Bank Deposits                                                                  19.3          24.8
 Accounts Receivable                                                                     40.1          41.3
 Premiums Receivable                                                                     72.3          75.5
 Reinsurance Receivable                                                                 468.3         435.3
 Accrued Investment Income                                                              268.3         277.4
 Deferred Policy Acquisition Costs                                                      421.8         271.8
 Property and Equipment - at cost less accumulated depreciation                          59.0          49.2
 Miscellaneous                                                                           25.5          17.2
 Separate Account Assets                                                                300.5         357.8
                                                                                    ---------     ---------



TOTAL ASSETS                                                                        $14,992.5     $16,301.3
                                                                                    =========     =========

See notes to consolidated financial statements.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                                         December 31
                                                                                      1996          1995
                                                                                  (in millions of dollars)
                                                                                ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
 Policy and Contract Benefits                                                       $   411.7     $   383.7
 Reserves for Future Policy and Contract Benefits                                     8,051.3       7,756.2
 Unearned Premiums                                                                       58.8          58.4
 Experience Rating Refunds                                                              164.0         157.8
 Policyholders' Funds                                                                 3,717.1       5,334.6
 Federal Income Tax Liability
  Current                                                                                34.6          29.9
  Deferred                                                                               14.5          37.2
 Long-term Debt                                                                         200.0         200.0
 Other Liabilities                                                                      301.4         333.4
 Separate Account Liabilities                                                           300.5         357.8
                                                                                    ---------     ---------

TOTAL LIABILITIES                                                                    13,253.9      14,649.0
                                                                                    ---------     ---------

COMMITMENTS AND CONTINGENT LIABILITIES--NOTE 14

STOCKHOLDERS' EQUITY--NOTE 7
 Preferred Stock                                                                        156.2         156.2
 Common Stock, $1 par
  Authorized:  150,000,000 shares
  Issued:  45,627,629 and 45,397,886 shares                                              45.6          45.4
 Additional Paid-in Capital                                                              11.4           5.8
 Net Unrealized Gain on Securities                                                       90.9         101.9
 Foreign Currency Translation Adjustment                                                 (5.2)         (4.8)
 Retained Earnings                                                                    1,439.7       1,347.8
                                                                                    ---------     ---------

TOTAL STOCKHOLDERS' EQUITY                                                            1,738.6       1,652.3
                                                                                    ---------     ---------



TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $14,992.5     $16,301.3
                                                                                    =========     =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                       Year Ended December 31
                                                                     1996       1995       1994
                                                                      (in millions of dollars)
                                                                 --------------------------------
PREFERRED STOCK
 Balance at Beginning and End of Year                              $  156.2   $  156.2   $  156.2
                                                                   --------   --------   --------

COMMON STOCK
 Balance at Beginning of Year                                          45.4       45.4       45.2
 Issued During Year                                                     0.2          -        0.2
                                                                   --------   --------   --------
 Balance at End of Year                                                45.6       45.4       45.4
                                                                   --------   --------   --------

ADDITIONAL PAID-IN CAPITAL
 Balance at Beginning of Year                                           5.8        4.8        3.1
 Contributions During Year                                              5.6        1.0        1.7
                                                                   --------   --------   --------
 Balance at End of Year                                                11.4        5.8        4.8
                                                                   --------   --------   --------

NET UNREALIZED GAIN (LOSS) ON SECURITIES
 Balance at Beginning of Year                                         101.9     (302.3)      (2.1)
 Adjustment for the Initial Application of SFAS 115                       -          -      244.9
 Change During Year                                                   (11.0)     404.2     (545.1)
                                                                   --------   --------   --------
 Balance at End of Year                                                90.9      101.9     (302.3)
                                                                   --------   --------   --------

FOREIGN CURRENCY TRANSLATION ADJUSTMENT
 Balance at Beginning of Year                                          (4.8)      (5.4)      (3.9)
 Change During Year                                                    (0.4)       0.6       (1.5)
                                                                   --------   --------   --------
 Balance at End of Year                                                (5.2)      (4.8)      (5.4)
                                                                   --------   --------   --------

RETAINED EARNINGS
 Balance at Beginning of Year                                       1,347.8    1,270.4    1,203.1
 Net Income                                                           145.6      115.6      135.3
 Dividends to Stockholders
   (Paid Per Common Share:  $0.72; $0.72; $1.04)                      (53.7)     (38.2)     (68.0)
                                                                   --------   --------   --------
 Balance at End of Year                                             1,439.7    1,347.8    1,270.4
                                                                   --------   --------   --------

TOTAL STOCKHOLDERS' EQUITY                                         $1,738.6   $1,652.3   $1,169.1
                                                                   ========   ========   ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                    Year Ended December 31
                                                                 1996        1995        1994
                                                                  (in millions of dollars)
                                                            -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                   $   145.6   $   115.6   $   135.3
 Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating Activities
   Policy Acquisition Costs Capitalized                           (71.4)      (88.1)      (95.1)
   Amortization of Policy Acquisition Costs                        64.0        71.0        59.4
   Depreciation and Amortization                                   11.1        24.3        42.2
   Net Realized Investment Losses                                   8.6        31.7        30.1
   Premiums Receivable                                              3.2       (13.2)        2.4
   Reinsurance Receivable                                         (33.0)        2.0       (56.4)
   Accrued Investment Income                                        9.1         4.1       (17.4)
   Insurance Reserves and Liabilities                             546.8       581.8       563.6
   Federal Income Taxes                                           (11.9)      (11.4)      (25.7)
   Other                                                          (11.5)      (42.9)        8.0
                                                              ---------   ---------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                         660.6       674.9       646.4
                                                              ---------   ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Proceeds from Sales of Investments
   Available-for-Sale Securities                                1,592.6     1,359.9       693.7
   Other Investments                                              141.8     1,172.5        50.2
 Proceeds from Maturities of Investments
   Available-for-Sale Securities                                1,115.7       880.8     2,023.6
   Held-to-Maturity Securities                                    100.5         0.7         2.2
   Other Investments                                               13.0       248.7       382.9
 Purchase of Investments
   Available-for-Sale Securities                               (1,630.7)   (1,680.1)   (3,453.4)
   Held-to-Maturity Securities                                    (48.6)     (183.9)       (0.2)
   Other Investments                                             (177.5)     (236.6)     (266.9)
 Net (Purchases) Sales of Short-term Investments                  (21.5)       58.7        66.4
 Disposition of Group Medical Business                                -       (48.9)          -
 Other                                                            (75.5)      (67.0)       63.5
                                                              ---------   ---------   ---------
NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES              $ 1,009.8   $ 1,504.8   $  (438.0)
                                                              ---------   ---------   ---------

See notes to consolidated financial statements.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

                                                                    Year Ended December 31
                                                                 1996        1995        1994
                                                                  (in millions of dollars)
                                                            -----------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Deposits to Policyholder Accounts                            $   392.5   $   530.6   $ 1,691.0
 Maturities and Benefit Payments from
   Policyholder Accounts                                       (2,023.8)   (2,663.5)   (1,779.7)
 Net Short-term Debt Repayments                                    (1.4)      (13.0)      (14.6)
 Issuance of Common Stock                                           5.8         1.0         1.9
 Dividends Paid to Stockholders                                   (45.5)      (45.3)      (59.8)
 Other                                                             (3.5)          -       (43.9)
                                                              ---------   ---------   ---------
NET CASH USED BY FINANCING ACTIVITIES                          (1,675.9)   (2,190.2)     (205.1)
                                                              ---------   ---------   ---------

NET INCREASE (DECREASE) IN CASH AND BANK DEPOSITS                  (5.5)      (10.5)        3.3


CASH AND BANK DEPOSITS AT BEGINNING OF YEAR                        24.8        35.3        32.0
                                                              ---------   ---------   ---------

CASH AND BANK DEPOSITS AT END OF YEAR                         $    19.3   $    24.8   $    35.3
                                                              =========   =========   =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 1--SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory accounting practices prescribed or permitted by state regulatory authorities (see Note 15). The consolidated financial statements include the accounts of Provident Companies, Inc. and its wholly-owned subsidiaries (the Company), including Provident Life and Accident Insurance Company, Provident Life and Casualty Insurance Company, and Provident National Assurance Company (see Note 7). Material intercompany transactions have been eliminated.

OPERATIONS: The Company does business in the fifty states, the District of Columbia, Puerto Rico, and ten provinces and two territories of Canada. The Company operates principally in the life and health insurance business. Individual life products, individual disability income products, and individual annuities are reported in the Individual Life and Disability segment and are marketed primarily through personal producing general agents, brokerage offices, and corporate marketing arrangements. Individual annuities are also marketed through financial institutions. The Employee Benefits segment contains products that are sold to or through corporate customers and certain affinity groups, including permanent and term life insurance, disability, medical stop-loss, cancer, accident and sickness, and accidental death and dismemberment protection. The Other Operations segment reports corporate results, primarily investment earnings not specifically allocated to a line of business, and also includes results from products no longer actively marketed, including guaranteed investment contracts (GICs), group single premium annuities, and corporate-owned life insurance. This segment also includes the results of the group medical business which was sold effective April 30, 1995 (see Note 13).

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and
accompanying notes.   Such estimates and assumptions could change in the future
as more information becomes known, which could impact the amounts reported and disclosed herein.

INVESTMENTS: Investments are reported in the consolidated statements of financial condition as follows:

Available-for-Sale Fixed Maturity Securities are reported at fair value.

Held-to-Maturity Fixed Maturity Securities are generally reported at amortized cost.

Equity Securities are reported at fair value.

Mortgage Loans are generally carried at the unpaid balance. Mortgage loans that are considered impaired are carried at the lower of the unpaid balance or the fair value of the collateral.

Real Estate that the Company expects to hold and use is carried at cost less accumulated depreciation which is calculated using principally the straight-line method. Real estate to be disposed of is carried at the lower of cost less accumulated depreciation or fair value less cost to sell.

Policy Loans are presented at unpaid balances.

Other Long-term Investments are carried at cost plus the Company's equity in undistributed net earnings since acquisition.

Short-term Investments are carried at cost.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Fixed maturity securities include bonds and redeemable preferred stocks. Equity securities include common stocks and nonredeemable preferred stocks. Fixed maturity and equity securities not bought and held for the purpose of selling in the near term but for which the Company does not have the positive intent and ability to hold to maturity are classified as available-for-sale. Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. The Company determines the appropriate classification of fixed maturity securities at the time of purchase.

Realized investment gains and losses, which are reported as a component of revenue in the consolidated statements of income, are based upon specific identification of the investments sold and do not include amounts allocable to separate accounts. At the time a decline in the value of an investment is determined to be other than temporary, a loss is recorded which is included in realized investment gains and losses.

DERIVATIVE FINANCIAL INSTRUMENTS:

Interest Rate Swap Agreements are agreements in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified variable rate. The underlying notional principal is not exchanged between the parties. The Company has certain forward interest rate swap agreements where the exchange of interest payments does not begin until a specified future date. The Company intends to settle the forward interest rate swap agreements prior to the commencement of the exchange of interest payment streams.

The fair values of interest rate swap agreements which hedge available-for-sale securities are reported in the consolidated statements of financial condition as a component of fixed maturity securities. The fair values of interest rate swap agreements which hedge liabilities are not reported in the consolidated statements of financial condition. Amounts to be paid or received pursuant to interest rate swap agreements are accrued and recognized in the consolidated statements of income as an adjustment to net investment income for asset hedges or as an adjustment to policy and contract benefits for liability hedges.

The Company accounts for all of its interest rate swap agreements as hedges. Accordingly, any gains or losses realized on closed or terminated interest rate swap agreements are deferred and amortized to net investment income for asset hedges or policy and contract benefits for liability hedges over the expected remaining life of the hedged item. If the hedged item matures or terminates earlier than anticipated, the remaining unamortized gain or loss is amortized to net investment income or policy and contract benefits in the current period. Gains or losses realized on interest rate swap agreements which are terminated when the hedged assets are sold or which are terminated because the hedged anticipated transaction is no longer likely to occur are reported in the consolidated statements of income as a component of net realized investment gains and losses. The Company regularly monitors the effectiveness of its hedging programs. In the event a hedge becomes ineffective, it is marked-to-market, resulting in a charge or credit to net investment income or policy and contract benefits.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Futures and Forwards contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price. The Company invests only in futures and forwards contracts which have U.S. Treasury securities as the underlying investments. Changes in the market value of contracts are generally settled on a daily basis. The notional amount of futures and forwards contracts represent the extent of the Company's involvement but not the future cash requirements, as the Company intends to close out open positions prior to settlement. All of the Company's futures and forwards contracts are accounted for as hedges.

The fair values of futures and forwards which hedge available-for-sale securities are reported in the consolidated statements of financial condition as a component of fixed maturity securities. The fair values of futures and forwards which hedge liabilities are not reported in the consolidated statements of financial condition. Gains or losses realized on the termination of futures and forwards contracts are accounted for in the same manner as interest rate swap agreements.

Options contracts give the owner the right, but not the obligation, to buy or sell a financial instrument at an agreed-upon price on or before a specific date. The purchasing counterparty pays a premium to the selling counterparty for this right. The notional amounts of contracts represent the Company's involvement but not the future cash requirements, as the Company intends to close out contracts prior to the expiration date when the market price of the underlying financial instrument exceeds the option price or allow contracts to expire if the option price exceeds the market price. All of the Company's options contracts are accounted for as hedges. The book and fair values of options contracts are reported in the statements of financial condition in a manner similar to the underlying hedged item. Gains or losses on the termination of options contracts are accounted for in the same manner as interest rate swap agreements.

DEFERRED POLICY ACQUISITION COSTS: Certain costs of acquiring new business which vary with and are primarily related to the production of new business have been deferred. Such costs include commissions, other agency compensation, certain selection and policy issue expenses, and certain field expenses. Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing subsequent to the year of issue.

Deferred policy acquisition costs related to traditional individual life and individual disability income are amortized over the premium paying period of the related policies in proportion to the ratio of the present value of annual expected premium income to the present value of total expected premium income. Adjustments are made each year to recognize actual persistency experience as compared to assumed experience.

Deferred policy acquisition costs related to interest-sensitive individual life and individual annuity policies are amortized over the lives of the policies in relation to the present value of estimated gross profits from surrender charges and mortality, investment, and expense margins. Adjustments are made each year to reflect actual experience for assumptions which deviate significantly compared to assumed experience.

The amortization periods do not exceed 25 years for traditional and interest-sensitive individual life policies, 20 years for individual disability income policies, and 15 years for individual annuity policies. Loss recognition is performed when, in the judgment of management, adverse deviations from original assumptions have occurred and may be likely to continue such that recoverability of deferred policy acquisition costs on a line of business is questionable. Insurance contracts are grouped on a basis consistent with the Company's manner of acquiring, servicing, and measuring profitability of the contracts. If loss recognition testing indicates that deferred policy acquisition costs are not recoverable, the deficiency is charged to expense. Once a loss recognition adjustment is required, loss recognition testing is generally performed on an annual basis using then current assumptions until the line of business becomes immaterial or results improve significantly. The assumptions used in loss recognition testing represent management's best estimates of future experience.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

PROPERTY AND EQUIPMENT: Property and equipment is depreciated on the straight-line method over its estimated useful life. The accumulated depreciation for property and equipment was $84.4 million and $87.6 million as of December 31, 1996 and 1995, respectively.

REVENUE RECOGNITION: For traditional life and accident and health products, the amounts collected from policyholders are recognized as premium income over the premium paying period and are reported net of experience rating refunds and unearned premiums. For interest-sensitive products, the amounts collected from policyholders are considered deposits, and only the deductions during the period for cost of insurance, policy administration, and surrenders are included in revenue. Policyholders' funds represent funds deposited by contract holders and are not included in revenue.

POLICY AND CONTRACT BENEFITS: Policy and contract benefits, principally related to accident and health insurance policies, are based on reported losses and estimates of incurred but not reported losses for traditional life and accident and health products. For interest-sensitive products, benefits are the amounts paid and expected to be paid on insured claims in excess of the policyholders' policy fund balances.

RESERVES FOR FUTURE POLICY AND CONTRACT BENEFITS: Active life reserves for future policy and contract benefits on traditional life and accident and health products have been provided on the net level premium method. The reserves are calculated based upon assumptions as to interest, withdrawal, morbidity, and mortality that were appropriate at the date of issue. Withdrawal assumptions are based on actual Company experience. Morbidity and mortality assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by plan, year of issue, and policy duration and include a provision for adverse deviation.

Disabled lives reserves for future policy and contract benefits on disability income policies are calculated based upon assumptions as to interest and claim termination rates that are currently appropriate. Termination rate assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of claim incurral.

Reserves for future policy and contract benefits on group single premium annuities have been provided on a net single premium method. The reserves are calculated based upon assumptions as to interest, mortality, and retirement that were appropriate at the date of issue. Mortality assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of issue and include a provision for adverse deviation.

The interest rate assumptions used to calculate reserves for future policy and contract benefits are as follows:

                                                                 December 31
                                                            1996             1995
                                                    ---------------------------------
ACTIVE LIFE RESERVES - CURRENT YEAR ISSUES
 Traditional Life                                   7.25% to 10.00%   7.25% to 10.00%
 Individual Disability Income                       7.00% to  7.75%   7.50% to  7.75%
DISABLED LIVES RESERVES - CURRENT YEAR CLAIMS
 Individual Disability Income                                 8.00%             8.25%
 Group Disability Income                                      7.00%             6.75%
DISABLED LIVES RESERVES - PRIOR YEAR CLAIMS
 Individual Disability Income                                 8.00%             8.25%
 Group Disability Income                            6.00% to  7.00%   6.00% to  7.00%

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Interest assumptions for active life reserves are generally graded downward over a period of years. Reserves for future policy and contract benefits on interest-sensitive products are principally policyholder account values determined on the retrospective deposit method.

The Company performed a loss recognition study as of December 31, 1996, for the individual disability income business. In a loss recognition study, the Company uses its best estimates as to future experience with regard to interest rates, morbidity rates, lapse rates, expenses, and other factors to determine if reserves currently held plus the present value of future cash inflows (primarily from premiums and investment income) are projected to be sufficient to meet the present value of future cash outflows (primarily for benefits and expenses) and the amortization of deferred policy acquisition costs. If they are not sufficient, an additional provision must be recorded either as a reduction of deferred policy acquisition costs or as an increase in reserve liabilities. Based upon current assumptions which represent management's best estimates, reserves were adequate at December 31, 1996.

POLICYHOLDERS' FUNDS: Policyholders' funds represent customer deposits plus interest credited at contract rates. The Company controls its interest rate risk by investing in quality assets which have an aggregate duration that closely matches the expected duration of the liabilities. For GICs, the Company has changed its investment strategy from a duration matching approach to a cash flow matching approach. The change was necessitated by the Company's announcement in 1994 that it had discontinued the sale of new traditional GIC business. The Company will continue to service all of its existing GICs.

The liability for GICs comprises over 85 percent of the liability balance shown on the consolidated statements of financial condition. The interest rate credited on a contract is dependent upon the time to maturity with most contracts issued having a three to five year maturity. Generally, if a policyholder terminates a GIC prior to maturity, there is a surrender charge imposed which is based on the length of the remaining life of the GIC and the change in interest rates from the date the GIC was issued to the date of termination. In 1995, the Company extended an offer to GIC policyholders to surrender their contracts on a more favorable basis than would otherwise be available to them. Contracts with a book value of $291.7 million were surrendered under the offer.

Interest credited on GICs is reported as a part of policy and contract benefits in the consolidated statements of income. The interest credited on GICs and the average interest crediting rates are presented below.

                               Interest Credited      Average Interest
                            (in millions of dollars)   Crediting Rate
                          --------------------------------------------
     Year Ended December 31
              1996                   $249.4              6.40%
              1995                    393.5              6.65
              1994                    499.2              6.94

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

SYNTHETIC GICS: In May 1996, the Company discontinued accepting new synthetic GIC deposits. Prior to this time, the Company issued synthetic GICs to trustees of employee benefit plans pursuant to the terms of which the trustees own and retain the assets related to these contracts. Such assets are not included in the Company's consolidated statements of financial condition. The Company guarantees to provide benefit payments in the event of plan benefit requests and, in return for this guarantee, receives a premium based on such elements as benefit payment exposure and contract size. The trustees may either reimburse the Company for such benefit payments with interest, either at a fixed or floating rate, from future plan and asset cash flows or from the sale of securities. In certain circumstances, the Company may realize a gain or loss upon the sale of the securities by the trustees. The Company underwrote the plans for the possibility of having to make benefit payments and must agree to investment guidelines to ensure appropriate asset quality and the matching of asset and liability durations. Accumulated funds from the sale of synthetic GICs were $2,176.6 million and $2,571.9 million at December 31, 1996 and 1995, respectively.

FEDERAL INCOME TAXES: Deferred taxes have been recorded for significant temporary differences between financial statement income and taxable income.

SEPARATE ACCOUNTS: The separate account amounts shown in the accompanying financial statements represent contributions by contract holders to variable-benefits and fixed-benefits pension plans. The contract purchase payments and the assets of the separate accounts are segregated from other Company funds for both investment and administrative purposes. Contract purchase payments received under variable annuity contracts are subject to deductions for sales and administrative fees. Also, the sponsoring company of the separate accounts receives management fees which are based on the net asset values of the separate accounts.

TRANSLATION OF FOREIGN CURRENCY: Revenues and expenses of the Company's Canadian operations are translated at average exchange rates. Assets and liabilities are translated at the rates of exchange on the balance sheet date. The translation gain or loss is generally reported in stockholders' equity, net of deferred tax credits of $2.8 million and $2.7 million at December 31, 1996 and 1995, respectively.

EARNINGS PER SHARE: Earnings per common share are computed using net income less preferred stock dividends divided by the weighted average number of common shares outstanding. There is no significant difference between earnings per share on a primary or fully diluted basis.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

CHANGES IN ACCOUNTING PRINCIPLES:

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121 (SFAS 121), ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

In 1996, the Company adopted the provisions of SFAS 121 which require that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. SFAS 121 also requires that long-lived assets and certain intangibles to be disposed of generally be reported at the lower of the carrying amount or fair value less cost to sell.

The primary assets of the Company which are subject to SFAS 121 are investment real estate and property and equipment used in the Company's daily operations. The effect of the adoption of SFAS 121 on the Company's financial position and results of operations was immaterial.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (SFAS 123), ACCOUNTING FOR STOCK-BASED COMPENSATION

SFAS 123 defines a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (Opinion 25), Accounting for Stock Issued to Employees. Under this method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS 123 requires entities electing to continue accounting for stock-based employee compensation plans under Opinion 25 to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined under SFAS 123 had been applied. The Company adopted the disclosure provisions of SFAS 123 in 1996 (see Note 9), but elected to continue to measure compensation cost for stock-based compensation under the expense recognition provisions of Opinion 25. The adoption of SFAS 123, therefore, did not have an effect on the Company's financial position or results of operations.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 114 (SFAS 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 118 (SFAS 118), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES

In 1995, the Company adopted the provisions of SFAS 114 and SFAS 118. SFAS 114 requires that certain impaired loans of creditors be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. SFAS 118 amends SFAS 114 and eliminates its provisions regarding how a creditor should report income on an impaired loan. SFAS 118 allows the Company to continue to use its existing method for recognizing income on impaired loans. The adoptions of SFAS 114 and SFAS 118 did not affect the Company's financial position or results of operations.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 115 (SFAS 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

SFAS 115 addresses the accounting and reporting for investments in fixed maturity securities and for equity securities with readily determinable fair values. SFAS 115 requires these investments to be classified into three categories and accounted for as follows:

     (1) Fixed maturity securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     (2) Fixed maturity and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with changes in unrealized holding gains and losses included in results of operations.

     (3) Fixed maturity and equity securities classified neither as held-to-maturity securities nor as trading securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains and losses reported as a separate component of stockholders' equity.

The issuance of SFAS 115 changed the previous definition of what constituted a security being held-to-maturity. Due to the significant restrictions placed on securities classified as held-to-maturity, the Company believes that prudent asset management requires a major portion of debt securities to be classified as available-for-sale.

The Company adopted the provisions of SFAS 115 as of January 1, 1994, and classified over 99 percent of its fixed maturity securities as available-for-sale with the remainder reported as held-to-maturity. In addition to reporting available-for-sale securities at fair value, the Securities and Exchange Commission expressed its belief and requirement that registrants also adjust deferred policy acquisition costs and certain policyholder liabilities to reflect the changes that would have been necessary if the unrealized investment gains and losses related to the available-for-sale securities had been realized. Therefore, where applicable, the Company has reflected those adjustments in the asset and liability balances with the offset as a direct adjustment to stockholders' equity. In accordance with SFAS 115, prior period financial statements were not restated to reflect the change in accounting principle.

The changes required by SFAS 115 and the Securities and Exchange Commission did not result in any changes to the net income of the Company. The Company has not changed its investment policies or strategies as a result of the implementation of the new accounting requirements.

ACCOUNTING PRONOUNCEMENTS OUTSTANDING:

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 125 (SFAS 125), ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES AND STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 127 (SFAS 127), DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO. 125

In 1996, the Financial Accounting Standards Board (FASB) issued SFAS 125 which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on
control.   SFAS 125 also establishes new rules for determining whether a transfer of financial assets constitutes a sale and, if so, the determination of any resulting gain or loss. The provisions of SFAS 125 were to be applied to transactions occurring after December 31, 1996. However, SFAS 127 was issued which defers the effective date one year for those provisions of SFAS 125 that deal with securities lending, repurchase and dollar repurchase agreements, and the recognition of collateral. The Company does not expect the adoptions of SFAS 125 and SFAS 127 to have a material effect on its financial position or results of operations.

PROVIDENT COMPANIES, INC AND SUBSIDIARIES

NOTE 2--FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                          December 31
                                                    (in millions of dollars)
                                        ---------------------------------------------
                                                  1996                   1995
                                          CARRYING      FAIR     CARRYING      FAIR
                                           AMOUNT      VALUE      AMOUNT      VALUE
                                        ---------------------------------------------
ASSETS
Fixed Maturity Securities
  Available-for-Sale                      $10,859.9  $10,859.9  $12,337.4   $12,337.4
  Derivatives Hedging Available-for-Sale       20.2       20.2      (18.8)      (18.8)
  Held-to-Maturity                            264.5      263.1      299.0       321.1
Equity Securities                               4.9        4.9        5.3         5.3
Mortgage Loans                                    -          -      104.8       104.8
Policy Loans                                1,749.0    2,080.5    1,574.6     2,005.7
Short-term Investments                        252.3      252.3      231.0       231.0
Cash and Bank Deposits                         19.3       19.3       24.8        24.8

LIABILITIES
Policyholders' Funds
  GICs                                      3,204.3    3,230.9    4,838.0     4,980.7
  Deferred Annuity Products                   281.4      266.0      263.1       247.7
  Supplementary Contracts without
     Life Contingencies                        61.1       61.1       44.7        44.7
Long-term Debt                                200.0      200 0      200.0       200.0
Derivatives Hedging Liabilities                   -        3.0          -         0.6

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. See
Note 3 for the amortized cost and fair values of securities by security type and by maturity date.

Equity Securities: Fair values for equity securities are based on quoted market prices.

Mortgage Loans: At December 31, 1995, the fair value for mortgage loans to be sold was based on the expected sales price as of that date. For mortgage loans which were in the process of foreclosure, the fair value was the appraised value of collateral for the loan.

Policy Loans: Fair values for policy loans are estimated using discounted cash flow analyses, using interest rates currently being offered.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES




NOTE 2--FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

Short-term Investments and Cash and Bank Deposits: Carrying amounts for short-term investments and cash and bank deposits approximate fair value.

Policyholders' Funds: Fair values of the Company's liability for GICs are estimated using discounted cash flow calculations, based on current market interest rates available for similar contracts with maturities consistent with those remaining for the contracts being valued. Fair values of the Company's liability for deferred annuity products are estimated using the cash surrender values of the annuity contracts. The carrying amounts for supplementary contracts without life contingencies approximate fair value.

Fair values for the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk, which minimizes exposure to changing interest rates through the matching of investment maturities with amounts due under insurance contracts.

Long-term Debt:  The carrying amounts for long-term debt approximate fair value.

Derivatives: Fair values of the Company's derivative financial instruments are based on market quotes, pricing models, or formulas using current interest rates and assumptions and represent the net amount of cash the Company would have received or paid if the contracts had been settled or closed on December 31.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 3--INVESTMENTS

SECURITIES




The amortized cost and fair values of securities by security type are as follows:

                                                       December 31, 1996
                                                    (in millions of dollars)
                                          --------------------------------------------
                                                       Gross       Gross
                                          Amortized  Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses      Value
                                          --------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
 United States Government and
   Government Agencies and Authorities    $     6.4    $  0.8      $   -     $     7.2
 Foreign Governments                          156.5      19.9          -         176.4
 Public Utilities                           2,421.5     206.4        7.4       2,620.5
 Mortgage-backed Securities                 2,156.9      28.4       33.3       2,152.0
 All Other Corporate Bonds                  5,595.6     306.2       26.8       5,875.0
 Redeemable Preferred Stocks                   47.4       2.1        0.5          49.0
                                          ---------    ------      -----     ---------
  Total Fixed Maturity Securities          10,384.3     563.8       68.0      10,880.1
 Equity Securities                              7.2         -        2.3           4.9
                                          ---------    ------      -----     ---------
                                          $10,391.5    $563.8      $70.3     $10,885.0
                                          =========    ======      =====     =========

HELD-TO-MATURITY SECURITIES
 United States Government and
   Government Agencies and Authorities    $    13.5    $  1.5      $   -     $    15.0
 States, Municipalities, and Political
  Subdivisions                                  3.2       0.2          -           3.4
 Mortgage-backed Securities                   234.9       3.3        8.1         230.1
 All Other Corporate Bonds                     12.9       1.7          -          14.6
                                          ---------    ------      -----     ---------
                                          $   264.5    $  6.7      $ 8.1     $   263.1
                                          =========    ======      =====     =========

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 3--INVESTMENTS - CONTINUED


                                                       December 31, 1995
                                                    (in millions of dollars)
                                          --------------------------------------------
                                                       Gross       Gross
                                          Amortized  Unrealized  Unrealized    Fair
                                            Cost       Gains       Losses      Value
                                          --------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
  United States Government and
    Government Agencies and Authorities   $     5.4   $  9.5      $   -      $    14.9
  Foreign Governments                         159.2     17.1        0.5          175.8
  Public Utilities                          2,679.8    345.9        2.0        3,023.7
  Mortgage-backed Securities                2,738.5     48.4       15.4        2,771.5
  All Other Corporate Bonds                 5,805.5    530.8       76.9        6,259.4
  Redeemable Preferred Stocks                  69.9      3.7        0.3           73.3
                                          ---------   ------      -----      ---------
   Total  Fixed Maturity Securities        11,458.3    955.4       95.1       12,318.6
  Equity Securities                             9.2      0.1        4.0            5.3
                                          ---------   ------      -----      ---------
                                          $11,467.5   $955.5      $99.1      $12,323.9
                                          =========   ======      =====      =========


HELD-TO-MATURITY SECURITIES
  United States Government and
    Government Agencies and Authorities   $    13.3   $  2.8      $   -      $    16.1
  States, Municipalities, and Political
   Subdivisions                                 3.4      0.3          -            3.7
  Mortgage-backed Securities                  170.3     16.7          -          187.0
  All Other Corporate Bonds                    12.0      2.3          -           14.3
  Redeemable Preferred Stocks                 100.0        -          -          100.0
                                          ---------   ------      -----      ---------
                                          $   299.0   $ 22.1      $   -      $   321.1
                                          =========   ======      =====      =========

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 3--INVESTMENTS - CONTINUED

The amortized cost and fair values of fixed maturity securities by maturity date are shown below. The maturity dates have not been adjusted for possible calls or prepayments.

                                             December 31, 1996
                                          (in millions of dollars)
                                        --------------------------
                                           Amortized      Fair
                                             Cost         Value
                                        --------------------------
AVAILABLE-FOR-SALE SECURITIES
 1 year or less                             $   668.4    $   706.5
 Over 1 year through 5 years                  1,610.5      1,693.2
 Over 5 years through 10 years                2,308.7      2,419.5
 Over 10 years                                3,639.8      3,908.9
                                            ---------    ---------
                                              8,227.4      8,728.1
 Mortgage-backed Securities                   2,156.9      2,152.0
                                            ---------    ---------
                                            $10,384.3    $10,880.1
                                            =========    =========

HELD-TO-MATURITY SECURITIES
 1 year or less                             $     1.2    $     1.3
 Over 1 year through 5 years                      2.0          2.1
 Over 5 years through 10 years                    0.9          1.0
 Over 10 years                                   25.5         28.6
                                            ---------    ---------
                                                 29.6         33.0
   Mortgage-backed Securities                   234.9        230.1
                                            ---------    ---------
                                            $   264.5    $   263.1
                                            =========    =========

The adjustments related to SFAS 115 are as follows:

                                                    December 31
                                                 1996          1995
                                             (in millions of dollars)
                                           ---------------------------
ASSETS
   Fixed Maturity Securities                  $ 495.8      $ 860.3
   Equity Securities                             (2.3)        (3.9)
   Deferred Policy Acquisition Costs           (240.9)      (383.5)
LIABILITIES
   Reserve for Future Policy and                112.8        316.1
    Contract Benefits
   Deferred Federal Income Taxes                 48.9         54.9
STOCKHOLDERS' EQUITY
   Net Unrealized Gain on Securities             90.9        101.9

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 3--INVESTMENTS - CONTINUED

At December 31, 1996, the total investment in below-investment-grade fixed maturity securities (securities rated below Baa3 by Moody's Investors Services or an equivalent internal rating) was $891.1 million or 6.7 percent of invested assets. The amortized cost of these securities was $869.2 million.

MORTGAGE LOANS

As of December 31, 1996, the recorded investment in mortgage loans was $1.0 million with a related loss reserve of $1.0 million. Changes in the mortgage loan loss reserve are as follows:



                                            1996      1995     1994
                                           (in millions of dollars)
                                        ----------------------------
BALANCE AT JANUARY 1                       $ 12.0    $ 49.0   $ 55.3
   Additions Charged to Realized
    Investment Losses                           -       3.0     11.2
   Release Due to Sale or Direct
    Write-Down of Loans                     (11.0)    (40.0)   (17.5)
                                           ------    ------   ------
BALANCE AT DECEMBER 31                     $  1.0    $ 12.0   $ 49.0
                                           ======    ======   ======

In February 1996, the Company sold 24 mortgage loans with a principal amount of $81.6 million and a book value of $75.9 million. In October 1995, the Company sold commercial mortgage loans with a principal amount and a book value of $962.4 million through a securitization collateralized by 366 loans. In May 1995, the Company sold 26 restructured mortgage loans with a principal amount of $147.5 million and a book value of $122.6 million. The transactions resulted in before-tax realized investment gains (losses) of $(5.7) million, $8.9 million, and $(23.1) million, respectively.

REAL ESTATE

Accumulated depreciation on real estate was $28.5 million and $33.6 million as of December 31, 1996 and 1995, respectively.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 3--INVESTMENTS - CONTINUED

NET INVESTMENT INCOME

Sources for net investment income are as follows:

                                             Year Ended December 31
                                            1996      1995      1994
                                            (in millions of dollars)
                                        ------------------------------
Fixed Maturity Securities                 $  900.2  $  961.4  $  946.2
Equity Securities                              0.4       0.4       0.6
Mortgage Loans                                 2.6     100.7     159.0
Real Estate                                   25.8      29.6      38.0
Policy Loans                                 182.8     163.9     137.9
Other Long-term Investments                    3.9       4.3       3.6
Short-term Investments                         7.4       6.9       8.4
                                          --------  --------  --------
  Gross Investment Income                  1,123.1   1,267.2   1,293.7
Investment Expenses                           33.0      45.9      55.1
                                          --------  --------  --------
  Net Investment Income                   $1,090.1  $1,221.3  $1,238.6
                                          ========  ========  ========

REALIZED INVESTMENT GAINS AND LOSSES

Realized investment gains (losses) are as follows:

                                            Year Ended December 31
                                            1996      1995     1994
                                           (in millions of dollars)
                                        ----------------------------
Fixed Maturity Securities                  $ 37.1    $ 14.9   $ (1.3)
Equity Securities                            (1.3)      0.2      2.0
Mortgage Loans and Real Estate               (3.7)    (26.9)   (30.2)
Real Estate Partnerships and Other
 Invested Assets                              0.1         -     (0.4)
Derivatives                                 (40.8)    (19.9)    (0.2)
                                           ------    ------   ------
                                           $ (8.6)   $(31.7)  $(30.1)
                                           ======    ======   ======

Net realized investment losses include writedowns and changes in the reserve for losses on mortgage loans and foreclosed real estate of $(5.0) million, $(29.0) million, and $16.8 million for 1996, 1995, and 1994, respectively.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 3--INVESTMENTS - CONTINUED

Proceeds from sales of fixed maturity and equity securities and the related gross gains and losses realized on those sales are as follows:

                                            Year Ended December 31
                                            1996      1995     1994
                                           (in millions of dollars)
                                        ----------------------------
PROCEEDS FROM SALES
  Available-for-Sale Fixed Maturity
   Securities                             $1,592.0  $1,353.1  $686.3
  Equity Securities                            0.6       6.8     7.4
GROSS GAINS
  Available-for-Sale Fixed Maturity
   Securities                                 50.1      35.3    19.0
  Equity Securities                              -       1.3     2.4
GROSS LOSSES
  Available-for-Sale Fixed Maturity
   Securities                                 13.0      20.4    20.3
  Equity Securities                            1.3       1.1     0.4

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate swaps and exchange-traded interest rate futures contracts to hedge interest rate risks and to match assets with its insurance liabilities. Other derivatives, such as options and interest rate forward contracts, are also used to some extent in the hedging process.

DERIVATIVE RISKS

The basic types of risks associated with derivatives are market risk (that the value of the derivative will be adversely impacted by changes in the market, primarily the change in interest rates) and credit risk (that the counterparty will not perform according to the terms of the contract). The market risk of the derivatives should generally offset the market risk associated with the hedged financial instrument or liability.

To help limit the credit exposure of the derivatives, the Company has entered into master netting agreements with its counterparties whereby contracts in a gain position can be offset against contracts in a loss position. The Company also typically enters into bilateral, cross-collateralization agreements with its counterparties to help limit the credit exposure of the derivatives. These agreements require the counterparty in a loss position to submit acceptable collateral with the other counterparty in the event the net loss position meets or exceeds an agreed upon amount. The Company's current credit exposure on derivatives, which is limited to the value of those contracts in a net gain position, was $3.0 million at December 31, 1996.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

HEDGING ACTIVITY

The table below summarizes by notional amounts the activity for each category of derivatives.



                                   Interest Rate Swaps
                              -----------------------------
                                 Receive      Receive
                                Variable/      Fixed/
                                Pay Fixed   Pay Variable    Forwards  Futures   Options   Total
                                                    (in millions of dollars)
                              ------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993       $    -         $525.0     $ 22.0  $   21.0   $    -  $  568.0
   Additions                        800.0          201.0      178.5   1,464.5        -   2,644.0
   Terminations                         -              -      200.5   1,280.5        -   1,481.0
                                   ------         ------   --------  --------  -------  --------
BALANCE AT DECEMBER 31, 1994        800.0          726.0          -     205.0        -   1,731.0
   Additions                        300.0          495.0          -     947.5    820.0   2,562.5
   Terminations                     200.0          359.8          -   1,137.5    820.0   2,517.3
                                   ------         ------   --------  --------  -------  --------
BALANCE AT DECEMBER 31, 1995        900.0          861.2          -      15.0        -   1,776.2
   Additions                            -          400.0          -     477.0        -     877.0
   Terminations                     600.0          463.6          -     482.0        -   1,545.6
                                   ------         ------   --------  --------  -------  --------
BALANCE AT DECEMBER 31, 1996       $300.0         $797.6     $    -  $   10.0   $    -  $1,107.6
                                   ======         ======   ========  ========  =======  ========

Additions and terminations reported above for futures include roll activity, which is the closing out of an old contract and initiation of a new one when the futures contract is about to mature but the need for it still exists.

The following table summarizes the timing of anticipated settlements of interest rate swaps outstanding at December 31, 1996, and the related weighted average interest receive rate or pay rate assuming current market conditions.

                                         1997   1998    1999     2000     2001    2002    Total
                                                      (in millions of dollars)
                                     ------------------------------------------------------------
RECEIVE VARIABLE/PAY FIXED
Notional value                         $300.0      -       -        -        -       -   $  300.0
Weighted average receive rate            5.56%     -       -        -        -       -       5.56%
Weighted average pay rate                6.99      -       -        -        -       -       6.99

RECEIVE FIXED/PAY VARIABLE
Notional value                         $113.9      -  $333.7   $170.0   $160.0   $20.0   $  797.6
Weighted average receive rate            6.16%     -    7.12%    7.79%    7.81%   7.44%      7.27%
Weighted average pay rate                5.50      -    5.54     5.56     5.56    5.50       5.54

TOTAL INTEREST RATE SWAPS              $413.9      -  $333.7   $170.0   $160.0   $20.0   $1,097.6
TOTAL WEIGHTED AVERAGE RECEIVE RATE      5.73%     -    7.12%    7.79     7.81%   7.44%      6.81%
TOTAL WEIGHTED AVERAGE PAY RATE          6.58      -    5.54     5.56     5.56    5.50       5.94

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

Derivative activity falls under five hedging programs as follows:

PROGRAM 1

The Company routinely uses forwards and futures to protect margins by reducing the risk of changes in interest rates between the time of asset purchase and the associated sale of an asset or sale of new business. Prior to 1995, this activity was primarily associated with new GIC sales. The majority of the 1995 activity ($500.0 million) was a hedge of the reinvestment of the proceeds from the securitization of the Company's commercial mortgage loan portfolio (see Note
3).

Gains or losses on termination of these forwards and futures are deferred and reported as an adjustment of the carrying amount of the hedged asset or liability and amortized into earnings over the lives of the hedged items. The net deferred gain associated with this activity was $29.3 million and $31.8 million at December 31, 1996 and 1995, respectively.

The deferred gain from this program was amortized into income in the consolidated statements of income as follows:

                                        Year Ended December 31
                                 1996             1995           1994
                                       (in millions of dollars)
                               -----------------------------------------
Net Investment Income             $ 1.0           $ 0.2          $ 0.1
Policy and Contract Benefits        1.2             3.8            1.9
                                  -----           -----          -----
                                  $ 2.2           $ 4.0          $ 2.0
                                  =====           =====          =====

At December 31, 1996, the Company had no open futures contracts under this program.

PROGRAM 2

In 1994 and 1993 the Company created $101.0 million of synthetic fixed rate assets consisting of variable rate mortgage-backed securities combined with index amortizing swaps (receive fixed/pay variable). These synthetic fixed rate assets back fixed rate GICs. During this time, the Company also created $625.0 million of synthetic variable rate GICs consisting of fixed rate GICs combined with index amortizing swaps (receive fixed/pay variable), which were then backed by variable rate mortgage-backed securities. The notional amount of index amortizing swaps associated with this program was $197.6 million and $366.2 million at December 31, 1996 and 1995, respectively. The notional amount of these swaps reduces based on an amortization schedule indexed to a constant maturity treasury rate. Under market conditions at December 31, 1996, the remaining swaps are expected to amortize fully over the next three years.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

Income (expense) from settlements of payment streams on these interest rate swap agreements as reported in the consolidated statements of income were as follows:

                                   Year Ended December 31
                              1996         1995         1994
                                 (in millions of dollars)
                              --------------------------------
Net Investment Income         $   -       $ 0.9         $ 0.4
Policy and Contract Benefits    0.3        (4.7)          3.9
                              -----       ------        -----
                              $ 0.3       $(3.8)        $ 4.3
                              =====       ======        =====

PROGRAM 3

In December 1994, the Company announced that it would discontinue the sale of traditional GICs. At that time, the Company decided to convert from a duration matching investment approach to a cash flow matching investment approach for its GIC business. The Company hedged the risk that a rise in interest rates would reduce the price on future sales of assets which would be necessary to fund maturing liabilities by entering into $1.1 billion notional amount of forward interest rate swaps (receive variable/pay fixed) and $205.0 million notional amount of short interest rate futures contracts. The majority of this hedge was initiated in 1994, with the last $300.0 million of swaps initiated in 1995.

The $205.0 million futures position was terminated in 1995 as planned when $208.7 million of fixed maturity securities were sold to fund maturing GICs. The Company realized a $0.1 million before-tax investment gain on the futures and a $5.6 million before-tax investment loss on the fixed maturity securities, a net result which was consistent with the original hedge expectations. The first $200.0 million swap position was terminated in 1995; however, fixed maturity securities sales did not occur as originally anticipated because the Company had adequate cash flow from other sources to fund the maturing GICs. The primary source of this other cash flow was the securitization of the commercial mortgage loan portfolio which had not been anticipated at the time this hedge was initiated (see Note 3). The Company realized a $20.0 million before-tax investment loss on termination of this swap position in 1995.

During 1996, the Company terminated $600.0 million of these forward swaps as scheduled, realizing a $36.1 million before-tax investment loss. In addition, the Company used offsetting futures contracts to partially remove the hedge as fixed maturities were sold prior to the termination date of the interest rate swaps. The Company realized a $5.3 million before-tax investment loss on the termination of these futures contracts. The Company sold $423.0 million of fixed maturity securities associated with this hedge, realizing a $19.6 million before-tax investment gain. The remaining fixed maturity sales did not occur as originally anticipated because the Company had adequate cash flow from other sources to fund the maturing GICs. The last $300.0 million of these swaps will be terminated as scheduled in 1997.

At December 31, 1996, the Company had an unrealized loss of $4.5 million on these outstanding interest rate swaps and an unrealized gain of $5.1 million on the associated fixed maturity securities.

PROGRAM 4

In 1995, the Company purchased $820.0 million in put options on treasury securities to hedge the risk that a rise in interest rates would reduce the price realized on the securitization of the commercial mortgage loan portfolio. The options expired without value, and the $7.6 million price of the option was reported as an adjustment to the net realized investment gain from the mortgage loan sale.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

PROGRAM 5

During 1995, the Company executed a series of cash flow hedges in the individual disability income portfolio, hedging $495.0 million of expected cash flows in the years 1996 through 2000 using forward interest rate swaps (receive fixed/pay variable). During 1996, the Company added $200.0 million of forward interest rate swaps to the individual disability income portfolio and initiated a $200.0 million forward interest rate swap position in the group single premium annuity portfolio. The purpose of these actions was to lock in the reinvestment rates on future cash flows and protect the Company from the potential adverse impact of declining interest rates on the associated policy reserves.

During 1996, the Company terminated $295.0 million of these interest rate swaps, $160.0 million of which were terminated in conjunction with the purchase of $160.0 million of fixed maturity securities. The $3.6 million before-tax investment gain realized on the termination of the swaps was deferred as an adjustment to the book value of the purchased fixed maturity securities. In addition, the Company used offsetting futures contracts to partially remove the hedge as fixed maturities were purchased prior to the termination date of the interest rate swaps. The $3.6 million before-tax investment gain realized on the termination of these futures contracts was deferred as an adjustment to the book value of the purchased fixed maturity securities. Interest rate swaps of $120.0 million were terminated when it was determined that the hedged anticipated cash flows were no longer likely to occur. The resulting $0.5 million before-tax gain on this termination is reported as a component of realized investment gains and losses. The remaining $15.0 million of interest rate swaps were replaced with $15.0 million of interest rate futures contracts to maintain the hedge until the fixed maturity securities are purchased. In 1996, the Company amortized into net investment income $0.1 million of the deferred gain from this program.

At December 31, 1996, the Company had an unrealized gain of $24.7 million on the open forward interest rate swaps and interest rate futures. These derivatives are scheduled to be terminated in the years 1997 through 2002 as assets are purchased with the future anticipated cash flows.

NOTE 5--FEDERAL INCOME TAXES

A reconciliation of the income tax attributable to continuing operations computed at U.S. federal statutory tax rates to the income tax expense as included in the consolidated statements of income follows:

                                             Year Ended December 31
                                             1996     1995     1994
                                      ----------------------------------
Statutory Federal Income Tax Rate             35.0%    35.0%    35.0%
Tax-preferred Investment Income               (1.1)    (2.1)    (2.4)
Net Prior Years Tax Refunds                   (0.1)    (0.8)    (2.4)
Other Items, Net                               1.8      2.2      2.5
                                              ----     ----     ----
Effective Tax Rate                            35.6%    34.3%    32.7%
                                              ====     ====     ====

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 5--FEDERAL INCOME TAXES - CONTINUED

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred federal income tax liability are as follows:

                                               December 31
                                            1996         1995
                                         (in millions of dollars)
                                   ----------------------------------
DEFERRED TAX LIABILITY
 Deferred Policy Acquisition Costs            $133.6       $140.5
 Bond Market Discount                           11.2         10.7
 Net Unrealized Investment Gains                48.9         54.9
 Cost of Business Acquired                       2.3          2.3
 Property and Equipment                          9.8          6.7
 Other                                          13.4         11.3
                                              ------       ------
 Total Deferred Tax Liability                  219.2        226.4
                                              ------       ------

DEFERRED TAX ASSET
 Reserves                                      105.5        106.1
 Realized Investment Gains and Losses           44.7         32.5
 Postretirement Benefits                        20.9         23.8
 Other Employee Benefits                        24.4         21.1
 Other                                           9.2          5.7
                                              ------       ------
 Total Deferred Tax Asset                      204.7        189.2
                                              ------       ------

NET DEFERRED TAX LIABILITY                    $ 14.5       $ 37.2
                                              ======       ======

The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax asset and, therefore, no such valuation allowance has been established.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 5--FEDERAL INCOME TAXES - CONTINUED

Under the Life Insurance Company Tax Act of 1959, life companies were required to maintain a policyholders' surplus account containing the accumulated portion of current income which had not been subjected to income tax in the year earned. The Deficit Reduction Act of 1984 requires that no future amounts be added after 1983 to the policyholders' surplus account. Further, any future distributions from the account would become subject to federal income taxes at the general corporate federal income tax rate then in effect. The amount of the policyholders' surplus account at December 31, 1996, is approximately $125.0 million. Future distributions from the policyholders' surplus account are deemed to occur if a statutorily prescribed maximum for the account is less than the value of the account or if dividend distributions exceed the total amount accumulated as currently taxable income in the year earned. If the entire policyholders' surplus account were deemed distributed in 1997, this would result in a tax of approximately $43.8 million. No current or deferred federal income taxes have been provided on these amounts because management considers the conditions under which such taxes would be paid to be remote.

In 1996, the Company received a refund that had been accrued in 1995 relating to the final settlement of litigation for tax years 1980 through 1983. The refund of taxes was $1.5 million and interest on the refund was $4.2 million. The Company also received a refund that had been accrued in 1994 relating to a final settlement of the remaining issues in dispute for the 1984 and 1985 tax years. The refund of taxes was $3.1 million and related interest was $5.9 million. During 1996, the Internal Revenue Service concluded its examination of the Company's federal income tax returns for tax years 1990 through 1992 and issued a Revenue Agents' Report proposing a tax deficiency of $26.0 million for these years. Although this proposed deficiency has been appealed, the Company made an additional payment for these years of $13.0 million tax and $5.2 million interest to preclude the accrual of interest at punitive rates on any portion of the proposed deficiency that the Company could possibly lose. Net income for 1996 was increased by $0.9 million as a result of these tax refunds and payments.

In 1995, the Company received a refund that was previously accrued in 1994 relating to a final settlement of the remaining issues in litigation for the 1966 through 1979 tax years. The refund of taxes was $1.1 million and interest on the refund was $4.8 million. The Company also accrued refunds of federal income tax of $1.5 million and related interest of $3.5 million attributable to a final settlement of the remaining issues in litigation for tax years 1980 through 1983. Overall, including interest received, net income in 1995 was increased by $4.0 million as a result of the receipt and accrual of these refunds.

In 1994, the Company accrued refunds of federal income tax of $4.3 million and related interest of $9.6 million. The refunds related to the 1984 and 1985 tax years and to a final settlement of court proceedings for the remaining issues in dispute for tax years 1966 through 1979. Also, during 1994, the Internal Revenue Service concluded its examination of the Company's federal income tax returns for tax years 1988 and 1989 and issued a Revenue Agent's Report reflecting a proposed deficiency of $17.5 million for these years. The Company paid $6.6 million of tax and interest in response to this proposed deficiency to preclude the possible accrual of interest at punitive rates. Net income for 1994 was increased by $10.5 million as a result of these items.

During the year, the Internal Revenue Service began its examination of the Company's federal income tax returns for tax years 1993 through 1995. Management believes this examination will have no material impact on the Company's financial statements.

Federal income taxes paid during 1996, 1995, and 1994 were $92.5 million, $71.8 million, and $91.3 million, respectively.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 6--DEBT

During 1996, the Company entered into an $800.0 million five-year revolving credit facility with various domestic and international banks. The purpose of this arrangement was to provide partial financing for the purchase of The Paul Revere Corporation (see Note 14), to refinance the existing bank term notes of $200.0 million, and for general corporate uses. Interest is variable based upon a London Interbank Offered Rate (LIBOR) plus a margin. At December 31, 1996, the outstanding borrowing under the revolving credit facility was $200.0 million.

During 1996, the Company repaid the $200.0 million bank term notes which were due on or before December 1, 1996.

There was no short-term debt outstanding at December 31, 1996. Short-term debt outstanding at December 31, 1995 was $1.4 million.

Interest paid on short- and long-term debt during 1996, 1995, and 1994 was $17.1 million, $22.4 million, and $27.3 million, respectively. Interest expense during 1996, 1995, and 1994 was $17.8 million, $22.3 million, and $25.9 million, respectively.

NOTE 7--STOCKHOLDERS' EQUITY

CORPORATE REORGANIZATION

Effective December 27, 1995, Provident Life and Accident Insurance Company of America completed a step in a corporate reorganization which created a new parent holding company, Provident Companies, Inc., a non-insurance holding company incorporated in Delaware. In accordance with the Plan of Share Exchange approved by shareholders at the 1995 annual meeting, each share of Class A and Class B common stock of Provident Life and Accident Insurance Company of America was exchanged for a single class of common stock of Provident Companies, Inc., with each share entitled to one vote. Each depositary share of cumulative preferred stock of Provident Life and Accident Insurance Company of America was also exchanged for an equivalent depositary share of cumulative preferred stock of Provident Companies, Inc.

In March 1996, Provident Life and Accident Insurance Company of America and Provident Life Capital Corporation were dissolved and their respective assets and liabilities were distributed to and assumed by Provident Companies, Inc. Provident Life and Accident Insurance Company, Provident National Assurance Company, and Provident Life and Casualty Insurance Company are now direct subsidiaries of Provident Companies, Inc.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES

NOTE 7--STOCKHOLDERS' EQUITY - CONTINUED

PREFERRED AND COMMON STOCK

In 1996, the Company's shareholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase from 65,000,000 to 150,000,000 the number of shares of common stock which the Company is authorized to issue.

In 1993, the Company issued 1,041,667 shares of 8.10% cumulative preferred stock, liquidation preference $150 per share evidenced by depositary receipts for 6,250,002 depositary shares each representing a one-sixth interest of a preferred share, of which 6,249,202 and 6,250,002 were issued and outstanding as of December 31, 1996 and 1995, respectively. The preferred stock is redeemable at a redemption price of $150 per share (equivalent to $25 per depositary share) at the option of the Company in 1998.

NOTE 8--RETIREMENT BENEFITS

PENSION PLAN

The Company provides a self-administered, defined benefit pension plan for eligible salaried employees. The benefits are based on years of service and the employee's highest consecutive five years of compensation. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate. Plan assets are invested in two separate accounts of a subsidiary of the Company, one of which invests in listed equity securities and the other in corporate obligations and U.S. bonds.

The pension plan's funded status and the amount recognized in the Company's consolidated statements of financial condition are as follows:

                                                 December 31
                                              1996          1995
                                           (in millions of dollars)
                                      ----------------------------------
Actuarial present value of benefit
 obligation - vested                           $160.8        $147.9
                                               ======        ======

Accumulated benefit obligation                 $161.6        $149.0
                                               ======        ======

Projected benefit obligation                   $189.8        $177.6
Plan assets at fair value                       220.2         200.5
                                               ------        ------
Plan assets in excess of projected
 benefit obligation                              30.4          22.9
Unrecognized net actuarial gains                (29.9)        (26.3)
Unrecognized prior service cost                   2.4           2.6
Unrecognized net transition obligation            0.6           0.7
                                               ------        ------
Accrued pension asset (liability)              $  3.5        $ (0.1)
                                               ======        ======

Weighted-average discount rate used in
 determining the projected benefit obligation    7.25%         7.75%
Weighted-average rate of compensation
 increase                                        4.50%         5.00%

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 8--RETIREMENT BENEFITS - CONTINUED

Net periodic pension cost (benefit) included the following components:

                                                        Year Ended December 31
                                                        1996     1995     1994
                                                       (in millions of dollars)
                                                    -----------------------------
Service cost                                          $  4.0    $  5.7   $ 7.8
Interest cost                                           12.6      12.6    10.0
Actual return on plan assets                           (28.1)    (43.1)   (9.8)
Net amortization and deferral                            7.5      26.5    (4.1)
Curtailment cost                                           -       1.0       -
                                                      ------    ------   -----
                                                      $ (4.0)   $  2.7   $ 3.9
                                                      ======    ======   =====

Expected long-term rate of return on plan assets        8.50%     7.75%   7.75%


POSTRETIREMENT PLANS

The Company sponsors two defined benefit postretirement plans other than pensions for full-time employees who have ten years of credited service with the Company and have reached age 55. One plan provides medical and dental benefits, and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. It is the Company's expressed intent to increase the health care plan's retiree contribution rate annually as the cost of health care increases. The life insurance plan is noncontributory and is fully funded through a life insurance contract issued by the Company. The health care plan is unfunded.

The following tables show the accumulated postretirement benefit obligation, the amount recognized in the Company's consolidated statements of financial condition, and the net periodic postretirement benefit cost.

                                                                                   December 31
                                                                                1996         1995
                                                                            (in millions of dollars)
                                                                         ----------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                                      $43.2         $42.9
 Fully eligible active plan participants                                         1.7           2.4
 Other active plan participants                                                 14.3          15.4
                                                                               -----         -----
                                                                                59.2          60.7
Plan assets at fair value                                                        8.5           7.7
                                                                               -----         -----
Accumulated postretirement benefit obligation in excess of plan assets          50.7          53.0
Unrecognized net gain                                                            7.6           7.3
                                                                               -----         -----
Accrued postretirement benefit liability                                       $58.3         $60.3
                                                                               =====         =====

Weighted-average discount rate used in determining the
  accumulated postretirement benefit obligation                                 7.25%         8.50%

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 8--RETIREMENT BENEFITS - CONTINUED

Net periodic postretirement benefit cost included the following components:

                                                            Year Ended December 31
                                                        1996          1995          1994
                                                           (in millions of dollars)
                                                     -----------------------------------
Service cost                                           $ 1.5         $ 1.9         $ 4.1
Interest cost                                            4.0           4.6           5.0
Actual return on plan assets                            (0.5)         (0.5)         (0.6)
Net amortization and deferral                           (3.0)         (3.4)         (1.2)
                                                       -----         -----         -----
                                                       $ 2.0         $ 2.6         $ 7.3
                                                       =====         =====         =====

Expected long-term rate of return on plan assets        8.50%         8.50%         8.50%

The postretirement benefit costs for 1996, 1995, and 1994 assume a weighted-average annual rate of increase in the per capita cost of covered health care benefits of 9 percent, 12 percent, and 12 percent, respectively, decreasing gradually to 5 percent for 2004 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996, by $7.1 million and the aggregate of net periodic postretirement benefit cost for 1996 by $0.8 million.

CURTAILMENT GAINS

During 1995, the Company recognized curtailment gains of $16.6 million and $7.7
million in its pension plan and postretirement plans, respectively.   The gains
resulted from the sale of the group medical business (see Note 13) and the consequent termination of participation in the Company's benefit plans of certain employees. The gains were included in the determination of the total gain recognized on the sale.

NOTE 9--INCENTIVE COMPENSATION AND STOCK PURCHASE PLANS

MANAGEMENT INCENTIVE COMPENSATION PLAN

The Company has in effect a two-part management incentive compensation plan, the first part of which is cash-based and is designed to encourage achievement of specific annual goals in which key employees participate. The compensation cost recognized in the consolidated statements of income for this part of the plan is $3.6 million, $2.9 million, and $2.5 million for 1996, 1995, and 1994, respectively. The second part of this plan is a stock option plan. The Company applies Opinion 25 and related interpretations in accounting for the stock option plan. For those stock options subject to stock price performance, the compensation cost recognized in the consolidated statements of income is $2.0 million and $2.4 million for 1996 and 1995, respectively. No cost was recognized for 1994.

Under the 1994 stock plan, the Company may grant options of up to 3,500,000 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. The options cannot be exercised until at least one year after the date of grant and have a maximum term of ten years after the date of grant. A portion of the options are also subject to stock price performance requirements being met prior to exercise. In January 1997, the Compensation Committee of the Company's Board of Directors amended the number of options which may be granted under the 1994 plan to 5,000,000 shares, subject to approval by the Company's shareholders.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 9--INCENTIVE COMPENSATION AND STOCK PURCHASE PLANS - CONTINUED

Options granted prior to 1994 were granted under the 1989 stock option plan. Under that plan, the Company could grant options of up to 700,000 shares of common stock over the five year term of the plan which ended effective December 31, 1993.

The exercise price of each option equaled the market price of the Company's stock on the date of grant. The options outstanding under this plan are currently exercisable and have a maximum term of ten years after the date of grant.

Summaries of the Company's stock options are as follows:

                                              1996                       1995                       1994
                                    -------------------------  -------------------------  -------------------------
                                    Shares   Weighted-Average  Shares   Weighted-Average  Shares   Weighted-Average
                                     (000)    Exercise Price    (000)    Exercise Price    (000)    Exercise Price
                                    -------  ----------------  -------  ----------------  -------  ----------------
Outstanding at January 1             1,648         $24.82         885         $27.35         564         $25.11
Granted                                674          31.13       1,003          22.70         481          29.13
Exercised                             (161)         24.17         (49)         20.72         (88)         20.74
Forfeited                              (31)         30.81        (103)         26.05         (51)         30.75
Expired                                (10)         29.30         (88)         26.89         (21)         27.57
                                     -----                      -----                       ----
Outstanding at December 31           2,120          26.77       1,648          24.82         885          27.35
                                     =====                      =====                       ====

                                                             December 31
                                     1996                        1995                       1994
                                                         (shares in thousands)
                                     -----------------------------------------------------------
Exercisable                          1,477                        476                        265
Exercisable based on
  additional service                   643                        975                        460
Exercisable based on
  stock price performance                0                        197                        160
                                     -----                      -----                       ----
Outstanding                          2,120                      1,648                        885
                                     =====                      =====                       ====

                                                    December 31, 1996
                    -------------------------------------------------------------------------
                                Options Outstanding                   Options Exercisable
                    -------------------------------------------  ----------------------------
                             Weighted-Average
Range of            Shares      Remaining      Weighted-Average  Shares    Weighted-Average
Exercise Prices      (000)   Contractual Life   Exercise Price    (000)     Exercise Price
------------------  -------  ----------------  ----------------  -------   ------------------
$18.00 to 24.99        931       5.0 years           $22.52         931           $22.52
 25.00 to 31.99      1,145       5.8                  29.91         546            28.85
 32.00 to 51.99         44       8.1                  34.75           -                -
                     -----                                        -----
 18.00 to 51.99      2,120       5.5                  26.77       1,477            24.86
                     =====                                        =====

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 9--INCENTIVE COMPENSATION AND STOCK PURCHASE PLANS - CONTINUED

EMPLOYEE STOCK PURCHASE PLAN

In 1995, the Company established an employee stock purchase plan to promote and maintain widespread employee stock ownership. The plan became effective in the fourth quarter of 1995 and conforms to Internal Revenue Code Section 423. Under the plan, the Company is authorized to issue up to 1,000,000 shares of common stock to its employees, nearly all of whom are eligible to participate. Under the terms of the plan, eligible employees may purchase common stock of the Company at the end of each three-month financial quarter. The purchase price of the stock is 85 percent of the lower of its beginning of the quarter or end of the quarter market price. The maximum amount of stock a participating employee may purchase under the plan in any one calendar year is limited to $25,000 in fair market value of the stock as determined at the beginning of each purchase period. The Company sold 34,311 and 31,935 shares to employees with a weighted-average exercise price of $29.36 and $23.06 per share in 1996 and 1995, respectively. The Company applies Opinion 25 and related interpretations in accounting for the stock purchase plan. Accordingly, no compensation cost has been recognized.

COMPENSATION COST UNDER THE FAIR VALUE APPROACH (SFAS 123)

Compensation cost for the Company's management incentive compensation plan and employee stock purchase plan under the fair value approach was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                    Year Ended December 31
                                                                      1996          1995
                                                                ----------------------------
Volatility                                                              18.2%        19.1%

Risk-free rate of return                                                 5.7%         7.6%

Dividend payout rate per share                                         $0.72        $0.72

Time of exercise
   Management Incentive Compensation Plan
      Executives                                                     7 years      5 years
      Non-executives                                                 6 years      4 years
   Employee Stock Purchase Plan                                      3 months     3 months

Weighted-average fair value of options granted during the year
   Management Incentive Compensation Plan                              $7.36        $4.92
   Employee Stock Purchase Plan                                        $6.77        $5.26

Had compensation cost for the two plans been determined in accordance with the provisions of SFAS 123, the Company's pro forma net income for the years ended December 31, 1996 and 1995 would have been $143.6 million and $114.2 million, respectively. There are no significant differences between earnings per common share as reported and pro forma earnings per common share on a primary or fully diluted basis for the years ended December 31, 1996 and 1995.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 10--REINSURANCE

The Company routinely assumes and cedes reinsurance with other insurance companies. The primary purpose of ceded reinsurance is to limit losses from large exposures; however, if the reinsurer is unable to meet its obligations, the originating issuer of the insurance coverage retains the liability. Premium income, policy and contract benefits, and change in reserves for future policy and contract benefits and policyholders' funds are presented in the consolidated statements of income net of reinsurance ceded.

On May 1, 1995, the Company entered into an indemnity and assumption reinsurance agreement with Healthsource Insurance Company in connection with the sale of the group medical business (see Note 13). Under the terms of the reinsurance agreement, the Company cedes to Healthsource Insurance Company premium income and associated obligations and liabilities arising with respect to medical indemnity and dental and vision insurance issued by the Company in certain states where Healthsource Insurance Company is not currently licensed and approved to transact this type of business. Total premium income and policy and contract benefits ceded under this reinsurance agreement were $224.6 million and $188.5 million, respectively, for the year ended December 31, 1996, and $170.6 million and $137.5 million, respectively, for the year ended December 31, 1995. Once Healthsource Insurance Company obtains the necessary licenses and approvals to transact this business in all states, the group medical reinsurance agreement will be terminated.

The total amounts deducted for reinsurance ceded are as follows:

                                                 Year Ended December 31
                                                  1996     1995    1994
                                                (in millions of dollars)
                                              --------------------------
Premium Income                                    $305.5   $249.2  $61.3
Policy and Contract Benefits                       265.5    202.7   49.2
Change in Reserves for Future Policy and
  Contract Benefits and Policyholders' Funds        26.4     44.7   53.2

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 10--REINSURANCE - Continued

Reinsurance ceded and assumed consists of the following:

                                                     Year Ended December 31
                                                    1996      1995      1994
                                                    (in millions of dollars)
                                                ------------------------------
CEDED
 Life Insurance in Force (Amount of Insurance)    $4,347.9  $4,258.5  $4,202.6

 Premium Income
  Individual Life and Disability                      48.2      47.8      41.0
  Employee Benefits                                   31.9      29.9      18.9
  Other Operations                                   225.4     171.5       1.4


ASSUMED
 Life Insurance in Force (Amount of Insurance)    $  437.0  $  460.2  $  499.2

 Premium Income
  Individual Life and Disability                      35.3      36.9      39.1
  Employee Benefits                                   16.2      15.4       0.4

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES


NOTE 11-- LIABILITY FOR UNPAID CLAIMS AND CLAIM ADJUSTMENT EXPENSES

Changes in the liability for unpaid claims and claim adjustment expenses were as follows:



                                    1996      1995      1994
                                    (in millions of dollars)
                                ---------------------------------
BALANCE AT JANUARY 1              $2,824.7  $2,472.9  $2,143.9
 Less Reinsurance Recoverables       343.2     237.6     180.9
                                  --------  --------  --------

Net Balance at January 1           2,481.5   2,235.3   1,963.0
                                  --------  --------  --------

Incurred Related to:
 Current Year                        910.6     960.0   1,062.4
 Prior Years                         107.8     123.9     115.9
                                  --------  --------  --------

Total Incurred                     1,018.4   1,083.9   1,178.3
                                  --------  --------  --------

Paid Related to:
 Current Year                        322.4     359.0     456.3
 Prior Years                         502.1     478.7     449.7
                                  --------  --------  --------

Total Paid                           824.5     837.7     906.0
                                  --------  --------  --------

Net Balance at December 31         2,675.4   2,481.5   2,235.3
 Plus Reinsurance Recoverables       372.1     343.2     237.6
                                  --------  --------  --------

BALANCE AT DECEMBER 31            $3,047.5  $2,824.7  $2,472.9
                                  ========  ========  ========

The majority of the net balances are related to disabled lives claims with long-tail payouts on which interest earned on assets backing liabilities is an integral part of pricing and reserving. The incurred amounts shown above have not been adjusted for interest.

Prior year claim reserves include strengthening (reserve releases) of $(2.0) million, $(33.5) million, and $35.1 million for 1996, 1995, and 1994, respectively.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 12--SEGMENT INFORMATION

Selected data by segment is as follows:

                                                                 Year Ended December 31
                                                              1996       1995        1994
                                                                (in millions of dollars)
                                                          --------------------------------------
REVENUE (EXCLUDING NET REALIZED INVESTMENT
  GAINS AND LOSSES)
   Individual Life and Disability                         $ 1,047.6    $ 1,019.3     $   956.6
   Employee Benefits                                          606.1        582.7         555.3
   Other Operations                                           646.8        985.0       1,280.4
                                                          ---------    ---------     ---------
     Total                                                $ 2,300.5    $ 2,587.0     $ 2,792.3
                                                          =========    =========     =========

INCOME BEFORE NET REALIZED INVESTMENT
  GAINS AND LOSSES AND FEDERAL INCOME TAXES
   Individual Life and Disability                         $   117.3    $    36.5     $    53.2
   Employee Benefits                                           56.3         48.6          71.8
   Other Operations                                            61.2        122.6         106.0
                                                          ---------    ---------     ---------
     Total                                                $   234.8    $   207.7     $   231.0
                                                          =========    =========     =========

REVENUE (INCLUDING NET REALIZED INVESTMENT
  GAINS AND LOSSES)
   Individual Life and Disability                         $ 1,056.1    $ 1,024.0     $   962.4
   Employee Benefits                                          606.2        586.6         556.9
   Other Operations                                           629.6        944.7       1,242.9
                                                          ---------    ---------     ---------
     Total                                                $ 2,291.9    $ 2,555.3     $ 2,762.2
                                                          =========    =========     =========

INCOME BEFORE FEDERAL INCOME TAXES
   Individual Life and Disability                         $   125.8    $    41.2     $    59.0
   Employee Benefits                                           56.4         52.5          73.4
   Other Operations                                            44.0         82.3          68.5
                                                          ---------    ---------     ---------
     Total                                                $   226.2    $   176.0     $   200.9
                                                          =========    =========     =========

ASSETS
   Individual Life and Disability                         $ 6,051.3    $ 5,746.1     $ 4,597.1
   Employee Benefits                                        1,505.8      1,426.5       1,238.3
   Other Operations                                         7,435.4      9,128.7      11,314.5
                                                          ---------    ---------     ---------
     Total                                                $14,992.5    $16,301.3     $17,149.9
                                                          =========    =========     =========

Total revenue (excluding net realized investment gains and losses) includes premium income, net investment income, and other income. Total revenue (including net realized investment gains and losses) includes premium income, net investment income, net realized investment gains and losses, and other income. Assets have been allocated to the segments based upon identifiable liabilities and allocated stockholders' equity.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 13--SALE OF A PORTION OF A LINE OF BUSINESS

In December 1994, the Company entered into an Asset and Stock Purchase Agreement with Healthsource, Inc. (Healthsource) whereby Healthsource agreed to acquire certain assets and assume certain liabilities of the Company's group medical business. The sale was completed on May 31, 1995, effective April 30, 1995. The Company received $131.0 million in cash and $100.0 million of a new issue of Healthsource 6.25% preferred stock which was redeemed at par in the first quarter of 1996. Pursuant to the Asset and Stock Purchase Agreement, assets were transferred to Healthsource which had a carrying value of approximately $297.5 million. Liabilities assumed by Healthsource in connection with the transferred business totaled $221.5 million. Total revenue and income before federal income taxes for the group medical business were $146.2 million and $3.3 million, respectively, for the four month period ended April 30, 1995. The gain on sale of the Company's group medical business increased 1995 operating earnings by $21.8 million ($0.48 per common share) before taxes and $14.2 million ($0.31 per common share) after taxes.

NOTE 14--COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENT TO ACQUIRE THE PAUL REVERE CORPORATION

On April 29, 1996, the Company entered into a definitive agreement (the Agreement) to acquire The Paul Revere Corporation (Paul Revere), a provider of life and disability insurance products, at a price of approximately $1.2 billion. The public shareholders of Paul Revere may elect to receive per share $26 in cash; a combination of $20 cash and a number of shares of the Company's common stock equal to the product of 6 and the Exchange Ratio; or a number of shares of the Company's common stock equal to the product of 26 and the Exchange Ratio. The public shareholders' Exchange Ratio (as defined in the Agreement) is based on the Company's common stock price during a defined period prior to closing and is subject to certain maximum and minimum share amounts.

On November 4, 1996, the Company entered into an amended definitive agreement (Amended Agreement). The Amended Agreement affected only the terms related to the acquisition of Textron Inc.'s 83 percent ownership interest in Paul Revere. Under the terms of the Amended Agreement, the Company has agreed to pay to Textron Inc. $20 per share in cash and a number of shares of newly issued common stock equal to the product of 6 and the Textron Inc. Exchange Ratio.

The transaction will be financed through common equity issued to Zurich Insurance Company, a Swiss insurer, or one or more of its affiliates, common equity issued to Paul Revere shareholders, debt, and internally generated funds. The transaction is subject to regulatory approval and is expected to close during the first quarter of 1997. The acquisition will be accounted for by the purchase method.

CONTINGENT LIABILITIES

Various lawsuits against the Company have arisen in the normal course of business. Contingent liabilities that might arise from litigation are not deemed likely to materially affect the financial position or results of operations of the Company.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 15--STATUTORY FINANCIAL INFORMATION

STATUTORY NET INCOME, STOCKHOLDER'S EQUITY, AND DIVIDENDS

The Company's insurance subsidiaries' statutory net income, as reported in conformity with statutory accounting practices prescribed by state regulatory authorities, for the years ended December 31, 1996, 1995, and 1994, was $104.9 million, $67.1 million, and $33.8 million, respectively. Statutory stockholder's equity at December 31, 1996 and 1995, was $674.2 million and $570.4 million, respectively.

Regulatory restrictions limit the amount of dividends available for distribution to the Company from its insurance subsidiaries, without prior approval by regulatory authorities, to the greater of ten percent of an insurer's statutory surplus as regards policyholders as of the preceding year end or the statutory net gain from operations, excluding realized investment gains and losses, of the preceding year. The payment of dividends is further limited to the amount of statutory unassigned surplus. Based on these restrictions, $107.0 million will be available for the payment of dividends to the Company from its insurance subsidiaries during 1997.

PERMITTED STATUTORY ACCOUNTING PRACTICES

The Company's insurance subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (NAIC) and the Tennessee Department of Commerce and Insurance. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. At December 31, 1996, the Company has not applied any permitted accounting practices that differ from prescribed statutory accounting practices.

The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to standardize prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1997, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements.

DEPOSITS

At December 31, 1996, the Company's insurance subsidiaries had on deposit with regulatory authorities securities with a book value of $173.9 million held for the protection of policyholders.

NOTE 16--SUBSEQUENT EVENTS

On February 28, 1997, the Company acquired GENEX Services, Inc. and GENEX Services of Canada, Inc. (GENEX), subsidiaries of First Data Corporation, at a price of approximately $70.0 million. GENEX is a provider of case management, vocational rehabilitation, and related services to corporations, third party administrators, and insurance companies. These services are utilized in the management of disability and worker's compensation cases. The acquisition, financed through borrowings on the Company's revolving credit facility, was accounted for by the purchase method.

PROVIDENT COMPANIES, INC. AND SUBSIDIARIES



NOTE 17--SUPPLEMENTAL DATA ON QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of unaudited quarterly results of operations for 1996 and 1995:

                                                                  1996
                                            -----------------------------------------------
                                              4th           3rd          2nd          1st
                                            (in millions of dollars, except per share data)
                                            -----------------------------------------------
Premium Income                               $292.4        $287.4       $291.3      $304.6
Net Investment Income                         268.0         269.5        274.1       278.5
Net Realized Investment Gains (Losses)          1.4          (4.1)        (5.3)       (0.6)
Total Revenue                                 568.5         562.7        569.0       591.7
Income Before Federal Income Taxes             67.8          51.8         53.2        53.4
Net Income                                     43.9          33.2         34.1        34.4
Net Income Per Common Share                     .89           .66          .68         .69

                                                                  1995
                                            -----------------------------------------------
                                              4th           3rd          2nd          1st
                                            (in millions of dollars, except per share data)
                                            -----------------------------------------------
Premium Income                               $285.8        $292.0       $313.1      $361.0
Net Investment Income                         296.9         301.6        309.8       313.0
Net Realized Investment Losses                 (2.3)         (0.9)       (24.6)       (3.9)
Total Revenue                                 594.7         602.7        644.1       713.8
Income Before Federal Income Taxes             53.4          51.1         51.9        19.6
Net Income                                     35.4          32.9         35.0        12.3
Net Income Per Common Share                     .71           .66          .70         .20