Form 10-K, Exhibit 13
period 1997-12-31
PROVIDENT COMPANIES INC /DE/
filed 1998-03-31
CIK 5513

Exhibit (13)


                               Portions of the
                         Annual Report to Stockholders
                       for year ended December 31, 1997

                                  (attached)

CONSOLIDATED STATEMENTS OF INCOME BY SEGMENT

Year Ended December 31                                  1997          1996(1)       1995(1)
                                                      --------        -------       -------
                                                            (in millions of dollars)
Premium Income
Individual Life and Disability                        $1,286.6       $  646.1      $  647.4
Employee Benefits                                        671.9          452.0         423.7
Other Operations                                          95.2           77.6         180.8
                                                          ----           ----         -----
                                                       2,053.7        1,175.7       1,251.9
Net Investment Income and Other Income
Individual Life and Disability                           615.7          378.9         351.7
Employee Benefits                                        211.8          103.5          96.6
Other Operations                                         656.9          642.4         886.8
                                                         -----          -----         -----
                                                       1,484.4        1,124.8       1,335.1
Total Revenue (Excluding Net Realized
Investment Gains and Losses)
Individual Life and Disability                         1,902.3        1,025.0         999.1
Employee Benefits                                        883.7          555.5         520.3
Other Operations                                         752.1          720.0       1,067.6
                                                         -----          -----       -------
                                                       3,538.1        2,300.5       2,587.0
Benefits and Expenses
Individual Life and Disability                         1,670.0          909.6         965.1
Employee Benefits                                        820.4          509.4         488.1
Other Operations                                         682.5          646.7         926.1
                                                         -----          -----         -----
                                                       3,172.9        2,065.7       2,379.3
Income Before Net Realized Investment
Gains and Losses and Federal Income Taxes
Individual Life and Disability                           232.3          115.4          34.0
Employee Benefits                                         63.3           46.1          32.2
Other Operations                                          69.6           73.3         141.5
                                                          ----           ----         -----
                                                         365.2          234.8         207.7
Net Realized Investment Gains(Losses)                     15.1           (8.6)        (31.7)
                                                          ----           -----        ------
Income Before Federal Income Taxes                       380.3          226.2         176.0
Federal Income Taxes                                     133.0           80.6          60.4
                                                        ------         ------        ------
Net Income                                              $247.3         $145.6        $115.6
                                                        ======         ======        ======

(1) Results by segment for 1996 and 1995 have been reclassified to conform to current year reporting.

ITEM 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS


Introduction
------------

     The Company acquired GENEX Services, Inc. ("GENEX") and The Paul Revere Corporation ("Paul Revere") on February 28, 1997, and March 27, 1997, respectively. The financial information contained herein includes the accounts and operating results of GENEX and Paul Revere from the respective dates of acquisition. Since GENEX and Paul Revere are reflected in the results for 1997 and not 1996 or 1995, the difference in comparability of the years is frequently attributed to that fact.

     Effective with year-end 1997, the Company has changed its reporting segments to reflect the lines of business the Company will continue to focus on for growth in the future. The segments as they have been historically constituted and as they will be constituted in the future are shown in the table below.

     SEGMENTS                 HISTORICAL STRUCTURE           REVISED STRUCTURE
     --------                 --------------------           -----------------
INDIVIDUAL LIFE
 AND DISABILITY:      Individual Disability Income  Individual Disability Income
                      Individual Life               Individual Life
                      Individual Annuities          Excess Risk Reinsurance

EMPLOYEE BENEFITS:    Voluntary Benefits            Voluntary Benefits
                      Group Life                    Group Life
                      Group Disability              Group Disability
                      Affinity Groups               Affinity Groups
                      Medical Stop-Loss             GENEX
                      GENEX

OTHER OPERATIONS:     Corporate-Owned Life          Corporate-Owned Life
                      Group Pension                 Group Pension
                      Medical and Dental            Medical and Dental
                      Excess Risk Reinsurance       Individual Annuities
                                                    Medical Stop-Loss


Operating Results:
-----------------

     Revenue excluding net realized investment gains and losses (hereinafter "revenue") increased $1.24 billion, or 53.8 percent, to $3.54 billion in 1997 from $2.30 billion in 1996. Revenue includes premium income, net investment income, and other income. This increase resulted from increased revenue in the Individual Life and Disability segment ($877.3 million),

Employee Benefits segment ($328.2 million), and Other Operations segment ($32.1 million).

     In 1996, revenue declined $286.5 million, or 11.1 percent, to $2.30 billion from $2.59 billion in 1995. This decline resulted from decreased revenue in the Other Operations segment ($347.6 million). This decline was partly offset by increased revenue in the Individual Life and Disability segment ($25.9 million) and Employee Benefits segment ($35.2 million).

     Income before net realized investment gains and losses and federal income taxes (hereinafter "income") increased $130.4 million or 55.5 percent, to $365.2 million in 1997 from $234.8 million in 1996. This increase resulted from higher income in the Individual Life and Disability segment ($116.9 million) and Employee Benefits segment ($17.2 million). These increases were partly offset by decreased income in the Other Operations segment ($3.7 million).

     In 1996, income increased $27.1 million, or 13.0 percent, to $234.8 million from $207.7 million in 1995. The increase resulted from higher income in the Individual Life and Disability segment ($81.4 million) and Employee Benefits segment ($13.9 million). These increases were partly offset by decreased income in the Other Operations segment ($68.2 million).

     Net income totaled $247.3 million in 1997, compared to $145.6 million in 1996 and $115.6 million in 1995. Net realized investment gains after federal income taxes were $9.8 million in 1997 compared to losses of $5.4 million in 1996 and $20.7 million in 1995.

Individual Life and Disability Operating Results
------------------------------------------------

INDIVIDUAL LIFE AND DISABILITY OPERATING RESULTS


Year Ended December 31                                   1997               1996(1)               1995(1)
                                                      ---------            --------              --------
                                                                (in millions of dollars)
Revenue Excluding Net Realized Investment Gains
Premium Income
  Individual Disability Income                         $1,207.7              $582.8                $584.5
  Individual Life                                          78.9                63.3                  62.9
                                                       --------             -------               -------
Total Premium Income                                    1,286.6               646.1                 647.4
Net Investment Income                                     589.8               371.8                 341.6
Other Income                                               25.9                 7.1                  10.1
                                                       --------             -------               -------
Total                                                   1,902.3             1,025.0                 999.1
                                                       --------             -------               -------

Benefits and Expenses
Policy and Contract Benefits                              771.6               459.6                 425.9
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds               425.3               221.3                 305.1
Amortization of Deferred Policy Acquisition Costs          62.8                54.2                  57.4
Other Expenses                                            410.3               174.5                 176.7
                                                       --------             -------               -------
Total                                                   1,670.0               909.6                 965.1
                                                       --------             -------               -------
Income Before Net Realized Investment
 Gains and FIT                                            232.3               115.4                  34.0

Net Realized Investment Gains                               7.9                 8.0                   4.1
                                                       --------             -------               -------
Income Before FIT                                        $240.2              $123.4                 $38.1
                                                       ========             =======               =======

Sales - Annualized New Premiums
  Individual Disability Income                           $103.9               $45.1                 $55.2
  Individual Life                                          $9.6                $6.7                  $7.1

(1) Results for 1996 and 1995 have been reclassified to conform to current year reporting.

   Revenue in the Individual Life and Disability segment increased $877.3 million, or 85.6 percent, to $1,902.3 million in 1997 from $1,025.0 million in 1996. The increase was primarily the result of the acquisition of Paul Revere, which contributed $851.9 million of revenue to this segment in 1997. Premium income in this segment increased $640.5 million, or 99.1 percent, to $1,286.6 million in 1997 from $646.1 million in 1996. The increase was primarily the result of the acquisition of Paul Revere, which contributed $636.5 million of premium income to this segment in 1997. Within this segment, revenue in the individual disability income line of business increased $840.1 million, or 94.1 percent, to $1,733.1 million in 1997 from $893.0 million in 1996. Revenue in the individual life line of business increased $37.2 million, or 28.2 percent, to $169.2 million in 1997 from $132.0 million in 1996. Both of these lines of business benefited from the Paul Revere acquisition.

     In 1996, revenue in this segment increased $25.9 million, or 2.6 percent, to $1,025.0 million from $999.1 million in 1995. Net investment income increased $30.2 million, or 8.8 percent, to $371.8 million in 1996 from $341.6 million in 1995. This increase was primarily the result of an increased allocation of capital to the individual disability income line of business. Premium income in this segment declined $1.3 million or 0.2 percent, to $646.1 million in 1996 from $647.4 million in 1995. In the individual disability income line of business, premium income declined $1.7 million, or 0.3 percent, to $582.8 million in 1996 from $584.5 million in 1995. In the individual life line of business, premium income increased $0.4 million, or 0.6 percent, to $63.3 million in 1996 from $62.9 million in 1995.

     In November 1994, the Company announced its intention to discontinue selling individual noncancelable disability contracts with long-term own-occupation provisions (other than conversion policies available under existing contractual arrangements). Similarly, the Company has begun phasing out the sale by the Paul Revere insurance subsidiaries of individual noncancelable disability policies with long-term own-occupation provisions. The Company is focusing on replacing the traditional noncancelable long-term own-occupation contracts with "loss of earnings" contracts which insure income rather than occupation. During the ongoing transition to new products, the Company continues to offer traditional contracts, which are generally being repriced and modified until they are replaced.

     Following the discontinuation of sales by the Provident insurance subsidiaries of these traditional individual noncancelable disability contracts, the Company in general experienced a decline in annualized new premiums through the first quarter of 1996. In the remaining quarters of 1996 sales were generally flat from quarter to quarter. In 1997, sales declined compared to the previous year, reflecting the disruption associated with the consolidation of the Company's and Paul Revere's sales offices, realignment of the field sales force, and the continued product transition which involves both repriced and modified traditional noncancelable own-occupation contracts, as well as additional loss of earnings contracts which are priced based on coverages provided.

     Revenue is not expected to be significantly impacted by the transition in products due to continued favorable persistency. The magnitude and duration of the decline in sales, such as that experienced during 1997, are dependent on the response of customers and competitors in the industry.

     Income in the Individual Life and Disability segment increased $116.9 million, or 101.3 percent, to $232.3 million in 1997 from $115.4 million in 1996. This increase is primarily due to the acquisition of Paul Revere and improved results in the Company's individual disability income line of business. In this line, income increased $112.3 million, or 123.0 percent, to $203.6 million in 1997 from $91.3 million in 1996. This improvement is primarily due to the acquisition of Paul Revere and a higher level of net claim resolutions. Management believes the substantial investment in the individual disability claims management process since the first quarter of 1995 helped produce the improvement that has occurred in this line over the past two years. The major elements of this investment include an emphasis on early intervention to better respond to the specific nature of the claims, increased specialization to properly adjudicate the increasingly specialized nature of disability claims, and an increased level of staffing with experienced claim adjusters. The individual life line of business produced income of $28.7 million in 1997, an increase of $4.6 million, or 19.1 percent, over the $24.1 million in 1996. The increase is the result of the acquisition of Paul Revere.

     In 1996, income in this segment increased $81.4 million, or 239.4 percent, to $115.4 million from $34.0 million in 1995. In the individual disability income line, income increased $78.2 million to $91.3 million in 1996 from $13.1 million in 1995. This significant improvement is primarily due to a lower level of new claims in the third and fourth quarters of 1996 along with higher levels of claim resolutions, resulting from the substantial investment in the individual disability claims management process. In addition, net investment income in this line increased due to a higher allocation of capital to this line of business. Income in the individual life line of business increased $3.2 million, or 15.3 percent, to $24.1 million in 1996 from $20.9 million in 1995.

     The Company performed a loss recognition study on its individual disability income business as of September 30, 1993. The study resulted in a $423.0 million pre-tax or $275.0 million after-tax charge to operating earnings. The charge was required under generally accepted accounting principles ("GAAP") due to the significant decline in interest rates in 1993 and the increased level of morbidity experienced by the Company. Since 1993, the Company has performed annual reserve adequacy studies to determine the continued adequacy of the reserves that were established. Based upon the December 1997 reserve adequacy study, which incorporated management's best estimate for the assumptions used, reserves were adequate at December 31, 1997.

     The Company continually studies and refines its methodology for analyzing frequency and severity rates, as well as other factors that may affect reserve adequacy. Management intends to continue to work to provide the Company with a better methodology for anticipating changes in morbidity rates and a better methodology for reflecting those changes in the management of its business. Significant testing of any methodology must be undertaken. Current indicators suggest a sufficiency in the Company's reserves.

     It is not possible to predict with certainty whether morbidity, interest rates, and expenses will continue at a level consistent with the assumptions used in the loss recognition study, improve, or deteriorate; however, the current assumptions as to these factors represent management's best estimates in light of present circumstances. Additional increases to reserves would be required if there is a material deterioration in morbidity, interest rates, and/or expenses.


Employee Benefits Operating Results
-----------------------------------

     Revenue in the Employee Benefits segment increased $328.2 million, or 59.1 percent, to $883.7 million in 1997 from $555.5 million in 1996. This increase was primarily the result of an increase in premium income in this segment of $219.9 million, or 48.7 percent, to $671.9 million in 1997 from $452.0 million in 1996. The increase was primarily the result of the acquisition of Paul Revere, which added to premium income in the group life and group disability lines of business. In 1997, Paul Revere added $211.4 million to premium income and $241.3 million to revenue. GENEX contributed $72.3 million of revenue in 1997 subsequent to its acquisition.

     In 1996, revenue in this segment increased $35.2 million, or 6.8 percent, to $555.5 million from $520.3 million in 1995. This increase is primarily due to higher premium income which increased $28.3 million, or 6.7 percent, to $452.0 million in 1996 from $423.7 million in 1995. Each line of business in this segment produced increased premium income in 1996 compared to 1995. Net investment income in this segment increased $6.5 million, or 7.2 percent, to $96.9 million in 1996 from $90.4 million in 1995.

EMPLOYEE BENEFITS OPERATING RESULTS


Year Ended December 31                                   1997               1996(1)               1995(1)
                                                       -------              -------               -------
                                                                (in millions of dollars)
Revenue Excluding Net Realized Investment Gains
Premium Income
  Voluntary Benefits                                      $79.3               $70.6                 $66.3
  Group Life                                              265.8               190.6                 175.9
  Group Disability                                        249.1                89.5                  84.9
  Affinity Groups                                          77.7               101.3                  96.6
                                                       --------             -------               -------
Total Premium Income                                      671.9               452.0                 423.7
Net Investment Income                                     130.3                96.9                  90.4
Other Income                                               81.5                 6.6                   6.2
                                                       --------             -------               -------
Total                                                     883.7               555.5                 520.3
                                                       --------             -------               -------

Benefits and Expenses
Policy and Contract Benefits                              486.7               332.5                 346.0
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds                86.4                73.7                  48.1
Amortization of Deferred Policy Acquisition Costs           9.2                 8.4                  12.0
Other Expenses                                            238.1                94.8                  82.0
                                                       --------             -------               -------
Total                                                     820.4               509.4                 488.1
                                                       --------             -------               -------

Income Before Net Realized Investment
 Gains and FIT                                             63.3                46.1                  32.2

Net Realized Investment Gains                               3.6                 -                     3.9
                                                       --------             -------               -------

Income Before FIT                                         $66.9               $46.1                 $36.1
                                                       ========             =======               =======

Sales - Annualized New Premiums
  Voluntary Benefits                                      $28.7               $23.0                 $20.2
  Group Life                                              $55.2               $37.8                 $24.2
  Group Disability                                        $70.9               $16.5                 $10.7


(1) Results for 1996 and 1995 have been reclassified to conform to current year reporting.

     Income in the Employee Benefits segment increased $17.2 million, or 37.3 percent, to $63.3 million in 1997 from $46.1 million in 1996. This increase was primarily due to increased income in the group disability line of business, which increased $11.5 million to $15.6 million in 1997 from $4.1 million in 1996. This increase was primarily due to the acquisition of Paul Revere. Also within this segment, income in the affinity groups line increased $5.5 million to $9.5 million in 1997 from $4.0 million in 1996. Income in the voluntary benefits line improved $0.4 million, or 2.7 percent, to $15.1 million in 1997 from $14.7 million in 1996. GENEX produced $2.0 million of income in this segment in 1997. Partly offsetting these increases was a decline in income in the group life line, which decreased $2.2 million, or 9.4 percent, to $21.1 million in 1997 from $23.3 million in 1996.

     In 1996, income in this segment increased $13.9 million, or 43.2 percent, to $46.1 million from $32.2 million in 1995. This increase is primarily due to improved results in the voluntary benefits and group disability lines of business. Income in the voluntary benefits line increased to $14.7 million in 1996 from $7.9 million in 1995. Income in the group disability line was $4.1 million in 1996, compared to a loss of $11.3 million in 1995. Both lines benefited from improved profitability following repricing actions in 1995. The improvement in income in these lines of business was partly offset by lower income in the group life and affinity groups lines of business.

Other Operations Operating Results
----------------------------------

OTHER OPERATIONS OPERATING RESULTS



Year Ended December 31                                               1997                 1996(1)              1995(1)
                                                                   -------              -------               -------
                                                                             (in millions of dollars)
Revenue Excluding Net Realized Investment Gains and Losses
Premium Income
  Corporate-Owned Life                                              $24.5               $23.6                 $24.8
  Group Pension                                                       1.9                 1.9                   0.5
  Medical Stop-Loss                                                  37.0                49.4                  62.2
  Other (Includes Medical and Dental)                                31.8                 2.7                  93.3
                                                                 --------            --------              --------
Total Premium Income                                                 95.2                77.6                 180.8
Net Investment Income                                               634.6               621.4                 789.3
Gain on Sale of Group Medical Business                                 --                  --                  21.8
Other Income                                                         22.3                21.0                  75.7
                                                                 --------            --------              --------
Total                                                               752.1               720.0               1,067.6
                                                                 --------            --------              --------

Benefits and Expenses
Policy and Contract Benefits                                        429.5               424.4                 647.8
Change in Reserves for Future Policy and
 Contract Benefits and Policyholders' Funds                         158.6               149.7                 131.7
Other Expenses                                                       94.4                72.6                 146.6
                                                                 --------            --------              --------
Total                                                               682.5               646.7                 926.1
                                                                 --------            --------              --------

Income Before Net Realized Investment Gains and
 Losses and FIT                                                      69.6                73.3                 141.5

Net Realized Investment Gains (Losses)                                3.6               (16.6)                (39.7)
                                                                 --------            --------              --------

Income Before FIT                                                   $73.2               $56.7                $101.8
                                                                 ========            ========              ========


Funds Under Management and Equivalents at End of Year
  Individual Annuities                                           $2,345.2              $278.7                $260.1
  Group Pension Single Premium Annuities                         $1,199.1            $1,188.1              $1,197.8
  Traditional GICs                                               $1,603.6            $3,204.3              $4,838.0
  Synthetic GICs                                                    $97.8            $2,176.6              $2,571.9
  Other                                                            $353.5              $373.0                $447.2




(1) Results for 1996 and 1995 have been reclassified to conform to current year reporting.

     On December 8, 1997, the Company entered into a definitive agreement to sell its in-force individual and tax-sheltered annuity business to various affiliates of American General Corporation ("American General"). The Company and American General also entered into a preliminary agreement whereby American General will market the Company's individual disability products and the Company will market American General's individual annuity products. The in-force business being sold consists primarily of individual fixed annuities and tax-sheltered annuities in Provident Life and Accident Insurance Company ("Accident"), Provident National Assurance Company ("National"), The Paul Revere Life Insurance Company ("Paul Revere Life"), The Paul Revere Variable Annuity Insurance Company ("Paul Revere Variable"), and The Paul Revere Protective Life Insurance Company ("Paul Revere Protective"). In addition, American General is acquiring a number of miscellaneous group pension lines of business sold in the 1970's and 1980's which are no longer actively marketed. The sale does not include the Company's block of traditional GICs or group single premium annuities, which will continue in a run-off mode. In consideration for the transfer of the annuity reserves, American General is paying the Company a ceding commission of approximately $58.0 million. The annuities being sold to American General represent approximately $2.4 billion of statutory reserves. The transaction, which is subject to requisite regulatory approvals and certain other conditions, is expected to close in the second quarter of 1998.

     On June 30, 1997, the Company announced that it had entered into a marketing agreement with Ameritas Life Insurance Corporation ("Ameritas") whereby Provident will market Ameritas' dental products. The two companies also entered into an agreement that involved the transition of the Company's block of dental insurance to Ameritas. The dental block, which was acquired in the Paul Revere acquisition, produced $48.3 million in premium income in 1996 and $39.2 million in 1997. The full transition of the dental business to Ameritas was completed in November 1997.

     Revenue in the Other Operations segment increased $32.1 million, or 4.5 percent, to $752.1 million in 1997 from $720.0 million in 1996. This increase is primarily the result of the acquisition of Paul Revere, which added $150.4 million of revenue in 1997, including $119.1 million of revenue in the individual annuities line of business. This increase was partly offset by a decline in funds under management resulting from the discontinuation of the sale of products in the group pension line of business. Revenue in this line of business declined $107.8 million to $300.6 million in 1997 from $408.4 million in 1996. Revenue in the corporate-owned life insurance line of business increased by $9.0 million, or 4.5 percent, to $210.3 million in 1997 from $201.3 million in 1996, primarily due to increased net investment income.

     In 1996, revenue in this segment declined $347.6 million, or 32.6 percent, to $720.0 million from $1,067.6 million in 1995. This decline was partially due to the sale of the medical services line of business, which, prior to its sale on April 30, 1995, contributed operating revenue of $146.1 million and a gain from the sale of the business of $21.8 million. In addition, revenue in the group pension line of business declined $177.2 million, or 30.3 percent, to $408.4 million in 1996 from $585.6 million in 1995 due to a decrease in funds under management resulting from the strategic decision to discontinue the sale of traditional GICs. Premium income in this segment declined $103.2 million, or
57.1 percent, to $77.6 million in 1996 from $180.8 million in 1995. This decline is primarily due to the sale of the medical services line of business, which produced $90.9 million of premium income prior to its sale in the second quarter of 1995.

     The Company announced in December 1994, that it would discontinue the sale of traditional GICs. Funds under management for the group pension line, excluding deposits for synthetic GICs, totaled $3.16 billion at December 31, 1997, compared to $4.77 billion at December 31, 1996, and $6.48 billion at December 31, 1995.

     Also, in keeping with management's strategic desire to focus its resources in the other two segments, the Company decided to discontinue the sale of synthetic GICs and has sold this block of business through an assumptive reinsurance transaction. The last of these contracts was transferred in

January 1998. Synthetic GIC funds totaled $97.8 million at December 31, 1997, $2.18 billion at December 31, 1996, and $2.57 billion at December 31, 1995.

     Management expects that revenue in 1998 from this segment will decline from the levels recorded in 1997 as the funds under management decline and the sale of the individual annuities line of business is completed.

     Income in the Other Operations segment declined $3.7 million, or 5.0 percent, to $69.6 million in 1997 from $73.3 million in 1996. This decline is primarily the result of lower income in the group pension line of business, which produced income of $35.3 million in 1997, a decline of $12.3 million, or
25.8 percent, from $47.6 million in 1996. The decline is primarily due to lower funds under management. The medical stop-loss line also produced lower income in 1997, declining $3.6 million, or 35.3 percent, to $6.6 million in 1997 from $10.2 million in 1996. These declines were partly offset by higher income in the individual annuities line of business, which increased primarily due to the acquisition of Paul Revere. Income in this line was $17.9 million in 1997 compared to $1.9 million in 1996. Interest expense on long-term debt totaled $38.7 million in 1997, compared to $12.4 million in 1996.

     In 1996, income in this segment declined $68.2 million, or 48.2 percent, to $73.3 million from $141.5 million in 1995. This decline was partially due to the sale of the medical services lines of business, which produced operating income of $3.2 million and a gain from the sale of $21.8 million during 1995.
In addition, the decline in this segment was due to lower income in the group pension line of business, which declined $26.1 million, or 35.4 percent, to $47.6 million in 1996 from $73.7 million in 1995. The decline in this line was primarily the result of lower funds under management and lower income from a reduced amount of capital allocated to this line. Income from the corporate-owned life insurance line of business declined slightly to $19.7 million in 1996 from $20.5 million in 1995. Income from the medical stop-loss line of business declined $6.2 million, or 37.8 percent, to $10.2 million in 1996 from $16.4 million in 1995.


Liquidity and Capital Resources
-------------------------------

     On March 27, 1997, the Company consummated the acquisition of Paul Revere ("Paul Revere Merger"). The Paul Revere Merger was financed through common equity issuance to Zurich Insurance Company, a Swiss insurer, and its affiliates, common equity issuance and cash to Paul Revere stockholders, debt, and internally generated funds. The debt financing was provided through an $800.0 million revolving bank credit facility with various domestic and international banks. The revolving bank credit facility was established in 1996 to provide partial financing for the purchase of Paul Revere and GENEX, to refinance the existing bank term notes of $200.0 million, and for general corporate uses. At December 31, 1997 and 1996, outstanding borrowings under the revolving bank credit facility were $725.0 million and $200.0 million, respectively. The revolving bank credit facility was repaid on February 24, 1998. The Company redeemed its outstanding 8.10% cumulative preferred stock, which had an aggregate value of $156.2 million, on February 24, 1998. The debt repayment and preferred stock redemption were funded through short-term borrowings.

     In May 1997, the Securities and Exchange Commission declared effective a shelf registration statement pursuant to which the Company may issue up to $900.0 million in debt and/or equity securities. On March 16, 1998, the Company completed a public offering of $200.0 million of 7.25% senior notes due March 15, 2028. On March 16, 1998, Provident Financing Trust I, a subsidiary trust of the Company, issued $300.0 million of 7.405% capital securities in a public offering. These capital securities, which mature on March 15, 2038, are fully and unconditionally guaranteed by the Company, have a liquidation value of $1,000 per capital security, and have a mandatory redemption feature under certain circumstances. The Company issued 7.405% junior subordinated deferrable interest debentures which mature on March 15, 2038, to the subsidiary trust in connection with the capital securities offering.

     The Company has $400.0 million available for debt and/or equity securities under its shelf registration statement following the issuance of the senior notes and the capital securities.

     In March 1998, the Company entered into a commitment letter for a $150.0 million five-year revolving credit facility and a $150.0 million 364-day revolving credit facility with various domestic and international banks. The purpose of the facility is for general corporate uses.

     The Company believes the cash flow from its operations will be sufficient to meet its operating and financing cash flow requirements. Periodically, the Company may issue debt or equity securities to fund internal expansion, acquisitions, investment opportunities, and the retirement of the Company's debt and equity.

     As a holding company, the Company is dependent upon payments from its wholly-owned insurance subsidiaries and GENEX to pay dividends to its stockholders and to pay its expenses. These payments by the Company's subsidiaries may take the form of either dividends or interest payments on amounts loaned to such subsidiaries by the Company.

     State insurance laws generally restrict the ability of insurance companies to pay cash dividends or make other payments to their affiliates in excess of certain prescribed limitations. In the Company's insurance subsidiaries' states of domicile, regulatory approval is required if an insurance company seeks to make loans to affiliates in amounts equal to or in excess of three percent of the insurer's admitted assets or to pay cash dividends in any twelve month period in excess of the greater of such company's net gain from operations of the preceding year or ten percent of its surplus as regards policyholders as of the preceding year end, each as determined in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. An aggregate of $141.5 million was available in 1997 for the payment of dividends and other distributions by the Company's top-tier insurance subsidiaries without regulatory approval, of which amount $109.9 million was paid. The Company anticipates that $151.9 million will be available in 1998 for such purposes.

     The Company's requirements are met primarily by cash flow provided from operations, principally in its insurance subsidiaries. Premium and investment income as well as maturities and sales of invested assets provide the primary sources of cash. Cash flow from operations was sufficient in 1997. Cash is applied to the payment of policy benefits, costs of acquiring new business (principally commissions) and operating expenses as well as purchases of new investments. The Company has established an investment strategy that management believes will provide for adequate cash flow from operations.

     During 1997, the Company sold commercial mortgage loans acquired through the Paul Revere Merger with a principal amount of $268.1 million and a book value of $258.4 million. The purpose of this transaction was to increase the liquidity and improve the asset quality and asset/liability management of the investment portfolio.

     As a result of the release of capital generated by the run-off of the GIC portfolio, the sale of the commercial mortgage loans, and other corporate actions, the Company has increased its available capital to support the growth of its businesses, including assisting in the financing of the acquisitions of Paul Revere and GENEX. Management continues to analyze potential opportunities to utilize the capital to further enhance stockholder value, including exploring options that would support the Company's growth initiatives.

Investments
-----------

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

------------------------------------------------------------------------------------------
December 31                                                   1997        1996        1995
------------------------------------------------------------------------------------------
Investment-Grade Fixed Maturity Securities                    82.2%       77.0%       79.3%
Below-Investment-Grade Fixed Maturity Securities               6.6         6.7         6.2
Equity Securities                                              0.1         0.1          --
Mortgage Loans                                                 0.1          --         0.7
Real Estate                                                    0.4         1.1         1.4
Policy Loans                                                  10.2        13.1        10.7
Other                                                          0.4         2.0         1.7
------------------------------------------------------------------------------------------
     Total                                                   100.0%      100.0%      100.0%
------------------------------------------------------------------------------------------

     The following table provides certain investment information and results for the years indicated.

--------------------------------------------------------------------------------------------
Year Ended December 31                             1997             1996             1995
--------------------------------------------------------------------------------------------
                                                        (in millions of dollars)
--------------------------------------------------------------------------------------------
Average Cash and Invested Assets                 $17,808.2       $14,056.3         $14,914.4
Net Investment Income                            $ 1,354.7       $ 1,090.1         $ 1,221.3
Average Yield *                                        7.6%            7.8%              8.2%
Net Realized Investment Gains (Losses)           $    15.1       $    (8.6)        $   (31.7)
--------------------------------------------------------------------------------------------

*Average yield is determined by dividing net investment income by the average cash and invested assets for the year. Excluding net unrealized gains and losses on securities, the yield is 8.0%, 8.1%, and 8.3% for 1997, 1996, and 1995, respectively. See Note 3 of the Notes to Consolidated Financial Statements.

     For the past three years, the Company's exposure to non-current investments has improved significantly from prior years.

These non-current investments are primarily foreclosed real estate and mortgage loans which became more than thirty days past due in their principal and interest payments. Non-current investments totaled $6.7 million at December 31, 1997, or 0.03 percent of invested assets, as compared to $7.3 million at December 31, 1996, or 0.05 percent of invested assets, and $31.9 million at December 31, 1995, or 0.22 percent of invested assets.

     During 1997, the Company sold eight foreclosed properties with a book value of $26.1 million. During 1996, the Company sold four foreclosed properties with a book value of $11.8 million. During 1995, the Company sold twelve foreclosed properties with a book value of $39.6 million.

     The Company's investment in mortgage-backed securities totaled $3.1 billion on an amortized cost basis at December 31, 1997, and $2.4 billion at December 31, 1996. At December 31, 1997, the mortgage-backed securities for the combined companies had an average life of 9.2 years and effective duration of 6.7 years as compared to an average life of 8.3 years and effective duration of 6.0 years at December 31, 1996. The mortgage-backed securities are valued on a monthly basis using valuations supplied by the brokerage firms that are dealers in these securities. The primary risk involved in investing in mortgage-backed securities is the uncertainty of the timing of cash flows from the underlying loans due to prepayment of principal. The Company uses models which incorporate economic variables and possible future interest rate scenarios to predict future prepayment rates. The Company has not invested in mortgage-backed derivatives, such as interest-only, principal-only or residuals, where market values can be highly volatile relative to changes in interest rates.

     Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. Management does not anticipate any liquidity problem caused by the investments in below-investment-grade securities, nor does it expect these investments to adversely affect its ability to hold its other investments to maturity.

     The Company's exposure to below-investment-grade fixed maturity securities at December 31, 1997, was $1,297.1 million, representing 6.6 percent of invested assets, below the Company's internal limit of 10.0 percent of invested assets for this type of investment. The Company's exposure to below-investment-grade fixed maturities totaled $891.1 million at December 31, 1996, representing 6.7 percent of invested assets.

     Changes in interest rates and individuals' behavior affect the amount and timing of asset and liability cash flows. Management continually models and tests all asset and liability portfolios to improve interest rate risk management and net yields. Testing the asset and liability portfolios under various interest rate and economic scenarios allows management to choose the most appropriate investment strategy as well as to prepare for the most disadvantageous outcomes. This analysis is the precursor to the Company's activities in derivative financial instruments (see Note 4 of the Notes to Consolidated Financial Statements).

Year 2000
---------

     In 1996, the Company completed the planning phase of a project to modify its computer information systems enabling proper processing of date data relating to the year 2000 and beyond. The Company is now in the process of executing its plan and expects all systems to be compliant by the end of 1998. The total incremental cost of the project is estimated to be between $6.7 million and $8.3 million. The Company is expensing all costs associated with these system changes.

PROVIDENT COMPANIES,  INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

(in millions of dollars, except share data)                        1997          1996          1995          1994          1993
-------------------------------------------                    ------------  ------------  ------------  ------------  ------------

STATEMENT OF OPERATIONS DATA
Premium Income                                                 $    2,053.7  $   1,175.7   $   1,251.9   $   1,382.6   $   1,400.2
Net Investment Income                                               1,354.7      1,090.1       1,221.3       1,238.6       1,318.7
Net Realized Investment Gains (Losses)                                 15.1         (8.6)        (31.7)        (30.1)         43.6
Other Income                                                          129.7         34.7         113.8         171.1         175.5
                                                               ------------  -----------   -----------   -----------   -----------
     Total Revenue                                                  3,553.2      2,291.9       2,555.3       2,762.2       2,938.0
Benefits and Changes in Reserves                                    2,358.1      1,661.2       1,904.6       1,981.2       2,502.8
Operating Expenses                                                    814.8        404.5         474.7         580.1         575.3
                                                               ------------  -----------   -----------   -----------   -----------
Income (Loss) Before Federal Income Taxes                             380.3        226.2         176.0         200.9        (140.1)
Federal Income Taxes (Credit)                                         133.0         80.6          60.4          65.6         (58.9)
                                                               ------------  -----------   -----------   -----------   -----------
Net Income (Loss)                                              $      247.3  $     145.6   $     115.6   $     135.3   $     (81.2)
                                                               ============  ===========   ===========   ===========   ===========

Earnings Per Common Share                                      $       1.88  $      1.46   $      1.13   $      1.35   $     (1.02)
                                                               ============  ===========   ===========   ===========   ===========
Earnings Per Common Share - Assuming Dilution                  $       1.84  $      1.44   $      1.13   $      1.35   $     (1.02)
                                                               ============  ===========   ===========   ===========   ===========

Weighted Average Common Shares Outstanding (000s)                 124,505.4     91,044.8      90,762.7      90,622.1      90,401.8
Weighted Average Common Shares Outstanding -
 Assuming Dilution (000s)                                         127,253.2     92,154.5      90,931.8      90,729.9      90,401.8
Assets                                                         $   23,177.6  $  14,992.5   $  16,301.3   $  17,149.9   $  16,891.9
Long-term Debt Including Capital Lease Obligations             $      725.0  $     200.0   $     200.0   $     202.5   $     247.6
Stockholders' Equity                                           $    3,279.3  $   1,738.6   $   1,652.3   $   1,169.1   $   1,401.6
Stockholders' Equity Per Common Share                          $      23.11  $     17.34   $     16.48   $     11.17   $     13.76
Stockholders' Equity Per Common Share Excluding
 Net Unrealized Gains and Losses on Securities(1)              $      18.49  $     16.34   $     15.33   $     14.46   $     13.76
Dividends Per Common Share                                     $        .38  $       .36   $       .36   $       .52   $       .52

(1) Adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective January 1, 1994.

               Report of Ernst & Young LLP, Independent Auditors



Board of Directors and Shareholders
Provident Companies, Inc.



We have audited the accompanying consolidated statements of financial condition of Provident Companies, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Provident Companies, Inc. and Subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Chattanooga, Tennessee
February 3, 1998
except for Note 18, as to which
the date is March 16, 1998

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

Provident Companies, Inc. and Subsidiaries

                                                                                                   December 31
                                                                                            1997                  1996
                                                                                             (in millions of dollars)
                                                                                        -----------------------------------
Assets

Investments
 Fixed Maturity Securities
  Available-for-Sale - at fair value (amortized cost:  $15,491.4; $10,384.3)                $17,035.1             $10,880.1
  Held-to-Maturity - at amortized cost (fair value:  $336.6;  $263.1)                           306.8                 264.5
 Equity Securities - at fair value (cost:  $11.1; $7.2)                                          10.0                   4.9
 Mortgage Loans                                                                                  17.8                     -
 Real Estate                                                                                     87.1                 151.1
 Policy Loans                                                                                 1,983.9               1,749.0
 Other Long-term Investments                                                                     22.6                  15.5
 Short-term Investments                                                                          57.5                 252.3
                                                                                            ---------             ---------
Total Investments                                                                            19,520.8              13,317.4

Other Assets
 Cash and Bank Deposits                                                                          37.7                  19.3
 Accounts Receivable                                                                             92.5                  40.1
 Premiums Receivable                                                                             73.9                  72.3
 Reinsurance Receivable                                                                         987.2                 468.3
 Accrued Investment Income                                                                      363.2                 268.3
 Deferred Policy Acquisition Costs                                                              362.9                 421.8
 Value of Business Acquired                                                                     560.8                   5.9
 Goodwill                                                                                       732.3                     -
 Property and Equipment - at cost less accumulated depreciation                                 109.2                  59.0
 Miscellaneous                                                                                   26.2                  19.6
 Separate Account Assets                                                                        310.9                 300.5
                                                                                            ---------             ---------


Total Assets                                                                                $23,177.6             $14,992.5
                                                                                            =========             =========

Provident Companies, Inc. and Subsidiaries

                                                                                                   December 31
                                                                                            1997                  1996
                                                                                             (in millions of dollars)
                                                                                        -----------------------------------

Liabilities and Stockholders' Equity
 Policy and Contract Benefits                                                               $   531.2             $   411.7
 Reserves for Future Policy and Contract Benefits                                            13,001.1               8,051.3
 Unearned Premiums                                                                              192.7                  58.8
 Experience Rating Refunds                                                                      133.1                 164.0
 Policyholders' Funds                                                                         4,194.9               3,717.1
 Federal Income Tax Liability
      Current                                                                                    40.3                  34.6
      Deferred                                                                                  149.8                  14.5
 Short-term Debt                                                                                150.7                     -
 Long-term Debt                                                                                 725.0                 200.0
 Other Liabilities                                                                              468.6                 301.4
 Separate Account Liabilities                                                                   310.9                 300.5
                                                                                            ---------             ---------

Total Liabilities                                                                            19,898.3              13,253.9
                                                                                            ---------             ---------

Commitments and Contingent Liabilities--Note 16

Stockholders' Equity--Note 10
 Preferred Stock                                                                                156.2                 156.2
 Common Stock
    Authorized:  150,000,000 shares
    Issued:  135,160,109 and 91,255,258 shares                                                  135.2                  45.6
 Additional Paid-in Capital                                                                     750.6                  11.4
 Net Unrealized Gain on Securities                                                              624.3                  90.9
 Foreign Currency Translation Adjustment                                                        (20.7)                 (5.2)
 Retained Earnings                                                                            1,635.2               1,439.7
   Treasury Stock - at cost:
        40,200 shares                                                                            (1.5)                    -
                                                                                            ---------             ---------

Total Stockholders' Equity                                                                    3,279.3               1,738.6
                                                                                            ---------             ---------

Total Liabilities and Stockholders' Equity                                                  $23,177.6             $14,992.5
                                                                                            =========             =========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Provident Companies, Inc. and Subsidiaries

                                                                                     Year Ended December 31
                                                                              1997             1996              1995
                                                                         (in millions of dollars, except share data)
                                                                    ----------------------------------------------------
Revenue
 Premium Income                                                              $2,053.7         $1,175.7          $1,251.9
 Net Investment Income                                                        1,354.7          1,090.1           1,221.3
 Net Realized Investment Gains (Losses)                                          15.1             (8.6)            (31.7)
 Other Income                                                                   129.7             34.7             113.8
                                                                             --------         --------          --------
Total Revenue                                                                 3,553.2          2,291.9           2,555.3
                                                                             --------         --------          --------
Benefits and Expenses
 Policy and Contract Benefits                                                 1,687.8          1,216.5           1,419.7
 Change in Reserves for Future Policy and
   Contract Benefits and Policyholders' Funds                                   670.3            444.7             484.9
 Amortization
      Deferred Policy Acquisition Costs                                          74.4             64.0              71.0
      Value of Business Acquired                                                 31.2              0.5               4.9
      Goodwill                                                                   12.6                -                 -
 Salaries                                                                       191.1             77.3              99.8
 Commissions                                                                    220.9            124.0             131.9
 Other Operating Expenses                                                       284.6            138.7             167.1
                                                                             --------         --------          --------
Total Benefits and Expenses                                                   3,172.9          2,065.7           2,379.3
                                                                             --------         --------          --------

Income Before Federal Income Taxes                                              380.3            226.2             176.0

Federal Income Taxes                                                            133.0             80.6              60.4
                                                                             --------         --------          --------

Net Income                                                                   $  247.3         $  145.6          $  115.6
                                                                             ========         ========          ========

Earnings Per Common Share                                                    $   1.88         $   1.46          $   1.13
                                                                             ========         ========          ========

Earnings Per Common Share - Assuming Dilution                                $   1.84         $   1.44          $   1.13
                                                                             ========         ========          ========

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Provident Companies, Inc. and Subsidiaries

                                                                                       Year Ended December 31
                                                                              1997               1996                1995
                                                                                     (in millions of dollars)
                                                                      -----------------------------------------------------

Preferred Stock
 Balance at Beginning and End of Year                                       $  156.2           $  156.2            $  156.2
                                                                            --------           --------            --------
Common Stock
 Balance at Beginning of Year                                                   45.6               45.4                45.4
 Issued During Year                                                             22.1                0.2                   -
 Two-for-One Stock Split                                                        67.5                  -                   -
                                                                            --------           --------            --------
 Balance at End of Year                                                        135.2               45.6                45.4
                                                                            --------           --------            --------
Additional Paid-in Capital
 Balance at Beginning of Year                                                   11.4                5.8                 4.8
 Contributions During Year                                                     806.7                5.6                 1.0
 Two-for-One Stock Split                                                       (67.5)                 -                   -
                                                                            --------           --------            --------
 Balance at End of Year                                                        750.6               11.4                 5.8
                                                                            --------           --------            --------
Net Unrealized Gain (Loss) on Securities
 Balance at Beginning of Year                                                   90.9              101.9              (302.3)
 Change During Year                                                            533.4              (11.0)              404.2
                                                                            --------           --------            --------
 Balance at End of Year                                                        624.3               90.9               101.9
                                                                            --------           --------            --------
Foreign Currency Translation Adjustment
 Balance at Beginning of Year                                                   (5.2)              (4.8)               (5.4)
 Change During Year                                                            (15.5)              (0.4)                0.6
                                                                            --------           --------            --------
 Balance at End of Year                                                        (20.7)              (5.2)               (4.8)
                                                                            --------           --------            --------
Retained Earnings
 Balance at Beginning of Year                                                1,439.7            1,347.8             1,270.4
 Net Income                                                                    247.3              145.6               115.6
 Dividends to Stockholders
   (Paid Per Common Share:  $0.38; $0.36; $0.36)                               (51.8)             (53.7)              (38.2)
                                                                            --------           --------            --------
 Balance at End of Year                                                      1,635.2            1,439.7             1,347.8
                                                                            --------           --------            --------
Treasury Stock
 Balance at Beginning of Year                                                      -                  -                   -
 Purchased During Year                                                          (1.5)                 -                   -
                                                                            --------           --------            --------
 Balance at End of Year                                                         (1.5)                 -                   -
                                                                            --------           --------            --------

Total Stockholders' Equity                                                  $3,279.3           $1,738.6            $1,652.3
                                                                            ========           ========            ========

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Provident Companies, Inc. and Subsidiaries


                                                                                        Year Ended December 31
                                                                              1997               1996               1995
                                                                                      (in millions of dollars)
                                                                     ---------------------------------------------------------

Cash Flows from Operating Activities
 Net Income                                                                    $   247.3          $   145.6          $   115.6
 Adjustments to Reconcile Net Income
   to Net Cash Provided by Operating Activities
  Policy Acquisition Costs Capitalized                                            (143.5)             (71.4)             (88.1)
  Amortization of Policy Acquisition Costs                                          74.4               64.0               71.0
  Amortization of Value of Business Acquired and Goodwill                           43.8                0.5                4.9
  Depreciation                                                                      20.7               10.6               19.4
  Net Realized Investment (Gains) Losses                                           (15.1)               8.6               31.7
  Premiums Receivable                                                                6.4                3.2              (13.2)
  Reinsurance Receivable                                                            44.4              (33.0)               2.0
  Accrued Investment Income                                                        (10.7)               9.1                4.1
  Insurance Reserves and Liabilities                                               595.8              546.8              581.8
  Federal Income Taxes                                                              23.5              (11.9)             (11.4)
  Other                                                                            (60.0)             (11.5)             (42.9)
                                                                               ---------          ---------          ---------
Net Cash Provided by Operating Activities                                          827.0              660.6              674.9
                                                                               ---------          ---------          ---------
Cash Flows from Investing Activities
 Proceeds from Sales of Investments
  Available-for-Sale Securities                                                  1,872.6            1,592.6            1,359.9
  Other Investments                                                                 92.9              141.8            1,172.5
 Proceeds from Maturities of Investments
  Available-for-Sale Securities                                                  1,170.5            1,115.7              880.8
  Held-to-Maturity Securities                                                        1.1              100.5                0.7
  Other Investments                                                                295.9               13.0              248.7
 Purchase of Investments
  Available-for-Sale Securities                                                 (2,904.3)          (1,630.7)          (1,680.1)
  Held-to-Maturity Securities                                                      (23.4)             (48.6)            (183.9)
  Other Investments                                                               (180.5)            (177.5)            (236.6)
 Net (Purchases) Sales of Short-term Investments                                   393.1              (21.5)              58.7
 Acquisition of Business                                                          (860.3)                 -                  -
 Disposition of Business                                                               -                  -              (48.9)
 Other                                                                             (19.2)             (75.5)             (67.0)
                                                                               ---------          ---------          ---------
Net Cash Provided (Used) by Investing Activities                               $  (161.6)         $ 1,009.8          $ 1,504.8
                                                                               ---------          ---------          ---------

Provident Companies, Inc. and Subsidiaries


                                                                                        Year Ended December 31
                                                                              1997               1996               1995
                                                                                      (in millions of dollars)
                                                                     ---------------------------------------------------------

Cash Flows from Financing Activities
 Deposits to Policyholder Accounts                                        $   528.7            $   392.5            $   530.6
 Maturities and Benefit Payments from
   Policyholder Accounts                                                   (2,081.9)            (2,023.8)            (2,663.5)
 Net Short-term Debt Borrowings (Repayments)                                  150.7                 (1.4)               (13.0)
 Net Long-term Borrowings                                                     425.9                    -                    -
 Issuance of Common Stock                                                     389.8                  5.8                  1.0
 Dividends Paid to Stockholders                                               (60.0)               (45.5)               (45.3)
 Other                                                                          0.5                (3.5)                   -
                                                                          ---------            ---------            ---------
Net Cash Used by Financing Activities                                        (646.3)            (1,675.9)            (2,190.2)
                                                                          ---------            ---------            ---------

Effect of Foreign Exchange Rate Changes on Cash                                (0.7)                   -                    -
                                                                          ---------            ---------            ---------

Net Increase (Decrease) in Cash and Bank Deposits                              18.4                 (5.5)               (10.5)

Cash and Bank Deposits at Beginning of Year                                    19.3                 24.8                 35.3
                                                                          ---------            ---------            ---------

Cash and Bank Deposits at End of Year                                     $    37.7            $    19.3            $    24.8
                                                                          =========            =========            =========

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Provident Companies, Inc. and Subsidiaries


Note 1--Significant Accounting Policies

Basis of Presentation: The accompanying financial statements have been prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory accounting practices prescribed or permitted by state regulatory authorities (see Note 17). The consolidated financial statements include the accounts of Provident Companies, Inc. and its wholly-owned subsidiaries (the Company). Material intercompany transactions have been eliminated.

Operations: The Company does business in the fifty states, the District of Columbia, Puerto Rico, and ten provinces and two territories of Canada. The Company operates principally in the life and health insurance business. Individual life products and individual disability income products are reported in the Individual Life and Disability segment and are marketed primarily through personal producing general agents, brokerage offices, and corporate marketing arrangements. The Employee Benefits segment contains products that are sold to or through corporate customers and certain affinity groups, including permanent and term life insurance, disability, cancer, accident and sickness, and accidental death and dismemberment protection. The Other Operations segment reports corporate results, primarily investment earnings not specifically allocated to a line of business, and also includes results from products no longer actively marketed, including guaranteed investment contracts (GICs), group single premium annuities, medical stop-loss, and corporate-owned life insurance. This segment also includes the results of the group medical business which was sold effective April 30, 1995 and the individual and tax-sheltered annuities business expected to be sold in the second quarter of 1998 (see Notes 15 and 16).

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

Mortgage Loans are carried at the fair value of collateral.

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

Provident Companies, Inc. and Subsidiaries


Note 1--Significant Accounting Policies - Continued

Futures and Forwards contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price. The Company invests only in futures and forwards contracts which have U.S. Treasury securities as the underlying investments. Changes in the market value of contracts are generally settled on a daily basis. The notional amounts of futures and forwards contracts represent the extent of the Company's involvement but not the future cash requirements, as the Company intends to close out open positions prior to settlement. All of the Company's futures and forwards contracts are accounted for as hedges.

The fair values of futures and forwards which hedge available-for-sale securities are reported in the consolidated statements of financial condition as a component of fixed maturity securities. The fair values of open futures and forwards which hedge liabilities are reported in the consolidated statements of financial condition as a component of other liabilities. Gains or losses realized on the termination of futures and forwards contracts are accounted for in the same manner as interest rate swap agreements.

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

Provident Companies, Inc. and Subsidiaries

Note 1--Significant Accounting Policies - Continued

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

Value of Business Acquired: Value of business acquired represents the present value of future profits recorded in connection with the acquisition of a block of insurance policies. The asset is amortized based upon expected future premium income for traditional insurance policies and estimated future gross profits for interest-sensitive insurance policies, with the accrual of interest added to the unamortized balance at interest rates ranging from 5.55% to 7.60%. The Company periodically reviews the carrying amount of value of business acquired using the same methods used to evaluate deferred policy acquisition costs.

Goodwill: Goodwill is the excess of the amount paid to acquire a business over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over a period not to exceed 40 years. The carrying amount of goodwill is regularly reviewed for indicators of impairment in value.

Property and Equipment: Property and equipment is depreciated on the straight-line method over its estimated useful life. The accumulated depreciation for property and equipment was $115.7 million and $84.4 million as of December 31, 1997 and 1996, respectively.

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

Provident Companies, Inc. and Subsidiaries


Note 1--Significant Accounting Policies - Continued

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

The interest rate assumptions used to calculate reserves for future policy and contract benefits are as follows:

                                                                                      December 31
                                                                         1997                             1996
                                                          -----------------------------------------------------------------
Active Life Reserves - Current Year Issues
 Traditional Life                                                  7.25% to 10.00%                  7.25% to 10.00%
 Individual Disability Income                                       7.00% to 7.75%                   7.00% to 7.75%
Disabled Lives Reserves - Current Year Claims
 Individual Disability Income                                       7.75% to 8.00%                            8.00%
 Group Disability Income                                            6.50% to 8.00%                       7.00%
Disabled Lives Reserves - Prior Year Claims
 Individual Disability Income                                       7.75% to 8.00%                            8.00%
 Group Disability Income                                            3.90% to 8.90%                   6.00% to 7.00%

Interest assumptions for active life reserves are generally graded downward over a period of years. Reserves for future policy and contract benefits on interest-sensitive products are principally policyholder account values determined on the retrospective deposit method.

Policyholders' Funds: Policyholders' funds represent customer deposits plus interest credited at contract rates. The Company controls its interest rate risk by investing in quality assets which have an aggregate duration that closely matches the expected duration of the liabilities. For GICs, which are no longer marketed, the Company uses a cash flow matching investment strategy.

Synthetic GICs: The Company discontinued accepting new synthetic GIC deposits in 1996 and in 1997 sold this block of business through an assumptive reinsurance agreement. All remaining contracts were transferred in January 1998. Prior to this time, the Company issued synthetic GICs to trustees of employee benefit plans pursuant to the terms of which the trustees owned and retained the assets related to these contracts. Such assets were not included in the Company's consolidated statements of financial condition. Accumulated funds from the sale of synthetic GICs were $97.8 million and $2,176.6 million at December 31, 1997 and 1996, respectively.

Federal Income Taxes: Deferred taxes have been recorded for significant temporary differences between financial statement income and taxable income.

Provident Companies, Inc. and Subsidiaries


Note 1--Significant Accounting Policies - Continued

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

Translation of Foreign Currency: Revenues and expenses of the Company's Canadian operations are translated at average exchange rates. Assets and liabilities are translated at the rate of exchange on the balance sheet date. The translation gain or loss is generally reported in stockholders' equity, net of deferred tax credits of $5.0 million and $2.8 million at December 31, 1997 and 1996, respectively.

Changes in Accounting Principles:

Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" In 1997, the Company adopted the provisions of SFAS 125 which provide accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent
application of a financial-components approach that focuses on control.   SFAS
125 also establishes new rules for determining whether a transfer of financial assets constitutes a sale and, if so, the determination of any resulting gain or loss. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations.

Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share"
In 1997, the Company adopted the provisions of SFAS 128 which establish computation and reporting standards for earnings per share. SFAS 128 simplifies the standards for computing earnings per share and makes them comparable to international earnings per share standards. SFAS 128 requires dual presentation on the face of the income statement of earnings per share and earnings per share assuming dilution and requires a reconciliation of the numerator and denominator of the earnings per share computation to the numerator and denominator of the earnings per share assuming dilution computation (see Note 10). Earnings per share is computed using the weighted average number of common shares outstanding and does not consider any potential dilution. Earnings per share assuming dilution reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Historical earnings per common share amounts have been restated in accordance with the provisions of SFAS 128.

Provident Companies, Inc. and Subsidiaries


Note 1--Significant Accounting Policies - Continued

Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" In 1996, the Company adopted the provisions of SFAS 121 which require that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. SFAS 121 also requires that long-lived assets and certain intangibles to be disposed of generally be reported at the lower of the carrying amount or fair value less cost to sell.

The primary assets of the Company which are subject to SFAS 121 are investment real estate, property and equipment, and goodwill. The effect of the adoption of SFAS 121 on the Company's financial position and results of operations was immaterial.

Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation"
SFAS 123 defines a fair value based method of accounting for stock-based employee compensation plans. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. SFAS 123 also allows an entity to continue to measure compensation cost using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (Opinion 25), "Accounting for Stock Issued to Employees." Under this method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS 123 requires entities electing to continue accounting for stock-based employee compensation plans under Opinion 25 to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined under SFAS 123 had been applied. The Company adopted the disclosure provisions of SFAS 123 in 1996 (see Note 11), but elected to continue to measure compensation cost for stock-based compensation under the expense recognition provisions of Opinion 25. The adoption of SFAS 123, therefore, did not have an effect on the Company's financial position or results of operations.

Accounting Pronouncements Outstanding:

Statement of Financial Accounting Standards No. 130 (SFAS 130),"Reporting Comprehensive Income"
In 1997, the Financial Accounting Standards Board (FASB) issued SFAS 130 which establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. Comprehensive income is the change in equity of an entity during a period from transactions and other events except those resulting from investments by and distributions to stockholders. SFAS 130 requires all items recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. Application of SFAS 130 will not impact amounts reported for net income. The Company plans to adopt SFAS 130 in 1998.

Statement of Financial Accounting Standards No. 131 (SFAS 131),"Disclosures about Segments of an Enterprise and Related Information"
In 1997, the FASB issued SFAS 131 which establishes standards for reporting information for segments of a business enterprise including, but not limited to, profit or loss, assets, products and services, geographic areas of operation, and major customers. The Company plans to adopt SFAS 131 in 1998.

Provident Companies, Inc. and Subsidiaries


Note 2--Fair Values of Financial Instruments

The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                                                   December 31
                                                                             (in millions of dollars)
                                                     ------------------------------------------------------------------------
                                                                     1997                                 1996
                                                         Carrying             Fair             Carrying            Fair
                                                          Amount              Value             Amount            Value
                                                     ------------------------------------------------------------------------
Assets
Fixed Maturity Securities
  Available-for-Sale                                        $16,901.3          $16,901.3          $10,859.9         $10,859.9
  Derivatives Hedging Available-for-Sale                        133.8              133.8               20.2              20.2
  Held-to-Maturity                                              306.8              336.6              264.5             263.1
Equity Securities                                                10.0               10.0                4.9               4.9
Mortgage Loans                                                   17.8               17.8                  -                 -
Policy Loans                                                  1,983.9            2,376.1            1,749.0           2,080.5
Short-term Investments                                           57.5               57.5              252.3             252.3
Cash and Bank Deposits                                           37.7               37.7               19.3              19.3

Liabilities
Policyholders' Funds
  GICs                                                        1,603.6            1,618.5            3,204.3           3,230.9
  Deferred Annuity Products                                   2,321.0            2,281.0              281.4             266.0
  Supplementary Contracts without
     Life Contingencies                                          86.7               86.7               61.1              61.1
Short-term Debt                                                 150.7              150.7                  -                 -
Long-term Debt                                                  725.0              725.0              200.0             200.0
Derivatives Hedging Liabilities                                  (7.4)              (7.7)                 -               3.0

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

Mortgage Loans: Fair values for mortgage loans are based on estimated sales prices at the balance sheet date.

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

Short-term and Long-term Debt: The carrying amounts for short-term and long-term debt approximate fair value.

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

Provident Companies, Inc. and Subsidiaries


Note 3--Investments

Securities

The amortized cost and fair values of securities by security type are as follows:


                                                                                  December 31, 1997
                                                                               (in millions of dollars)
                                                          ----------------------------------------------------------------
                                                                                 Gross           Gross
                                                               Amortized       Unrealized      Unrealized        Fair
                                                                 Cost            Gains           Losses          Value
                                                          ----------------------------------------------------------------
Available-for-Sale Securities
 United States Government and
   Government Agencies and Authorities                          $   336.6        $   62.9           $   -      $   399.5
 States, Municipalities, and Political Subdivisions                  13.6             1.2               -           14.8
 Foreign Governments                                                526.3           109.9               -          636.2
 Public Utilities                                                 2,586.4           284.9             3.6        2,867.7
 Mortgage-backed Securities                                       2,841.8           136.2             6.4        2,971.6
 All Other Corporate Bonds                                        9,052.4           963.0            16.8        9,998.6
 Redeemable Preferred Stocks                                        134.3            14.7             2.3          146.7
                                                                ---------        --------           -----      ---------
  Total Fixed Maturity Securities                                15,491.4         1,572.8            29.1       17,035.1
 Equity Securities                                                   11.1             0.2             1.3           10.0
                                                                ---------        --------           -----      ---------
                                                                $15,502.5        $1,573.0           $30.4      $17,045.1
                                                                =========        ========           =====      =========

Held-to-Maturity Securities
 United States Government and
   Government Agencies and Authorities                          $    13.1        $    2.6           $   -      $    15.7
 States, Municipalities, and Political Subdivisions                   2.9             0.2               -            3.1
 Mortgage-backed Securities                                         276.9            23.7               -          300.6
 All Other Corporate Bonds                                           13.9             3.3               -           17.2
                                                                ---------        --------           -----      ---------
                                                                $   306.8        $   29.8           $   -      $   336.6
                                                                =========        ========           =====      =========

Provident Companies, Inc. and Subsidiaries


Note 3--Investments - Continued

                                                                                  December 31, 1996
                                                                               (in millions of dollars)
                                                          ----------------------------------------------------------------
                                                                                 Gross           Gross
                                                               Amortized       Unrealized      Unrealized        Fair
                                                                 Cost            Gains           Losses          Value
                                                          ----------------------------------------------------------------
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

                                                                             December 31, 1997
                                                                          (in millions of dollars)
                                                                 ----------------------------------------
                                                                       Amortized              Fair
                                                                          Cost               Value
                                                                 ----------------------------------------
Available-for-Sale Securities
 1 year or less                                                        $   437.5           $   515.3
 Over 1 year through 5 years                                             1,341.0             1,528.7
 Over 5 years through 10 years                                           2,973.4             3,150.5
 Over 10 years                                                           7,897.7             8,869.0
                                                                       ---------           ---------
                                                                        12,649.6            14,063.5
 Mortgage-backed Securities                                              2,841.8             2,971.6
                                                                       ---------           ---------
                                                                       $15,491.4           $17,035.1
                                                                       =========           =========

Held-to-Maturity Securities
 1 year or less                                                        $     0.5           $     0.5
 Over 1 year through 5 years                                                 2.2                 2.4
 Over 5 years through 10 years                                               0.3                 0.3
 Over 10 years                                                              26.9                32.8
                                                                       ---------           ---------
                                                                            29.9                36.0
 Mortgage-backed Securities                                                276.9               300.6
                                                                       ---------           ---------
                                                                       $   306.8           $   336.6
                                                                       =========           =========

The adjustments associated with reporting securities at fair value and the changes that would have been necessary if the unrealized investment gains and losses related to the securities had been realized are as follows:

                                                                               December 31
                                                                          1997                1996
                                                                        (in millions of dollars)
                                                                 -----------------------------------
Assets
   Fixed Maturity Securities                                           $1,543.7              $ 495.8
   Equity Securities                                                       (1.1)                (2.3)
   Deferred Policy Acquisition Costs                                     (362.8)              (240.9)
   Value of Business Acquired                                             (59.6)                   -
Liabilities
   Reserve for Future Policy and Contract Benefits                        161.2                112.8
   Deferred Federal Income Taxes                                          334.7                 48.9
Stockholders' Equity
   Net Unrealized Gain on Securities                                      624.3                 90.9

Provident Companies, Inc. and Subsidiaries


Note 3--Investments - Continued

At December 31, 1997, the total investment in below-investment-grade fixed maturity securities (securities rated below Baa3 by Moody's Investors Service or an equivalent internal rating) was $1,297.1 million or 6.6 percent of invested assets. The amortized cost of these securities was $1,232.4 million.

Mortgage Loans

Changes in the mortgage loan loss reserve are as follows:

                                                                              1997                1996                 1995
                                                                                        (in millions of dollars)
                                                                            -------------------------------------------------
Balance at January 1                                                           $ 1.0              $ 12.0               $ 49.0
   Additions Charged to Realized Investment Losses                                 -                   -                  3.0
   Release Due to Sale or Direct Write-Down of Loans                               -               (11.0)               (40.0)
                                                                               -----              ------               ------
Balance at December 31                                                         $ 1.0              $  1.0               $ 12.0
                                                                               =====              ======               ======

In 1997, the Company sold mortgage loans with a principal amount of $268.1 million and a book value of $258.4 million. The sale of the mortgage loans, which were acquired through an acquisition of business (see Note 14), resulted in a before-tax realized investment gain of $10.9 million.

In 1996, the Company sold mortgage loans with a principal amount of $81.6 million and a book value of $75.9 million which resulted in a before-tax realized investment loss of $5.7 million.

In October 1995, the Company sold commercial mortgage loans with a principal amount and a book value of $962.4 million through a securitization collateralized by 366 loans. In May 1995, the Company sold restructured mortgage loans with a principal amount of $147.5 million and a book value of $122.6 million. The transactions resulted in before-tax realized investment gains (losses) of $8.9 million and $(23.1) million, respectively.

Real Estate

Accumulated depreciation on real estate was $23.3 million and $28.5 million as of December 31, 1997 and 1996, respectively.

Provident Companies, Inc. and Subsidiaries


Note 3--Investments - Continued

Net Investment Income

Sources for net investment income are as follows:


                                                                          Year Ended December 31
                                                                1997               1996               1995
                                                                        (in millions of dollars)
                                                         --------------------------------------------------
Fixed Maturity Securities                                    $1,120.7           $  900.2           $  961.4
Equity Securities                                                 0.4                0.4                0.4
Mortgage Loans                                                   10.5                2.6              100.7
Real Estate                                                      17.4               25.8               29.6
Policy Loans                                                    192.0              182.8              163.9
Other Long-term Investments                                      24.5                3.9                4.3
Short-term Investments                                           13.6                7.4                6.9
                                                             --------           --------           --------
  Gross Investment Income                                     1,379.1            1,123.1            1,267.2
Investment Expenses                                              24.4               33.0               45.9
                                                             --------           --------           --------
  Net Investment Income                                      $1,354.7           $1,090.1           $1,221.3
                                                             ========           ========           ========


Realized Investment Gains and Losses

Realized investment gains (losses) are as follows:

                                                                                 Year Ended December 31
                                                                       1997               1996               1995
                                                                               (in millions of dollars)
                                                                --------------------------------------------------

Fixed Maturity Securities                                           $18.1             $ 37.1             $ 14.9
Equity Securities                                                    (0.1)              (1.3)               0.2
Mortgage Loans and Real Estate                                        1.0               (3.7)             (26.9)
Other Invested Assets                                                (0.7)               0.1                  -
Derivatives                                                          (3.2)             (40.8)             (19.9)
                                                                    -----             ------             ------
                                                                    $15.1             $ (8.6)            $(31.7)
                                                                    =====             ======             ======

Net realized investment gains and losses include writedowns and changes in the reserve for losses on mortgage loans and foreclosed real estate of $1.4 million, $(5.0) million, and $(29.0) million for 1997, 1996, and 1995, respectively.

Provident Companies, Inc. and Subsidiaries


Note 3--Investments - Continued

Proceeds from sales of fixed maturity and equity securities and the related gross gains and losses realized on those sales are as follows:

                                                                             Year Ended December 31
                                                                    1997              1996              1995
                                                                            (in millions of dollars)
                                                            ------------------------------------------------------
Proceeds from Sales
  Available-for-Sale Fixed Maturity Securities                   $1,871.7          $1,592.0          $1,353.1
  Equity Securities                                                   0.9               0.6               6.8
Gross Gains
  Available-for-Sale Fixed Maturity Securities                       63.7              50.1              35.3
  Equity Securities                                                     -                 -               1.3
Gross Losses
  Available-for-Sale Fixed Maturity Securities                       45.6              13.0              20.4
  Equity Securities                                                   0.1               1.3               1.1

Note 4--Derivative Financial Instruments

The Company uses interest rate swaps, exchange-traded interest rate futures contracts, and options to hedge interest rate risks and to match assets with its insurance liabilities. Interest rate forward contracts are also used to some extent in the hedging process.

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

To help limit the credit exposure of the derivatives, the Company has entered into master netting agreements with its counterparties whereby contracts in a gain position can be offset against contracts in a loss position. The Company also typically enters into bilateral, cross-collateralization agreements with its counterparties to help limit the credit exposure of the derivatives. These agreements require the counterparty in a loss position to submit acceptable collateral with the other counterparty in the event the net loss position meets or exceeds an agreed upon amount. The Company's current credit exposure on derivatives, which is limited to the value of those contracts in a net gain position, was $50.9 million at December 31, 1997.

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


                                              Interest Rate Swaps
                                        -----------------------------
                                             Receive        Receive
                                            Variable/       Fixed/
                                            Pay Fixed    Pay Variable     Forwards         Futures         Options         Total
                                                                           (in millions of dollars)
                                        --------------------------------------------------------------------------------------------

Balance at December 31, 1994                   $800.0       $  726.0         $    -        $  205.0        $      -       $1,731.0
   Additions                                    300.0          495.0              -           947.5           820.0        2,562.5
   Terminations                                 200.0          359.8              -         1,137.5           820.0        2,517.3
                                               ------       --------         ------        --------        --------       --------
Balance at December 31, 1995                    900.0          861.2              -            15.0               -        1,776.2
   Additions                                        -          400.0              -           477.0               -          877.0
   Terminations                                 600.0          463.6              -           482.0               -        1,545.6
                                               ------       --------         ------        --------        --------       --------
Balance at December 31, 1996                    300.0          797.6              -            10.0               -        1,107.6
   Acquisition of Business--Note 14                 -            9.4          390.0               -               -          399.4
   Additions                                        -          420.0              -         1,257.3         2,034.5        3,711.8
   Terminations                                 300.0          114.6          250.0           823.8         1,625.0        3,113.4
                                               ------       --------         ------        --------        --------       --------
Balance at December 31, 1997                   $    -       $1,112.4         $140.0        $  443.5        $  409.5       $2,105.4
                                               ======       ========         ======        ========        ========       ========

Additions and terminations reported above for futures and options include roll activity, which is the closing out of an old contract and initiation of a new one when the futures contract is about to mature but the need for it still exists.

The following table summarizes the timing of anticipated settlements of interest rate swaps outstanding at December 31, 1997, and the related weighted average interest receive rate or pay rate assuming current market conditions.


                                          1998     1999     2000     2001     2002    Total
                                                        (in millions of dollars)
                                       --------------------------------------------------------
Receive Fixed/Pay Variable
Notional Value                           $13.0   $420.0   $249.4   $280.0   $150.0   $1,112.4
Weighted Average Receive Rate             5.00%    7.30%    7.76%    7.70%    7.54%      7.51%
Weighted Average Pay Rate                 5.72     5.79     5.86     5.81     5.81       5.81

Provident Companies, Inc. and Subsidiaries


Note 4--Derivative Financial Instruments - Continued

Derivative activity falls under seven hedging programs as follows:

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

Gains or losses on termination of these forwards and futures are deferred and reported as an adjustment of the carrying amount of the hedged asset or liability and amortized into earnings over the lives of the hedged items. The net deferred gain associated with this activity was $30.2 million and $29.3 million at December 31, 1997 and 1996, respectively.

The deferred gain from this program was amortized into income in the consolidated statements of income as follows:


                                                            Year Ended December 31
                                                    1997                1996                1995
                                                            (in millions of dollars)
                                                 ------------------------------------------------
Net Investment Income                               $ 1.0               $ 1.0               $ 0.2
Policy and Contract Benefits                          1.0                 1.2                 3.8
                                                    -----               -----               -----
                                                    $ 2.0               $ 2.2               $ 4.0
                                                    =====               =====               =====

At December 31, 1997, the Company had no open futures contracts under this program.


Program 2

In 1994 and 1993, the Company created $101.0 million of synthetic fixed rate assets consisting of variable rate mortgage-backed securities combined with index amortizing swaps (receive fixed/pay variable). These synthetic fixed rate assets back fixed rate GICs. During this time, the Company also created $625.0 million of synthetic variable rate GICs consisting of fixed rate GICs combined with index amortizing swaps (receive fixed/pay variable), which were then backed by variable rate mortgage-backed securities. The notional amount of index amortizing swaps associated with this program was $113.0 million and $197.6 million at December 31, 1997 and 1996, respectively. The notional amount of these swaps reduces based on an amortization schedule indexed to a constant maturity treasury rate. Under market conditions at December 31, 1997, the remaining swaps are expected to amortize fully over the next two years.

Provident Companies, Inc. and Subsidiaries

Note 4--Derivative Financial Instruments - Continued

Income (expense) from settlements of payment streams on these interest rate swap agreements as reported in the consolidated statements of income was as follows:

                                                                Year Ended December 31
                                                      1997               1996                1995
                                                               (in millions of dollars)
                                                 ----------------------------------------------------
Net Investment Income                                  $   -              $   -              $ 0.9
Policy and Contract Benefits                             0.2                0.3               (4.7)
                                                       -----              -----              -----
                                                       $ 0.2              $ 0.3              $(3.8)
                                                       =====              =====              =====

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

The $205.0 million futures position was terminated in 1995 as planned when $208.7 million of fixed maturity securities were sold to fund maturing GICs. The Company realized a $0.1 million before-tax investment gain on the futures and a $5.6 million before-tax investment loss on the fixed maturity securities, a net result which was consistent with the original hedge expectations. The first $200.0 million swap position was terminated in 1995; however, fixed maturity securities sales did not occur as originally anticipated because the Company had adequate cash flow from other sources to fund the maturing GICs. The primary source of this other cash flow was the securitization of the commercial mortgage loan portfolio which had not been anticipated at the time this hedge was initiated (see Note 3). The Company realized a $20.0 million before-tax investment loss on the termination of this swap position in 1995.

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

During 1997, the Company terminated the remaining $300.0 million of these forward swaps as scheduled, realizing a $4.1 million before-tax investment loss. In addition, the Company used offsetting futures contracts to partially remove the hedge as fixed maturity securities were sold prior to the termination date of the interest rate swaps. The Company realized a $0.1 million before-tax investment gain on the termination of these futures contracts. The Company sold $302.0 million of fixed maturity securities associated with this hedge, realizing a $4.3 million before-tax investment gain.

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

Provident Companies, Inc. and Subsidiaries



Note 4--Derivative Financial Instruments - Continued

Program 5

The Company has executed a series of cash flow hedges in the individual disability income portfolio and the group single premium annuities portfolio. The purpose of these hedges is to lock in the reinvestment rates on future cash flows and protect the Company from the potential adverse impact of declining interest rates on the associated policy reserves. The Company uses futures contracts to partially offset hedges on fixed maturity securities purchased prior to the termination date of interest rate swaps and forwards. The Company also uses futures contracts to replace terminated forwards and interest rate swaps in order to maintain hedges until the fixed maturity securities are purchased. The following table summarizes the hedging activity under this program:


                                                                                Notional         Before-Tax
                                                                                 Amount           Realized
                                                                              Outstanding        Investment        Deferred
                                             Additions      Terminations     at December 31      Gain (Loss)         Gain
                                                                        (in millions of dollars)
                                         -------------------------------------------------------------------------------------
Individual Disability Income

1995
Interest Rate Swaps                              $  495.0        $      -            $  495.0           $   -            $   -
                                                 ========        ========            ========           =====            =====

1996
Interest Rate Swaps                              $  200.0        $  225.0            $  470.0           $ 0.6            $ 3.6
Futures                                             144.5           134.5                10.0               -              3.6
                                                 --------        --------            --------           -----            -----
        Total                                    $  344.5        $  359.5            $  480.0           $ 0.6            $ 7.2
                                                 ========        ========            ========           =====            =====

1997
Interest Rate Swaps                              $  420.0        $   30.0            $  860.0           $   -            $ 1.7
Forwards                                            390.0           250.0               140.0               -             23.2
Futures                                             247.5           214.0                43.5               -              2.4
Options - U.S. Treasury Interest Rate               550.0           195.0               355.0             0.1              0.1
Options - Interest Rate Swaps                       850.0           850.0                   -             0.7              3.3
                                                 --------        --------            --------           -----            -----
        Total                                    $2,457.5        $1,539.0            $1,398.5           $ 0.8            $30.7
                                                 ========        ========            ========           =====            =====

Group Single Premium Annuities

1996
Interest Rate Swaps                              $  200.0        $   70.0            $  130.0           $(0.1)           $   -
                                                 ========        ========            ========           =====            =====

1997
Interest Rate Swaps                              $      -        $      -            $  130.0           $   -            $   -
Options - Interest Rate Swaps                       300.0           300.0                   -               -              0.5
                                                 --------        --------            --------           -----            -----
        Total                                    $  300.0        $  300.0            $  130.0           $   -            $ 0.5
                                                 ========        ========            ========           =====            =====

Provident Companies, Inc. and Subsidiaries



Note 4--Derivative Financial Instruments - Continued

In 1997 and 1996, the Company amortized into net investment income $0.6 million and $0.1 million, respectively, of the deferred gains from this program. At December 31, 1997, the Company had an unrealized gain of $133.8 million on the open interest rate swaps, forwards, and futures. These derivatives are scheduled to be terminated in the years 1998 through 2002 as assets are purchased with the future anticipated cash flows.

Program 6

In 1997, the Company began selling indexed annuity products whereby a portion of the crediting rate on the annuity is based on the performance of the S&P 500 stock index. In order to hedge this fluctuating credit rate, the Company purchased options with the S&P 500 stock index as the underlying item. These options will be settled with a net cash payment to the Company at the expiration date if the S&P 500 index moves above the option contract's strike price; otherwise, no cash payment will take place at expiration. At December 31, 1997, the outstanding notional amount of these options was $4.5 million, and the fair value and carrying amount were $1.6 million.

Program 7

In 1997, the Company opened $400.0 million of interest rate futures contracts and wrote $50.0 million of options on interest rate futures in order to hedge the borrowing rate on the anticipated refinancing of long-term debt (see Note
18). The Company realized a $2.9 million before-tax investment loss when $250.0 million of the interest rate futures contracts were terminated and rolled into 1998. The loss on the interest rate futures contracts and the $0.7 million option premium received were deferred and will be amortized as an adjustment to interest expense on long-term debt.

Provident Companies, Inc. and Subsidiaries


Note 5--Value of Business Acquired

A reconciliation of value of business acquired for the year ended 1997 is as follows (in millions of dollars):



Balance at January 1                                               $  5.9
   Acquisition of Business--Note 14                                 645.7
   Interest Accrued                                                  33.1
   Amortization                                                     (64.3)
   Adjustment for Unrealized Investment Gains                       (59.6)
                                                                   ------
Balance at December 31                                             $560.8
                                                                   ======

The carrying amounts of value of business acquired in 1996 and 1995 were immaterial.

The estimated net amortization of value of business acquired for each of the next five years is as follows (in millions of dollars):


1998                              $40.7
1999                               39.4
2000                               38.3
2001                               36.9
2002                               35.6

Provident Companies, Inc. and Subsidiaries


Note 6--Liability for  Unpaid Claims and Claim Adjustment Expenses

Changes in the liability for unpaid claims and claim adjustment expenses were as follows:


                                                  1997                 1996                 1995
                                                         (in millions of dollars)
                                                ---------------------------------------------------

Balance at January 1                             $3,047.5             $2,824.7             $2,472.9
 Less Reinsurance Recoverables                      372.1                343.2                237.6
                                                 --------             --------             --------

Net Balance at January 1                          2,675.4              2,481.5              2,235.3

Acquisition of Business--Note 14                  2,295.4                    -                    -

Incurred Related to:
 Current Year                                     1,537.3                910.6                960.0
 Prior Years
   Interest                                         285.0                173.3                155.0
   Incurred                                         (30.5)               (65.5)               (31.1)
                                                 --------             --------             --------

Total Incurred                                    1,791.8              1,018.4              1,083.9
                                                 --------             --------             --------

Paid Related to:
 Current Year                                       337.2                322.4                359.0
 Prior Years                                      1,011.3                502.1                478.7
                                                 --------             --------             --------

Total Paid                                        1,348.5                824.5                837.7
                                                 --------             --------             --------

Net Balance at December 31                        5,414.1              2,675.4              2,481.5
 Plus Reinsurance Recoverables                      857.7                372.1                343.2
                                                 --------             --------             --------

Balance at December 31                           $6,271.8             $3,047.5             $2,824.7
                                                 ========             ========             ========

The majority of the net balances are related to disabled lives claims with long-tail payouts on which interest earned on assets backing liabilities is an integral part of pricing and reserving. Interest accrued on prior year reserves has been calculated on the opening reserve balance less one-half year's cash payments at the average rate at which the Company's reserves were discounted during 1997, 1996, and 1995.

Provident Companies, Inc. and Subsidiaries


Note 7--Federal Income Taxes

A reconciliation of the income tax attributable to continuing operations computed at U.S. federal statutory tax rates to the income tax expense as included in the consolidated statements of income follows:


                                                                 Year Ended December 31
                                                        1997                1996                1995
                                                   ----------------------------------------------------

Statutory Federal Income Tax Rate                       35.0%               35.0%               35.0%
Tax-preferred Investment Income                         (0.6)               (1.1)               (2.1)
Net Prior Years Tax Refunds                                -                (0.1)               (0.8)
Other Items, Net                                         0.6                 1.8                 2.2
                                                        ----                ----                ----
Effective Tax Rate                                      35.0%               35.6%               34.3%
                                                        ====                ====                ====

Provident Companies, Inc. and Subsidiaries


Note 7--Federal Income Taxes - Continued

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred federal income tax liability are as follows:


                                                                         December 31
                                                                  1997                  1996
                                                                   (in millions of dollars)
                                                               --------------------------------
Deferred Tax Liability
 Deferred Policy Acquisition Costs                                 $ 68.0                $133.6
 Bond Market Discount                                                 4.3                  11.2
 Net Unrealized Investment Gains                                    334.7                  48.9
 Value of Business Acquired                                         217.6                   2.3
 Property and Equipment                                              10.5                   9.8
 Other                                                               34.5                  13.4
                                                                   ------                ------
 Total Deferred Tax Liability                                       669.6                 219.2
                                                                   ------                ------

Deferred Tax Asset
 Reserves                                                           367.4                 105.5
 Realized Investment Gains and Losses                                53.1                  44.7
 Postretirement Benefits                                             26.8                  20.9
 Other Employee Benefits                                             29.3                  24.4
 Other                                                               43.2                   9.2
                                                                   ------                ------
 Total Deferred Tax Asset                                           519.8                 204.7
                                                                   ------                ------

Net Deferred Tax Liability                                         $149.8                $ 14.5
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

Provident Companies, Inc. and Subsidiaries


Note 7--Federal Income Taxes - Continued

Under the Life Insurance Company Tax Act of 1959, life companies were required to maintain a policyholders' surplus account containing the accumulated portion of current income which had not been subjected to income tax in the year earned. The Deficit Reduction Act of 1984 requires that no future amounts be added after 1983 to the policyholders' surplus account. Further, any future distributions from the account would become subject to federal income taxes at the general corporate federal income tax rate then in effect. The amount of the policyholders' surplus account at December 31, 1997, is approximately
$202.0 million. Future distributions from the policyholders' surplus account are deemed to occur if a statutorily prescribed maximum for the account is less than the value of the account or if dividend distributions exceed the total amount accumulated as currently taxable income in the year earned. If the entire policyholders' surplus account were deemed distributed in 1998, this would result in a tax of approximately $70.7 million. No current or deferred federal income taxes have been provided on these amounts because management considers the conditions under which such taxes would be paid to be remote.

During 1997, the Company held an appellate conference with the Internal
Revenue Service for tax years 1986 through 1992 and is awaiting a response to its comprehensive settlement proposal covering all issues for such years. The Internal Revenue Service continued its examination of the Company's federal income tax returns for tax years 1993 through 1995. Management believes this appellate conference and examination will have no material adverse impact on the Company's financial statements.

In 1996, the Company received a refund that had been accrued in 1995 relating to the final settlement of litigation for tax years 1980 through 1983. The refund of taxes was $1.5 million and interest on the refund was $4.2 million. The Company also received a refund that had been accrued in 1994 relating to a final settlement of the remaining issues in dispute for the 1984 and 1985 tax years. The refund of taxes was $3.1 million and related interest was $5.9 million. During 1996, the Internal Revenue Service concluded its examination of the Company's federal income tax returns for tax years 1990 through 1992 and issued a Revenue Agent's Report proposing a tax deficiency of $26.0 million for these years. Although this proposed deficiency has been appealed, the Company made an additional payment for these years of $13.0 million tax and $5.2 million interest to preclude the accrual of interest at punitive rates on any portion of the proposed deficiency that the Company could possibly lose. Net income for 1996 was increased by $0.9 million as a result of these tax refunds and payments.

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


Federal income taxes paid during 1997, 1996, and 1995 were $122.7 million, $92.5 million, and $71.8 million, respectively.

Provident Companies, Inc. and Subsidiaries


Note 8--Debt

Short-term debt at December 31, 1997, was $150.7 million and consisted of reverse repurchase agreements with a weighted average interest rate of 6.38 percent. At December 31, 1996, there was no short-term debt outstanding.

During 1996, the Company entered into an $800.0 million five-year revolving credit facility with various domestic and international banks. The purpose of this arrangement was to provide partial financing for the purchase of The Paul Revere Corporation and GENEX Services, Inc. (see Note 14), to refinance the existing bank term notes of $200.0 million, and for general corporate uses. Interest is variable based upon a London Interbank Offered Rate (LIBOR) plus a margin. At December 31, 1997, the outstanding borrowing under the revolving credit facility was $725.0 million (see Note 18).

During 1996, the Company repaid the $200.0 million bank term notes which were due on or before December 1, 1996.

Interest paid on short-term and long-term debt during 1997, 1996, and 1995 was $41.4 million, $17.1 million, and $22.4 million, respectively. Interest expense during 1997, 1996, and 1995 was $42.5 million, $17.8 million, and $22.3 million, respectively.

Note 9--Retirement Benefits

Pension Plans

The Company provides noncontributory defined benefit pension plans for eligible employees. The benefits are based on years of service and the employee's highest consecutive five years of compensation. The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate. Plan assets are invested in two separate accounts of a subsidiary of the Company, one of which invests in listed equity securities and the other in corporate obligations and U.S. bonds, and in an unrelated trust consisting of bonds and equity securities.

Provident Companies, Inc. and Subsidiaries


Note 9--Retirement Benefits - Continued

The pension plans' funded status and the amount recognized in the Company's consolidated statements of financial condition are as follows:

                                                                                                   December 31
                                                                                            1997                   1996
                                                                                            (in millions of dollars)
                                                                                 --------------------------------------------

Actuarial present value of benefit obligation - vested                                      $252.2                $160.8
                                                                                            ======                ======

Accumulated benefit obligation                                                              $255.2                $161.6
                                                                                            ======                ======

Projected benefit obligation                                                                $308.2                $189.8
Plan assets at fair value                                                                    380.8                 220.2
                                                                                            ------                ------
Plan assets in excess of projected benefit obligation                                         72.6                  30.4
Unrecognized net actuarial gains                                                             (72.1)                (29.9)
Unrecognized prior service cost                                                                2.7                   2.4
Unrecognized net transition obligation                                                         0.6                   0.6
                                                                                            ------                ------
Accrued pension asset                                                                       $  3.8                $  3.5
                                                                                            ======                ======
Weighted average discount rate used in determining the
  projected benefit obligation                                                                7.25%                 7.25%
Weighted average rate of compensation increase                                                4.65%                 4.50%

Net periodic pension cost (benefit) included the following components:

                                                                                        Year Ended December 31
                                                                               1997               1996                1995
                                                                                       (in millions of dollars)
                                                                      ---------------------------------------------------------
Service cost                                                                  $  9.1              $  4.0              $  5.7
Interest cost                                                                   20.5                12.6                12.6
Actual return on plan assets                                                   (83.1)              (28.1)              (43.1)
Net amortization and deferral                                                   53.0                 7.5                26.5
Curtailment cost                                                                   -                   -                 1.0
                                                                              ------              ------              ------
                                                                              $ (0.5)             $ (4.0)             $  2.7
                                                                              ======              ======              ======

Expected long-term rate of return on plan assets                                8.65%               8.50%               7.75%

Provident Companies, Inc. and Subsidiaries



Note 9--Retirement Benefits - Continued

Postretirement Plans

The Company sponsors two types of defined benefit postretirement plans other than pensions for full-time employees who have ten years of credited service with the Company and have reached age 55. One plan provides medical and dental benefits, and the other provides life insurance benefits. The postretirement health care plan is contributory, with retiree contributions adjusted periodically, and contains other cost-sharing features such as deductibles and coinsurance. It is the Company's expressed intent to increase the health care plan's retiree contribution rate as the cost of health care increases. The life insurance plan is noncontributory and is partially funded through life insurance contracts issued by the Company. The health care plan is unfunded.

The following tables show the accumulated postretirement benefit obligation, the amount recognized in the Company's consolidated statements of financial condition, and the net periodic postretirement benefit cost.


                                                                                  December 31
                                                                           1997                   1996
                                                                              (in millions of dollars)
                                                                           -------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                                  $50.8                 $43.2
 Fully eligible active plan participants                                     3.0                   1.7
 Other active plan participants                                             14.2                  14.3
                                                                           -----                 -----
                                                                            68.0                  59.2
Plan assets at fair value                                                    9.0                   8.5
                                                                           -----                 -----
Accumulated postretirement benefit obligation in excess of plan assets      59.0                  50.7
Unrecognized net gain                                                       11.0                   7.6
                                                                           -----                 -----
Accrued postretirement benefit liability                                   $70.0                 $58.3
                                                                           =====                 =====

Weighted average discount rate used in determining the
  accumulated postretirement benefit obligation                             7.25%                 7.25%

Provident Companies, Inc. and Subsidiaries


Note 9--Retirement Benefits - Continued

Net periodic postretirement benefit cost included the following components:


                                                                                             Year Ended December 31
                                                                                  1997                1996                1995
                                                                                             (in millions of dollars)
                                                                             ------------------------------------------------------
Service cost                                                                     $ 1.5               $ 1.5               $ 1.9
Interest cost                                                                      4.4                 4.0                 4.6
Actual return on plan assets                                                      (0.5)               (0.5)               (0.5)
Net amortization and deferral                                                     (3.2)               (3.0)               (3.4)
                                                                                 -----               -----               -----
                                                                                 $ 2.2               $ 2.0               $ 2.6
                                                                                 =====               =====               =====

Expected long-term rate of return on plan assets                                  8.50%               8.50%               8.50%

The postretirement benefit costs for 1997, 1996, and 1995 assume a weighted average annual rate of increase in the per capita cost of covered health care benefits of 8 percent, 9 percent, and 12 percent, respectively, decreasing gradually to 5 percent for 2004 and thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $4.5 million and the aggregate of net periodic postretirement benefit cost for 1997 by $0.5 million.

Curtailment Gains

During 1995, the Company recognized curtailment gains of $16.6 million and $7.7
million in its pension and postretirement plans, respectively.   The gains
resulted from the sale of the group medical business (see Note 15) and the consequent termination of participation in the Company's benefit plans of certain employees. The gains were included in the determination of the total gain recognized on the sale.

Provident Companies, Inc. and Subsidiaries


Note 10--Stockholders' Equity and Earnings Per Share

Preferred Stock

In 1993, the Company issued 1,041,667 shares of 8.10% cumulative preferred stock, liquidation preference $150 per share evidenced by depositary receipts for 6,250,002 depositary shares each representing a one-sixth interest of a preferred share, of which 6,249,202 were issued and outstanding as of December 31, 1997 and 1996 (see Note 18).

Common Stock

On July 30, 1997, the Board of Directors authorized a two-for-one stock split effected in the form of a stock dividend distributed on September 30, 1997, to stockholders of record on August 28, 1997. The common stock par value of $1 per share remained unchanged. Historical share and per share amounts in the consolidated financial statements and notes thereto have been restated to reflect the stock split.

In 1996, the Company's shareholders approved an amendment to the Company's Amended and Restated Certificate of Incorporation to increase from 65,000,000 to 150,000,000 the number of shares of common stock which the Company is authorized to issue.

Earnings Per Common Share

The computations of earnings per common share and earnings per common share assuming dilution are as follows:


                                                                                     Year Ended December 31
                                                                           1997                1996                1995
                                                                       (in millions of dollars, except share data)
                                                                  --------------------------------------------------------
Numerator:
   Net Income                                                         $      247.3         $     145.6         $     115.6
   Preferred Stock Dividends                                                  12.7                12.7                12.7
                                                                      ------------         -----------         -----------
   Income Available to Common Stockholders                            $      234.6         $     132.9         $     102.9
                                                                      ============         ===========         ===========

Denominator (000s):
   Weighted Average Common Shares                                       124,505.4             91,044.8            90,762.7
   Dilution for Assumed Exercise of Stock Options                         2,747.8              1,109.7               169.1
                                                                      ------------         -----------         -----------
   Weighted Average Common Shares - Assuming Dilution                   127,253.2             92,154.5            90,931.8
                                                                      ============         ===========         ===========

Earnings Per Common Share                                             $       1.88         $      1.46         $      1.13
                                                                      ============         ===========         ===========

Earnings Per Common Share - Assuming Dilution                         $       1.84         $      1.44         $      1.13
                                                                      ============         ===========         ===========

Provident Companies, Inc. and Subsidiaries


Note 11--Incentive Compensation and Stock Purchase Plans

Incentive Compensation

The Company has in effect a two-part management incentive compensation plan, the first part of which is cash-based and is designed to encourage achievement of specific annual goals in which key employees participate. The compensation cost recognized in the consolidated statements of income for this part of the plan is $6.4 million, $3.6 million, and $2.9 million for 1997, 1996, and 1995, respectively. The second part of this plan is a stock option plan. The Company applies Opinion 25 and related interpretations in accounting for the stock option plan. For stock options subject to stock price performance, the compensation cost recognized in the consolidated statements of income was $2.0 million and $2.4 million for 1996 and 1995, respectively. All price performance requirements were met by December 31, 1996, for these stock options.

Under the 1994 stock plan, the Company may grant options of up to 10,000,000 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant. The options cannot be exercised until at least one year after the date of grant and have a maximum term of ten years after the date of grant.

Options granted prior to 1994 were granted under the 1989 stock option plan. Under that plan, the Company could grant options of up to 1,400,000 shares of common stock over the five year term of the plan which ended effective December 31, 1993. The exercise price of each option equaled the market price of the Company's stock on the date of grant. The options outstanding under this plan are currently exercisable and have a maximum term of ten years after the date of grant.

Provident Companies, Inc. and Subsidiaries


Note 11--Incentive Compensation and Stock Purchase Plans - Continued

Summaries of the Company's stock options are as follows:

                                             1997                       1996                       1995
                                   -------------------------  -------------------------  -------------------------
                                   Shares   Weighted Average  Shares   Weighted Average  Shares   Weighted Average
                                    (000s)   Exercise Price    (000s)   Exercise Price    (000s)   Exercise Price
                                    -----   ----------------   -----   ----------------   -----   ----------------
Outstanding at January 1            4,239      $13.38          3,297       $12.41         1,771       $13.67
   Granted                          3,454       24.50          1,347        15.57         2,006        11.35
   Exercised                         (562)      14.49           (322)       12.08           (98)       10.36
   Forfeited                         (193)      24.36            (62)       15.40          (206)       13.02
   Expired                              -           -            (21)       14.65          (176)       13.45
                                    -----                      -----                      -----
Outstanding at December 31          6,938       18.52          4,239        13.38         3,297        12.41
                                    =====                      =====                      =====

                                                           December 31
                                     1997                       1996                      1995
                                                      (shares in thousands)
                                 --------------------------------------------------------------
Exercisable                         3,728                      2,954                        953
Exercisable based on
  additional service                3,210                      1,285                      1,950
Exercisable based on
  stock price performance               0                          0                        394
                                    -----                      -----                      -----
Outstanding                         6,938                      4,239                      3,297
                                    =====                      =====                      =====

                                                                 December 31, 1997
                   -----------------------------------------------------------------------------------------------------------
                                          Options Outstanding                                     Options Exercisable
                   ---------------------------------------------------------------         -----------------------------------
                                          Weighted Average
    Range of               Shares            Remaining         Weighted Average            Shares          Weighted Average
 Exercise Prices           (000s)         Contractual Life       Exercise Price            (000s)           Exercise Price
 ---------------            -----         -----------------    ------------------           -----           ----------------
$  9.00 to 13.99           1,960               3.8 years             $11.40                  1,960                $11.40
  14.00 to 18.99           1,724               5.1                    15.30                  1,724                 15.30
  19.00 to 23.99           2,587               9.0                    23.72                      4                 20.58
  24.00 to 28.99             635               9.1                    27.38                     21                 26.37
  29.00 to 35.99              32               7.4                    32.34                     19                 33.03
                           -----                                                             -----
  9.00 to 35.99            6,938               6.6                    18.52                  3,728                 13.41
                           =====                                                             =====

In 1997, the Company granted 267,040 shares of nonvested stock to certain key employees with a weighted average grant date fair value of $28.12 per common share. The compensation cost recognized in the consolidated statements of income for the year ended December 31, 1997 was $1.2 million.

Provident Companies, Inc. and Subsidiaries



Note 11--Incentive Compensation and Stock Purchase Plans - Continued

Employee Stock Purchase Plan

In 1995, the Company established an employee stock purchase plan to promote and maintain widespread employee stock ownership. The plan became effective in the fourth quarter of 1995 and conforms to Internal Revenue Code Section 423. Under the plan, the Company is authorized to issue up to 2,000,000 shares of common stock to its employees, nearly all of whom are eligible to participate. Under the terms of the plan, eligible employees may purchase common stock of the Company at the end of each three-month financial quarter. The purchase price of the stock is 85 percent of the lower of its beginning of the quarter or end of the quarter market price. The maximum amount of stock a participating employee may purchase under the plan in any one calendar year is limited to $25,000 in fair market value of the stock as determined at the beginning of each purchase period. The Company sold 108,799, 68,622, and 63,870 shares to employees with a weighted average exercise price of $24.63, $14.68, and $11.53 per share in 1997, 1996, and 1995, respectively. The Company applies Opinion 25 and related interpretations in accounting for the stock purchase plan. Accordingly, no compensation cost has been recognized.

Compensation Cost Under the Fair Value Approach (SFAS 123)

Compensation cost for the Company's management incentive compensation plan and employee stock purchase plan under the fair value approach was estimated as of the grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                          Year Ended December 31
                                                                               1997                 1996                 1995
                                                                           --------------------------------------------------

Volatility                                                                     18.0%                18.2%                19.1%

Risk-free rate of return                                                        6.5%                 5.7%                 7.6%

Dividend payout rate per share                                                $0.36                $0.36                $0.36

Time of exercise
   Management Incentive Compensation Plan
      Executives                                                            7 years              7 years              5 years
      Non-executives                                                        6 years              6 years              4 years
   Employee Stock Purchase Plan                                            3 months             3 months             3 months

Weighted average fair value of options granted during the year
   Management Incentive Compensation Plan                                     $7.36                $3.68                $2.46
   Employee Stock Purchase Plan                                               $5.62                $3.38                $2.63

Provident Companies, Inc. and Subsidiaries


Note 11--Incentive Compensation and Stock Purchase Plans - Continued

Had compensation cost for the two plans been determined in accordance with the provisions of SFAS 123, the Company's pro forma net income and earnings per common share would have been as follows:

                                                                                         Year Ended December 31
                                                                               1997               1996               1995
                                                                             (in millions of dollars, except share data)
                                                                      ---------------------------------------------------------
Net Income                                                                    $241.6             $143.6             $114.2
Earnings Per Common Share                                                       1.84               1.44               1.12
Earnings Per Common Share - Assuming Dilution                                   1.81               1.42               1.12


Note 12--Reinsurance

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

In May 1995, the Company entered into an indemnity and assumption reinsurance agreement with Healthsource Insurance Company in connection with the sale of the group medical business (see Note 15). Under the terms of the reinsurance agreement, the Company ceded to Healthsource Insurance Company premium income and associated obligations and liabilities arising with respect to medical indemnity and dental and vision insurance issued by the Company in certain states where Healthsource Insurance Company was not licensed and approved to transact this type of business. Total premium income and policy and contract benefits ceded under this reinsurance agreement were $182.9 million and $153.8 million, respectively, for the year ended December 31, 1997, $224.6 million and $188.5 million, respectively, for the year ended December 31, 1996, and $170.6 million and $137.5 million, respectively, for the year ended December 31, 1995. In 1997, the reinsurance agreement was assigned by Healthsource Insurance Company, with the consent of the Company, to Connecticut General Life Insurance Company. It is anticipated that this business will be assumed by Connecticut General Life Insurance Company beginning April 1998.

The total amounts deducted for reinsurance ceded are as follows:


                                                                                         Year Ended December 31
                                                                               1997               1996               1995
                                                                                         (in millions of dollars)
                                                                      ---------------------------------------------------------
Premium Income                                                                $270.4           $305.5               $249.2
Policy and Contract Benefits                                                   282.7            265.5                202.7
Change in Reserves for Future Policy and
  Contract Benefits and Policyholders' Funds                                     3.6             26.4                 44.7

Provident Companies, Inc. and Subsidiaries


Note 12--Reinsurance - Continued

Reinsurance ceded and assumed consists of the following:


                                                                                    Year Ended December 31
                                                                      1997                 1996                 1995
                                                                                  (in millions of dollars)
                                                                  ------------------------------------------------------
                                                                                                 Reclassified
                                                                                    ------------------------------------
Ceded
 Life Insurance in Force (Amount of Insurance)                        $6,184.7             $4,347.9             $4,258.5

 Premium Income
  Individual Life and Disability                                          40.6                 48.2                 47.8
  Employee Benefits                                                       39.8                 16.1                 14.8
  Other Operations                                                       190.0                241.2                186.6

Assumed
 Life Insurance in Force (Amount of Insurance)                        $  416.2             $  437.0             $  460.2

 Premium Income
  Individual Life and Disability                                         167.2                 35.3                 36.9
  Employee Benefits                                                        1.0                  0.5                  0.4
  Other Operations                                                         6.2                 15.7                 15.0


Segment information for 1996 and 1995 has been reclassified to conform to current year reporting.

Provident Companies, Inc. and Subsidiaries


Note 13--Segment Information

Selected data by segment is as follows:

                                                                                    Year Ended December 31
                                                                          1997                 1996              1995
                                                                                  (in millions of dollars)
                                                                  ------------------------------------------------------
                                                                                                Reclassified
                                                                                    ------------------------------------
Revenue (Excluding Net Realized Investment
  Gains and Losses)
  Individual Life and Disability                                          $ 1,902.3         $ 1,025.0         $   999.1
  Employee Benefits                                                           883.7             555.5             520.3
  Other Operations                                                            752.1             720.0           1,067.6
                                                                          ---------         ---------         ---------
    Total                                                                 $ 3,538.1         $ 2,300.5         $ 2,587.0
                                                                          =========         =========         =========

Income Before Net Realized Investment
  Gains and Losses and Federal Income Taxes
  Individual Life and Disability                                          $   232.3         $   115.4         $    34.0
  Employee Benefits                                                            63.3              46.1              32.2
  Other Operations                                                             69.6              73.3             141.5
                                                                          ---------         ---------         ---------
    Total                                                                 $   365.2         $   234.8         $   207.7
                                                                          =========         =========         =========

Revenue (Including Net Realized Investment
  Gains and Losses)
  Individual Life and Disability                                          $ 1,910.2         $ 1,033.0         $ 1,003.2
  Employee Benefits                                                           887.3             555.5             524.2
  Other Operations                                                            755.7             703.4           1,027.9
                                                                          ---------         ---------         ---------
    Total                                                                 $ 3,553.2         $ 2,291.9         $ 2,555.3
                                                                          =========         =========         =========
Income Before Federal Income Taxes
  Individual Life and Disability                                          $   240.2         $   123.4         $    38.1
  Employee Benefits                                                            66.9              46.1              36.1
  Other Operations                                                             73.2              56.7             101.8
                                                                          ---------         ---------         ---------
    Total                                                                 $   380.3         $   226.2         $   176.0
                                                                          =========         =========         =========
Assets
  Individual Life and Disability                                          $11,051.1         $ 5,735.0         $ 5,443.9
  Employee Benefits                                                         2,145.2           1,490.0           1,407.8
  Other Operations                                                          9,981.3           7,767.5           9,449.6
                                                                          ---------         ---------         ---------
    Total                                                                 $23,177.6         $14,992.5         $16,301.3
                                                                          =========         =========         =========

Total revenue (excluding net realized investment gains and losses) includes premium income, net investment income, and other income. Total revenue (including net realized investment gains and losses) includes premium income, net investment income, net realized investment gains and losses, and other income. Assets have been allocated to the segments based upon identifiable liabilities and allocated stockholders' equity. Segment information for 1996 and 1995 has been reclassified to conform to current year reporting. The reclassification, which reflects the Company's current marketing and operational structure, did not change total Revenue, total Income Before Federal Income Taxes, or total Assets.

Provident Companies, Inc. and Subsidiaries


Note 14--Acquisition of Business

GENEX Services, Inc.

On February 28, 1997, the Company acquired GENEX Services, Inc. and GENEX Services of Canada, Inc. (GENEX) at a price of $70.0 million. GENEX is a provider of case management, vocational rehabilitation, and related services to corporations, third party administrators, and insurance companies. These services are utilized in the management of disability and worker's compensation cases. The acquisition, financed through borrowings on the Company's revolving credit facility, was accounted for by the purchase method. The fair values of the assets acquired and liabilities assumed were $17.9 million and $8.9 million, respectively. The purchase price has been allocated to goodwill and will be amortized on a straight-line basis over a 25 year period. The consolidated financial statements include the operating results of GENEX from March 1, 1997.

The Paul Revere Corporation

On March 27, 1997, the Company acquired The Paul Revere Corporation (Paul Revere), a provider of life and disability insurance products, at a price of approximately $1.2 billion. The transaction was financed through common equity issued to Zurich Insurance Company, a Swiss insurer, and its affiliates in the amount of $300.0 million (19,047,620 shares of common stock), common equity of $437.5 million (23,340,000 shares of common stock) and cash of $2.5 million issued to Paul Revere shareholders, internally generated funds of $145.0 million, and borrowings on the Company's revolving credit facility of $305.0 million. The acquisition was accounted for by the purchase method. The fair values of the assets acquired and liabilities assumed were $6,680.0 million and $6,675.4 million, respectively. The purchase price has been allocated principally to the value of business acquired with the remainder being allocated to goodwill. The value of business acquired will be amortized with interest based on premium income for the traditional individual life and disability income products and on the estimates of future gross profits for interest-sensitive individual life and individual annuity products. Goodwill will be amortized on a straight-line basis over a 40 year period. The consolidated financial statements include the operating results of Paul Revere from April
1, 1997.

Pro Forma Results

The following pro forma results of operations for the years ended December 31, 1997 and 1996, give effect to the acquisitions and the related financing arrangements, including the acquisition of debt and issuance of common stock equity. The pro forma results of operations, prepared from historical financial results of operations of the Company, Paul Revere, and GENEX with such adjustments as are necessary to present the results of operations as if the acquisitions had occurred as of the beginning of each year presented, are as follows:

                                                               Year Ended December 31
                                                          1997                        1996
                                                     (in millions of dollars, except share data)
                                                     -------------------------------------------
Revenue Excluding Net Realized Investment
  Gains and Losses                                      $3,958.1                    $3,930.2
Revenue Including Net Realized Investment
  Gains and Losses                                       4,009.6                     3,970.2
Income (Loss) Before Net Realized Investment
  Gains and Losses and Federal Income Taxes                377.2                       (81.3)
Income (Loss) Before Federal Income Taxes                  428.7                       (41.3)
Net Income (Loss)                                          276.3                       (37.1)
Earnings Per Common Share                                   1.96                       (0.37)

Provident Companies, Inc. and Subsidiaries



Note 14--Acquisition of Business - Continued

In 1996, Paul Revere strengthened reserves in its individual disability segment by $380.0 million before income taxes which resulted in a decrease in net income of $244.3 million ($1.83 per common share). The reserve strengthening resulted from a comprehensive study, completed in October 1996, of the adequacy of the individual disability reserves under generally accepted accounting principles.

Note 15--Sale of a Portion of a Line of Business

In December 1994, the Company entered into an Asset and Stock Purchase Agreement with Healthsource, Inc. (Healthsource) whereby Healthsource agreed to acquire certain assets and assume certain liabilities of the Company's group medical business. The sale was completed on May 31, 1995, effective April 30, 1995.
The Company received $131.0 million in cash and $100.0 million of a new issue of Healthsource 6.25% preferred stock which was redeemed at par in the first quarter of 1996. Pursuant to the Asset and Stock Purchase Agreement, assets were transferred to Healthsource which had a carrying value of approximately $297.5 million. Liabilities assumed by Healthsource in connection with the transferred business totaled $221.5 million. Total revenue and income before federal income taxes for the group medical business were $146.2 million and $3.3 million, respectively, for the four month period ended April 30, 1995. The gain on sale of the Company's group medical business increased 1995 operating earnings by $21.8 million ($0.24 per common share) before taxes and $14.2 million ($0.16 per common share) after taxes.


Note 16--Commitments and Contingent Liabilities

Commitments

In December 1997, the Company entered into a definitive agreement with American General Corporation (American General) under which various affiliates of American General will acquire the Company's individual and tax-sheltered annuity business for approximately $58.0 million in cash. In addition, American General is acquiring a number of miscellaneous group pension lines of business which are no longer actively marketed. The sale does not include the Company's Canadian annuity business, traditional GICs, or group single premium annuities. The transaction is expected to close in the second quarter of 1998. The Company expects to record a gain when the transaction is closed.

Contingent Liabilities

Two alleged class action lawsuits have been filed in Superior Court in Worcester, Massachusetts against the Company. One of the alleged lawsuits purports to represent all career agents of Paul Revere whose employment relationships ended on June 30, 1997, and who were offered contracts to sell insurance policies as independent producers, and the other purports to represent independent brokers who sold certain Paul Revere individual disability income policies with benefit riders. Motions have been filed by the Company to dismiss most of the counts in the complaints, which allege various breach of contract and statutory claims. To date no class has been certified in either lawsuit. The Company has strong defenses to both lawsuits and will vigorously defend its position and resist certification of the classes. In addition, the same plaintiff's attorney who has filed the purported class action lawsuits has filed 41 individual lawsuits on behalf of current and former Paul Revere sales managers alleging various breach of contract claims. The Company has strong defenses and will vigorously defend its position in these cases as well. Although the alleged class action lawsuits and the 41 individual lawsuits are in the early stages, management does not currently expect these suits to materially affect the financial position or results of operations of the Company.

Various lawsuits against the Company have arisen in the normal course of business. Contingent liabilities that might arise from litigation are not deemed likely to materially affect the financial position or results of operations of the Company.

Provident Companies, Inc. and Subsidiaries



Note 17--Statutory Financial Information

Statutory Net Income, Capital and Surplus, and Dividends

The Company's insurance subsidiaries' statutory net income, as reported in conformity with statutory accounting practices prescribed by state regulatory authorities, for the years ended December 31, 1997, 1996, and 1995, was $76.1 million, $104.9 million, and $67.1 million, respectively. Statutory capital and surplus at December 31, 1997 and 1996, was $1,128.2 million and $674.2 million, respectively.

Regulatory restrictions limit the amount of dividends available for distribution to the Company from its insurance subsidiaries, without prior approval by regulatory authorities, to the greater of ten percent of an insurer's statutory surplus as regards policyholders as of the preceding year end or the statutory net gain from operations, excluding realized investment gains and losses, of the preceding year. The payment of dividends is further limited to the amount of statutory unassigned surplus. Based on these restrictions, it is anticipated that $151.9 million will be available for the payment of dividends to the Company from its top-tier insurance subsidiaries during 1998.


Permitted Statutory Accounting Practices

The Company's insurance subsidiaries prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners (NAIC) and the applicable state regulatory authorities. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the NAIC. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. At December 31, 1997, the Company had not applied any permitted accounting practices that differed from prescribed statutory accounting practices that had a material impact on the financial position or results of operations of the insurance subsidiaries.

The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to standardize prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1998, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements.

Deposits

At December 31, 1997, the Company's insurance subsidiaries had on deposit with regulatory authorities securities with a book value of $902.3 million held for the protection of policyholders.

Note 18--Subsequent Events

On February 24, 1998, the Company repaid the $725.0 million outstanding borrowing on its revolving credit facility and redeemed its cumulative preferred stock outstanding of $156.2 million at $150 per share equivalent to $25 per depositary share. The debt repayment and preferred stock redemption were funded through short-term borrowings.

Provident Companies, Inc. and Subsidiaries



Note 18--Subsequent Events - Continued

In May 1997, the Securities and Exchange Commission declared effective a shelf registration statement pursuant to which the Company may issue up to $900.0 million in debt and/or equity securities. On March 16, 1998, the Company completed a public offering of $200.0 million of 7.25% senior notes due March 15, 2028. On March 16, 1998, Provident Financing Trust I, a subsidiary trust of the Company, issued $300.0 million of 7.405% capital securities in a public offering. These capital securities, which mature on March 15, 2038, are fully and unconditionally guaranteed by the Company, have a liquidation value of $1,000 per capital security, and have a mandatory redemption feature under certain circumstances. The Company issued 7.405% junior subordinated deferrable interest debentures which mature on March 15, 2038, to the subsidiary trust in connection with the capital securities offering.

The Company has $400.0 million available for debt and/or equity securities under its shelf registration statement following the issuance of the senior notes and capital securities.

Note 19--Supplemental Data on Quarterly Results of Operations (Unaudited)

The following is a summary of unaudited quarterly results of operations for 1997 and 1996:

                                                                                        1997
                                                           --------------------------------------------------------------
                                                                 4th              3rd              2nd              1st
                                                                       (in millions of dollars, except share data)
                                                           --------------------------------------------------------------
Premium Income                                                  $582.2           $594.0           $590.0           $287.5
Net Investment Income                                            364.6            362.9            364.7            262.5
Net Realized Investment Gains                                      2.0              6.9              1.5              4.7
Total Revenue                                                    991.0            997.1            993.8            571.3
Income Before Federal Income Taxes                               117.3            109.5             90.7             62.8
Net Income                                                        75.8             71.0             59.7             40.8
Earnings Per Common Share                                          .54              .50              .42              .40
Earnings Per Common Share - Assuming Dilution                      .53              .49              .41              .39

                                                                                        1996
                                                           ----------------------------------------------------------------
                                                                 4th              3rd               2nd              1st
                                                                       (in millions of dollars, except share data)
                                                           ----------------------------------------------------------------
Premium Income                                                  $292.4           $287.4            $291.3            $304.6
Net Investment Income                                            268.0            269.5             274.1             278.5
Net Realized Investment Gains (Losses)                             1.4             (4.1)             (5.3)             (0.6)
Total Revenue                                                    568.5            562.7             569.0             591.7
Income Before Federal Income Taxes                                67.8             51.8              53.2              53.4
Net Income                                                        43.9             33.2              34.1              34.4
Earnings Per Common Share                                          .45              .33               .34               .34
Earnings Per Common Share - Assuming Dilution                      .44              .33               .34               .34